      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998
                                                           REGISTRATION NO. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                          CHESAPEAKE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

            OKLAHOMA                                       1311                              73-1395733
 (State or other jurisdiction of               (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)                Classification Code Number)             Identification Number)

                                                                                 AUBREY K. MCCLENDON
              6100 NORTH WESTERN AVENUE                                       6100 NORTH WESTERN AVENUE
            OKLAHOMA CITY, OKLAHOMA 73118                                    OKLAHOMA CITY, OKLAHOMA 73118
                   (405) 848-8000                                                  (405) 848-8000
 (Address, including zip code, and telephone number,                (Name, address, including zip code, and telephone
including area code, of registrant's principal executive offices)    number, including area code, of agent for service)

                           ---------------------------


                                   Copies to:

         G. MICHAEL O'LEARY                         DAVID S. ELKOURI
       ANDREWS & KURTH L.L.P.              HINKLE, EBERHART & ELKOURI, L.L.C.
       600 TRAVIS, SUITE 4200                  301 NORTH MAIN, SUITE 2000
        HOUSTON, TEXAS 77002                      WICHITA, KANSAS 67202
           (713) 220-4200                            (316) 267-2000

                           ---------------------------


            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                           SECURITIES TO THE PUBLIC:
As soon as practicable after the Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the Merger, pursuant to the Agreement and Plan of Merger, dated as of November 12, 1997, as amended by that certain Amendment No. 1 thereto dated as of February 9, 1998, described in the enclosed Joint Proxy Statement/Prospectus.

                           ---------------------------


         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
     TITLE OF EACH CLASS OF          AMOUNT TO BE         OFFERING PRICE       AGGREGATE OFFERING    REGISTRATION FEE (3)
   SECURITIES TO BE REGISTERED       REGISTERED(1)         PER SHARE (2)            PRICE (2)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value         27,019,784             $ 7.6875            $ 159,780,452         $  47,136
=========================================================================================================================

(1) Shares of common stock, par value $0.01 per share, of Registrant issuable upon the conversion, pursuant to the Merger described herein (the "Merger Shares"), of (i) 19,838,574 shares of common stock, par value $0.01 per share, of Hugoton Energy Corporation ("Hugoton Common Stock"), outstanding on February 6, 1998 and (ii) up to 945,875 shares of Hugoton Common Stock which may be issued pursuant to outstanding options between February 6, 1998 and the consummation of the Merger.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the product of $7.6875 (the average of the high and low prices of Hugoton Common Stock on February 6, 1998 on the Nasdaq National Market) times 20,784,449 (the number of shares of Hugoton Common Stock outstanding and reserved for issuance upon the exercise of outstanding options to purchase Hugoton Common Stock on February 6, 1998).
(3) Pursuant to Rule 457(b), with respect to the Merger Shares, the required fee of $47,136 is reduced by an aggregate fee of $38,660 previously paid at the time of the filing of the preliminary proxy materials in connection with this transaction.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                     [LOGO]

                           HUGOTON ENERGY CORPORATION

                        SPECIAL MEETING OF SHAREHOLDERS

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Hugoton Energy Corporation has unanimously approved a merger in which Hugoton will become a subsidiary of Chesapeake Energy Corporation. The Board unanimously believes that the merger provides Hugoton shareholders with both fair value for their investment in the company and an opportunity to continue their investment in a larger energy company with a more diverse geographic mix of properties and expanding operations.

In the merger, Hugoton shareholders will receive 1.3 shares of Chesapeake common stock for each share of Hugoton common stock. We estimate that the shares of Chesapeake common stock to be issued to Hugoton shareholders would represent approximately 26% of the outstanding Chesapeake common stock immediately after the merger.

Chesapeake has agreed to acquire for cash and stock DLB Oil & Gas, Inc. If that transaction occurs, we estimate that the shares of Chesapeake common stock to be issued to Hugoton shareholders would represent approximately 24.5% of the outstanding Chesapeake common stock and the current shareholders of Chesapeake will retain ownership of approximately 71% of the combined company.

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about Hugoton and Chesapeake from documents filed with the Securities and Exchange Commission. I encourage you to read this entire document carefully before you decide how you wish to vote.

At the Hugoton special meeting, Hugoton shareholders will be asked to approve the merger and the related merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Hugoton common stock is required to approve the merger and the related merger agreement. At February 18, 1998, the record date for the vote, there were outstanding 19,838,574 shares of Hugoton common stock. THE MERGER CANNOT BE COMPLETED UNLESS HUGOTON SHAREHOLDERS APPROVE IT. Shareholders of Chesapeake are also required to approve the merger.
Whether or not you plan to attend the Hugoton special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote "FOR" approval of the merger and the related merger agreement. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

On behalf of the Board, I urge you to be represented in person or by proxy at this meeting, regardless of the number of shares you own. Please complete, sign, date and return the enclosed proxy card as soon as possible. This action will not limit your right to vote in person at the meeting if you wish to do so.

ON BEHALF OF YOUR BOARD OF DIRECTORS, I THANK YOU FOR YOUR SUPPORT AND URGE YOU TO VOTE "FOR" APPROVAL OF THE MERGER AND THE RELATED MERGER AGREEMENT.

The date, time and place of the Hugoton special meeting:

  March 10, 1998
  10:00 a.m.
  Hugoton Energy Corporation
  301 N. Main, Suite 1900
  Wichita, Kansas 67202

Floyd C. Wilson
Chairman of the Board, President
and Chief Executive Officer

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY HUGOTON SHAREHOLDERS WITH RESPECT TO THE MERGER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE CHESAPEAKE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Proxy Statement dated February   , 1998, and first mailed to Hugoton
shareholders on February 17, 1998.

                           HUGOTON ENERGY CORPORATION
                           301 NORTH MAIN, SUITE 1900
                             WICHITA, KANSAS 67202

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, MARCH 10, 1998

To the Shareholders of Hugoton Energy Corporation:

     A Special Meeting of the holders of common stock of Hugoton Energy Corporation, a Kansas corporation ("Hugoton"), will be held at 10:00 a.m. local time, on Tuesday, March 10, 1998 at Hugoton's corporate office, 301 North Main, Suite 1900, Wichita, Kansas 67202. At the Hugoton Special Meeting, the holders of common stock of Hugoton will:

     1. Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 12, 1997, as amended by Amendment No. 1 thereto, dated as of February 9, 1998 (the "Merger Agreement"), among Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), Chesapeake Acquisition Corp., a Kansas corporation and an indirect, wholly owned subsidiary of Chesapeake ("Sub"), and Hugoton, relating to the merger (the "Merger") of Sub with and into Hugoton, with Hugoton surviving the Merger. In the Merger, each outstanding share of Hugoton common stock, no par value, will be converted into the right to receive 1.3 shares of common stock, par value $0.01 per share, of Chesapeake. A description of the Merger and the Merger Agreement is contained in the accompanying Joint Proxy Statement/Prospectus, which includes a copy of the Merger Agreement; and

     2. Transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 18, 1998 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Complete lists of such shareholders will be available for examination at the offices of Hugoton during normal business hours by any holder of Hugoton common stock, for any purpose relevant to the Special Meeting, for a period of 10 days prior to the Special Meeting.

     THE BOARD OF DIRECTORS OF HUGOTON UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The affirmative vote of the holders of the majority of the outstanding shares of Hugoton common stock is required to approve and adopt the Merger Agreement and the Merger.

     IF YOU DO NOT SEND IN YOUR PROXY OR VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.

     Holders of Hugoton common stock, even if they expect to be present at the Special Meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any shareholder giving a proxy has the power to revoke it any time prior to the Special Meeting. Shareholders who are present at the Special Meeting may withdraw their proxies and vote in person.

                                      By Order of the Board of Directors,

                                      W. Mark Womble
                                      Corporate Secretary

February   , 1998

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1998

                                     [LOGO]

                         CHESAPEAKE ENERGY CORPORATION

                        SPECIAL MEETING OF SHAREHOLDERS

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Chesapeake Energy Corporation has unanimously approved a merger in which Chesapeake will acquire Hugoton Energy Corporation. In the merger, Hugoton will become a subsidiary of Chesapeake. The Board unanimously believes that the merger is fair to the Chesapeake shareholders and will provide the Chesapeake shareholders with an opportunity to benefit from the increase of Chesapeake's proved reserves at September 30, 1997 by 74% and the increase of Chesapeake's total reserves to approximately 699 billion cubic feet of gas equivalent. If we complete the pending acquisition of DLB Oil & Gas, Inc., our proved reserves at September 30, 1997 will increase by an additional 18% and our aggregate total reserves will increase to approximately 825 billion cubic feet of gas equivalent. These reserve estimates do not give effect to the other acquisitions made by Chesapeake subsequent to September 30, 1997 as further discussed herein.

Chesapeake shareholders will continue to own their existing shares after the merger. If the merger is completed, Hugoton shareholders will receive 1.3 shares of newly issued Chesapeake common stock for each share of Hugoton common stock. We estimate that the shares of Chesapeake common stock to be issued to Hugoton shareholders would represent approximately 26% of the outstanding Chesapeake common stock immediately after the merger.

If we complete the pending acquisition of DLB Oil & Gas, Inc., the shares of Chesapeake common stock to be issued to Hugoton shareholders will represent approximately 24.5% of the outstanding Chesapeake common stock and the current shareholders of Chesapeake will retain ownership of 71% of the combined company.

At the Chesapeake special meeting, Chesapeake shareholders will be asked to approve the merger, the related merger agreement and the issuance of Chesapeake common stock in connection therewith. The affirmative vote of the holders of a majority of the outstanding shares of Chesapeake common stock is required to approve the merger and related merger agreement. At February 18, 1998, the
record date for the vote, there were outstanding           shares of Chesapeake
common stock. THE MERGER CANNOT BE COMPLETED UNLESS CHESAPEAKE SHAREHOLDERS APPROVE IT. Hugoton shareholders are also required to approve the merger.
The date, time and place of the Chesapeake Special Meeting:

       March 10, 1998
       10:00 a.m.
       Chesapeake Energy Corporation
       6100 North Western Avenue
       Oklahoma City, OK 73118

Whether or not you plan to attend the Chesapeake special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger and the related merger agreement. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

On behalf of the Board, I urge you to be represented in person or by proxy at this meeting, regardless of the number of shares you own. Please complete, sign, date and return the enclosed proxy card as soon as possible. This action will not limit your right to vote in person at the meeting if you wish to do so.

ON BEHALF OF YOUR BOARD OF DIRECTORS, I THANK YOU FOR YOUR SUPPORT AND URGE YOU TO VOTE "FOR" APPROVAL OF THE MERGER AND THE RELATED MERGER AGREEMENT.

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about Chesapeake and Hugoton from documents filed with the Securities and Exchange Commission. I encourage you to read this entire document carefully before you decide how you wish to vote.

Aubrey K. McClendon
Chairman of the Board and
Chief Executive Officer

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN MATTERS
   WHICH SHOULD BE CONSIDERED BY CHESAPEAKE SHAREHOLDERS WITH RESPECT TO THE
                                    MERGER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE CHESAPEAKE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Proxy Statement/Prospectus dated February   , 1998, and first mailed to
Chesapeake shareholders on February 17, 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         CHESAPEAKE ENERGY CORPORATION
                           6100 NORTH WESTERN AVENUE
                         OKLAHOMA CITY, OKLAHOMA 73118

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 10, 1998

To the Shareholders of Chesapeake Energy Corporation:

     A Special Meeting of the holders of common stock of Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), will be held at 10:00 a.m. local time, on Tuesday, March 10, 1998 at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118. At the Special Meeting, the holders of common stock of Chesapeake will:

     1. Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 12, 1997, as amended by Amendment No. 1 thereto, dated as of February 9, 1998 (the "Merger Agreement"), among Chesapeake, Chesapeake Acquisition Corp., a Kansas corporation and an indirect wholly owned subsidiary of Chesapeake ("Sub"), and Hugoton Energy Corporation, a Kansas corporation ("Hugoton"), relating to the merger (the "Merger") of Sub with and into Hugoton, with Hugoton surviving the Merger and, in connection therewith, to approve the issuance of 1.3 shares of common stock, par value $0.01 per share, of Chesapeake for each share of Hugoton common stock, no par value. A description of the Merger and the Merger Agreement is contained in the accompanying Joint Proxy Statement/Prospectus, which includes a copy of the Merger Agreement; and

     2. Transact such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 18, 1998 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Complete lists of such shareholders will be available for examination at the offices of Chesapeake during normal business hours by any holder of Chesapeake's common stock, for any purpose relevant to the Special Meeting, for a period of 10 days prior to the Special Meeting.

     THE BOARD OF DIRECTORS OF CHESAPEAKE UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The affirmative vote of the holders of the majority of the outstanding shares of Chesapeake common stock is required to approve and adopt the Merger Agreement and the Merger.

     IF YOU DO NOT SEND IN YOUR PROXY OR VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.

     Holders of Chesapeake common stock, even if they expect to be present at the Special Meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any shareholder giving a proxy has the power to revoke it any time prior to the Special Meeting. Shareholders who are present at the Special Meeting may withdraw their proxies and vote in person.

                                      By Order of the Board of Directors,

                                      Janice A. Dobbs
                                      Corporate Secretary

February  , 1998

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER FOR HUGOTON
  SHAREHOLDERS....................................    1
QUESTIONS AND ANSWERS ABOUT THE MERGER FOR
  CHESAPEAKE SHAREHOLDERS.........................    2
SUMMARY...........................................    3
SELECTED HISTORICAL FINANCIAL DATA................    8
COMPARATIVE PER SHARE DATA........................   10
RISK FACTORS
Fixed Merger Consideration Despite Potential
  Changes in Stock Prices.........................   11
Integration of Operations.........................   11
Stock Ownership in Chesapeake.....................   11
Louisiana Trend -- Concentration of Unevaluated
  Leasehold, Poor Drilling Results in 1997,
  Impairment of Asset Value.......................   11
Need to Replace Reserves; Substantial Capital
  Requirements....................................   12
Patent and Securities Litigation..................   12
Reliance on Key Personnel; Control by Certain
  Shareholders....................................   13
Interests of Certain Persons in the Merger........   14
INFORMATION REGARDING RECENT AND PENDING
  ACQUISITIONS BY CHESAPEAKE......................   15
THE MERGER
General...........................................   16
Background of the Merger..........................   16
Reasons for the Merger; Recommendations of Boards
  of Directors....................................   19
Opinions of Financial Advisors....................   21
Forward-Looking Statements May Prove Inaccurate...   33
Accounting Treatment..............................   33
Certain Material U.S. Federal Income Tax
  Consequences....................................   33
Regulatory Matters; Certain Legal Matters.........   34
No Appraisal Rights...............................   35
Federal Securities Laws Consequences; Resale
  Restrictions....................................   35
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION.....................................   36
INTERESTS OF CERTAIN PERSONS IN THE MERGER AND
  RELATED MATTERS
Employment Agreements.............................   37
Option Agreements.................................   38
Severance Plan....................................   38
401K Plan.........................................   38
Registration Rights Agreement.....................   38
Proxy Agreements..................................   38
Affiliate Letters.................................   38
Data Room Bonuses.................................   39
THE MERGER AGREEMENT
Structure; Effective Time.........................   39
Merger Consideration..............................   39
Employee Stock Options............................   39
Conversion of Shares..............................   39
Certain Covenants.................................   40
Certain Representations and Warranties............   41
Conditions to the Merger..........................   42
Termination of the Merger Agreement...............   43
Amendments........................................   44
HUGOTON SPECIAL MEETING
Time and Place; Purpose...........................   44
Record Date; Voting Rights and Proxies............   44
Solicitation of Proxies...........................   44
Quorum............................................   45
Required Vote, Failure to Vote and Broker
  Non-Votes.......................................   45
CHESAPEAKE SPECIAL MEETING
Time and Place; Purpose...........................   46
Record Date; Voting Rights and Proxies............   46
Solicitation of Proxies...........................   46
Quorum............................................   47
Required Vote, Failure to Vote and Broker
  Non-Votes.......................................   47
DIRECTORS AND OFFICERS OF CHESAPEAKE FOLLOWING THE
  MERGER..........................................   47
BUSINESS OF HUGOTON...............................   48
BUSINESS OF CHESAPEAKE............................   48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
  DIRECTORS AND EXECUTIVE OFFICERS................   49
COMPARISON OF SHAREHOLDER RIGHTS
General...........................................   53
Comparison of Current Hugoton Shareholder Rights
  and Rights of Chesapeake Shareholders Following
  the Merger......................................   53
DESCRIPTION OF CHESAPEAKE CAPITAL STOCK
Authorized Capital Stock..........................   57
Common Stock......................................   57
Preferred Stock...................................   57
Transfer Agent and Registrar......................   57
Stock Exchange Listing; Delisting and
  Deregistration of Hugoton Common Stock..........   57
LEGAL MATTERS.....................................   58
EXPERTS...........................................   58
FUTURE SHAREHOLDER PROPOSALS......................   58
WHERE YOU CAN FIND MORE
  INFORMATION.....................................   58
INDEX TO PRO FORMA FINANCIAL STATEMENTS...........  F-1
LIST OF ANNEXES
  ANNEX A -- Agreement and Plan of Merger, as
    modified by Amendment No. 1 thereto
  ANNEX B -- Opinion of Petrie Parkman & Co., Inc.
  ANNEX C -- Opinion of Bear, Stearns & Co. Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                            FOR HUGOTON SHAREHOLDERS

Q: WHY IS HUGOTON PROPOSING THE MERGER?

A: The merger provides Hugoton shareholders with both fair value for their investment in the company and the opportunity to benefit, as shareholders of Chesapeake, from the diversity of Chesapeake's combined exploration and development opportunities, financial strength and technological expertise.

Q: WHAT DO I NEED TO DO NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Hugoton special meeting. In addition, you may attend and vote at the Hugoton special meeting in person, whether or not you have signed and mailed your proxy card.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send Hugoton shareholders written instructions for exchanging their share certificates. Chesapeake shareholders will keep their certificates.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card before the Hugoton Special Meeting or attend the meeting in person and vote.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

Q: PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A: If the merger is completed, Hugoton shareholders will receive 1.3 shares of Chesapeake common stock in exchange for each share of Hugoton common stock they own.

Example:

     - If you currently own 1,000 shares of Hugoton common stock, then after the merger you will receive 1,300 shares of Chesapeake common stock. The value of the Chesapeake common stock that you will receive depends upon the price of Chesapeake common stock immediately after the merger.

     - On             , 1998 (the most recent date for which prices are
       available prior to the distribution of this Joint Proxy
       Statement/Prospectus), the respective closing prices of Hugoton common stock on the NASDAQ National Market and Chesapeake common stock on the New York Stock Exchange were as follows:

            Hugoton                                                $
            Chesapeake                                             $

       Applying the 1.3:1 exchange ratio, on that date, each holder of Hugoton common stock would be entitled to receive Chesapeake common stock with a
       market value of approximately $          for each share of Hugoton common
       stock. However, the market prices for Hugoton and Chesapeake common stock are likely to change between now and the merger. You are urged to obtain current price quotes for Hugoton and Chesapeake common stock.

Chesapeake will not issue fractional shares. Instead, you will receive cash for any fractional shares of Chesapeake common stock owed to you based on the net proceeds received from the sale on the New York Stock Exchange of the number of shares of Chesapeake common stock representing such fractional shares.

Q: WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: No, unless you receive cash for fractional Chesapeake shares. Each Hugoton shareholder will have to pay tax on the difference, if any, between the cash received for fractional shares and such shareholder's adjusted tax basis in the shareholder's fractional share interest. The exchange of shares by Hugoton shareholders will be otherwise tax-free to Hugoton shareholders for federal income tax purposes.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Hugoton and Chesapeake are working toward completing the merger as quickly as possible. Both Hugoton and Chesapeake shareholders must approve the merger. We hope to complete the merger by March 11, 1998.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: We expect no changes in Hugoton's or Chesapeake's dividend policies before the merger. The payment of dividends by Chesapeake in the future will depend on business conditions, its financial condition and earnings, and other factors.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger, please call W. Mark Womble at
(316) 262-1522.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                                      FOR
                            CHESAPEAKE SHAREHOLDERS

Q: WHY IS CHESAPEAKE PROPOSING THE MERGER?

A: The proposed merger will combine Chesapeake's existing properties in Louisiana, Oklahoma, Texas, New Mexico, Montana, North Dakota and Canada with Hugoton's assets located in Kansas, Oklahoma, Texas, New Mexico, Louisiana, Montana and North Dakota, providing Chesapeake shareholders with an opportunity to benefit from the combination of Chesapeake's exploration program and Hugoton's stable base of oil and gas production.

Q: WHAT DO I NEED TO DO NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Chesapeake special meeting. In addition, you may attend and vote at the Chesapeake special meeting in person, whether or not you have signed and mailed your proxy card. Do not send in your stock certificates -- Chesapeake's shareholders are not exchanging their shares.

Q: WHY IS A VOTE OF CHESAPEAKE'S SHAREHOLDERS REQUIRED?

A: A vote of Chesapeake's shareholders is required because more than 20% of Chesapeake's shares of common stock will be used in the merger. Oklahoma law and certain rules of the New York Stock Exchange (on which Chesapeake common stock is listed for trading) require such a vote.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card before the Chesapeake special meeting or attend the meeting in person and vote.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Hugoton and Chesapeake are working toward completing the merger as quickly as possible. Both Hugoton and Chesapeake shareholders must approve the merger. We hope to complete the merger by March 11, 1998.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: We expect no changes in Hugoton's or Chesapeake's dividend policies before the merger. The payment of dividends by Chesapeake in the future will depend on business conditions, its financial condition and earnings, and other factors.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger, please call Chesapeake Investor Relations, at (405) 848-8000, extension 257.

                                    SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 58. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES

HUGOTON ENERGY CORPORATION

301 North Main, Suite 1900
Wichita, Kansas 67202
Telephone: (316) 262-1522

Hugoton is an independent oil and gas company engaged in the exploration, production, development and acquisition of oil and natural gas, principally in Kansas, Oklahoma and Texas.

CHESAPEAKE ENERGY CORPORATION

6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Telephone: (405) 848-8000

Chesapeake is an independent oil and gas company engaged in the exploration, production, development and acquisition of oil and natural gas in major onshore producing areas of the United States and Canada.

REASONS FOR THE MERGER

Hugoton. The Hugoton Board unanimously believes that Hugoton's shareholders will benefit from the combined company's financial and operational resources, experience, flexibility, diverse properties and ability to take advantage of strategic opportunities. In reaching its conclusion to approve the merger and the related merger agreement and recommend that Hugoton shareholders approve them, the Board considered and analyzed a number of factors which are summarized under "Hugoton's Reasons for the Merger; Recommendation of Hugoton Board" that begins on page 19.

Chesapeake. The Chesapeake Board unanimously believes that the merger provides Chesapeake shareholders with an opportunity to benefit from the combination of Chesapeake's exploration program and Hugoton's stable base of oil and gas production primarily in Kansas, Oklahoma and Texas. In reaching its conclusion to approve the merger, the related merger agreement and the issuance of Chesapeake common stock in exchange for Hugoton common stock and to recommend that Chesapeake shareholders approve the same, the Board considered and analyzed a number of factors which are summarized under "Chesapeake's Reasons for the Merger; Recommendation of Chesapeake Board" that begins on page 20.

TIME AND LOCATION OF SPECIAL MEETINGS

Hugoton. The Hugoton special meeting will be held at 10:00 a.m. on March 10, 1998. At the Hugoton special meeting, Hugoton shareholders will be asked to approve the merger and the related merger agreement. The Hugoton special meeting will be held at 301 North Main, Suite 1900, Wichita, Kansas 67202.

Chesapeake. The Chesapeake special meeting will be held at 10:00 a.m. on March 10, 1998. At the Chesapeake special meeting, shareholders will be asked to approve the merger, the related merger agreement and the issuance of Chesapeake common stock in exchange for Hugoton common stock. The Chesapeake special meeting will be held at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.

BOARD RECOMMENDATIONS TO SHAREHOLDERS

Hugoton. THE HUGOTON BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AND THE RELATED MERGER AGREEMENT.

Chesapeake. THE CHESAPEAKE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER, THE RELATED MERGER AGREEMENT AND THE ISSUANCE OF CHESAPEAKE COMMON STOCK IN EXCHANGE FOR HUGOTON COMMON STOCK.

RECORD DATE; VOTING POWER

Hugoton. You are entitled to vote at the Hugoton special meeting if you owned shares as of the close of business on February 18, 1998, the Hugoton record date.

On the Hugoton record date, there were 19,838,574 shares of Hugoton common stock entitled to vote at the special meeting. There were approximately 81 holders of record on the Hugoton record date. Hugoton shareholders will have one vote at the Hugoton special meeting for each share of Hugoton common stock they own on the Hugoton record date.

Chesapeake. You are entitled to vote at the Chesapeake special meeting if you owned shares as of the close of business on February 18, 1998, the Chesapeake record date.

On the Chesapeake record date, there were 74,304,811 shares of Chesapeake common stock entitled to vote at the Chesapeake special meeting. There were approximately 575 holders of record on the Chesapeake record date. Chesapeake shareholders will have one vote at the Chesapeake special meeting for each share of Chesapeake common stock they own on the Chesapeake record date.

SHAREHOLDER VOTE REQUIRED TO APPROVE THE MERGER

Hugoton. The favorable vote of the holders of a majority of the outstanding shares of Hugoton common stock is required to approve the merger and the related merger agreement. Your failure to vote will have the effect of a vote against the merger.

Chesapeake. The favorable vote of the holders of a majority of the outstanding shares of Chesapeake common stock is required to approve the merger, the related merger agreement and the issuance of Chesapeake common stock in exchange for Hugoton common stock. Your failure to vote will have the effect of a vote against the merger.

SHARE OWNERSHIP OF HUGOTON MANAGEMENT AND CERTAIN HUGOTON SHAREHOLDERS

On February 6, 1998, Hugoton directors, executive officers and their affiliates owned and were entitled to vote 9,442,102 shares of Hugoton common stock, or approximately 47.6% of the shares of Hugoton common stock outstanding on that date.

Directors and executive officers of Hugoton (and their affiliates) owning 45.9% of outstanding shares of Hugoton common stock have granted proxies to Chesapeake to vote their shares in favor of the merger at the Hugoton special meeting. The directors and executive officers of Hugoton have indicated that they intend to vote the Hugoton common stock owned by them "FOR" approval of the merger and the related merger agreement.

SHARE OWNERSHIP OF CHESAPEAKE MANAGEMENT AND CERTAIN CHESAPEAKE SHAREHOLDERS

On February 6, 1998, Chesapeake directors, executive officers and their affiliates owned and were entitled to vote 28,048,015 shares of Chesapeake common stock, or approximately 36% of the shares of Chesapeake common stock outstanding on that date.

Directors and executive officers of Chesapeake (and their affiliates) owning approximately 33% of outstanding Chesapeake common stock have executed proxies granting Hugoton the power to vote their shares in favor of the merger at the Chesapeake special meeting. The remaining directors and executive officers of Chesapeake have indicated that they intend to vote the Chesapeake common stock owned by them "for" approval of the merger and the related merger agreement.

THE MERGER

The merger agreement, as amended, (a copy of which is included as Annex A) is attached at the back of this Joint Proxy Statement/Prospectus. We encourage you to read this agreement, as it is the legal document that governs the merger.

WHAT HUGOTON SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 39)

If both Hugoton's and Chesapeake's shareholders approve the merger and the merger is completed, Hugoton shareholders will have the right to receive 1.3 shares of Chesapeake common stock in exchange for each share of Hugoton common stock they own.

Chesapeake will not issue fractional shares. Instead, Hugoton shareholders will receive cash for any fractional shares of Chesapeake common stock owed to them based on the net proceeds received from the sale on the New York Stock Exchange of the number of shares of Chesapeake common stock representing such fractional shares.

Hugoton and Chesapeake hope to complete the merger shortly after the date of the Hugoton and Chesapeake special meetings and after obtaining the necessary regulatory approvals.

Hugoton shareholders should not send their stock certificates for exchange until instructed to do so.

WHAT CURRENT CHESAPEAKE SHAREHOLDERS WILL HOLD AFTER THE MERGER

Chesapeake shareholders will continue to own their existing shares after the merger. Chesapeake shareholders should not send in their stock certificates in connection with the merger.

OWNERSHIP OF CHESAPEAKE AFTER THE MERGER

In the merger, Hugoton shareholders will receive 1.3 shares of Chesapeake common stock for each share of Hugoton common stock. We estimate that the shares of Chesapeake common stock to be issued to Hugoton shareholders would represent approximately 26% of the outstanding Chesapeake common stock immediately after the merger.

Chesapeake has agreed to acquire for cash and stock DLB Oil & Gas, Inc. If that transaction occurs, we estimate that the shares of Chesapeake common stock to be issued to Hugoton shareholders would represent approximately 24.5% of the outstanding Chesapeake common stock and the current shareholders of Chesapeake will retain ownership of approximately 71% of the combined company.

DIRECTORS AND OFFICERS OF THE COMBINED COMPANY FOLLOWING THE MERGER

We do not anticipate that the directors or officers of Chesapeake will change as a result of the merger.

INTERESTS OF HUGOTON'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 37)

When considering the recommendation by the Hugoton Board that Hugoton shareholders vote "for" approval of the merger and the related merger agreement, you should be aware that Hugoton directors and certain officers have agreements, stock options and other benefit plans that may provide them with interests in the merger that are different from, and in addition to, yours. The Board of Hugoton was aware of these interests and considered them in approving the merger and the related merger agreement.

CONDITIONS TO THE MERGER (SEE PAGE 42)

The merger will be completed if certain conditions, including the following, are met:

     (1) the approval of Hugoton shareholders of the merger and the related merger agreement;

     (2) the approval of Chesapeake shareholders of the merger, the related merger agreement and the issuance of Chesapeake common stock in exchange for Hugoton common stock;

     (3) the increase to 250,000,000 shares of authorized Chesapeake common stock. This increase was approved at the 1997 annual shareholders' meeting held on December 12, 1997;

     (4) the absence of legal restraints or prohibitions that prevent the completion of the merger;

     (5) the receipt of legal opinions from Hugoton's special tax counsel and Chesapeake's special tax counsel regarding the tax-free nature of the merger;

     (6) the performance in all material respects by Hugoton and Chesapeake of their obligations under the merger agreement;

     (7) the representations and warranties of Hugoton and Chesapeake contained in the merger agreement being true as of the date of the closing of the merger, or if not true, such failure to be true having no material adverse effect;

     (8) the receipt by Chesapeake of letters from affiliates of Hugoton acknowledging restrictions on their sales of Chesapeake common stock received in the merger;

     (9) the approval for listing on the New York Stock Exchange of the shares of Chesapeake common stock to be issued in exchange for Hugoton common stock;

     (10) execution of the Registration Rights Agreement; and

     (11) no change (with certain exceptions) having occurred that would have or would be reasonably likely to have a material adverse effect on Hugoton or Chesapeake.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 43)

The Boards of Directors of Hugoton and Chesapeake may jointly agree in writing to terminate the merger agreement without completing the merger. The merger agreement may also be terminated in other circumstances:

(1) Either company may terminate the merger agreement if:

     (a) the merger is not completed by April 30, 1998. However, neither Hugoton nor Chesapeake may terminate the merger agreement if that party's breach is the reason the merger has not been completed by that time;

     (b) the Hugoton shareholders do not approve the merger;

     (c) the Chesapeake shareholders do not approve the merger; or

     (d) a law or final court order prohibits the merger.

(2) Only Chesapeake may terminate the merger agreement if:

     (a) the Hugoton Board of Directors withdraws or modifies its recommendation in favor of the merger in a manner adverse to Chesapeake or fails to reaffirm such recommendation if requested by Chesapeake;

     (b) Hugoton breaches its representations and warranties contained in the merger agreement resulting in a material adverse effect on Hugoton and such failure is not cured within the prescribed time limit;

     (c) Hugoton fails to comply in any material respect with its covenants or agreements contained in the merger agreement and such failure is not cured within the prescribed time limit; or

     (d) Hugoton solicits alternative acquisition proposals from, negotiates with, or discloses confidential information to, certain persons in violation of the merger agreement.

(3) Only Hugoton may terminate the merger agreement if:

     (a) Hugoton's Board of Directors determines in good faith that its fiduciary obligations require the acceptance of an offer or proposal of another transaction the consummation of which would have results more favorable to Hugoton's shareholders from a financial point of view than the transaction contemplated by the merger agreement;

     (b) Chesapeake fails to comply in any material respect with its covenants or agreements contained in the merger agreement and such failure is not cured within the prescribed time limit; or

     (c) Chesapeake breaches its representations and warranties contained in the merger agreement resulting in a material adverse effect on Chesapeake and such failure is not cured within the prescribed time limit.

TERMINATION FEE AND EXPENSES (SEE PAGE 43)

Hugoton must pay Chesapeake a termination fee of $8 million in cash if the merger agreement is terminated in the following circumstances:

     - Hugoton solicits alternative acquisition proposals from, negotiates with, or discloses confidential information to, certain persons in violation of the merger agreement;

     - a new acquisition proposal with respect to Hugoton is announced prior to the Hugoton special meeting, the shareholders of Hugoton do not approve the merger, and Hugoton enters into an agreement relating to the new acquisition proposal within seven months of the termination of the merger agreement; or

     - the Hugoton Board of Directors withdraws or modifies its recommendation in favor of the merger in a manner adverse to Chesapeake.

REGULATORY APPROVALS (SEE PAGE 34)

Hugoton and Chesapeake both believe that, based on available exemptions, they are not required to make a filing with United States antitrust authorities or wait a specified period (typically 30 days, although it may be shorter or longer in some circumstances) to complete the merger.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 21)

Hugoton's Fairness Opinion. In deciding to approve the merger, Hugoton's Board of Directors considered, among many factors, an opinion dated No-vember 12, 1997 of Petrie Parkman & Co., Inc. to Hugoton's Board of Directors that, as of such date and based upon and subject to the matters set forth therein, the per share consideration to be received by the holders of Hugoton common stock in the merger was fair from a financial point of view to such holders. Petrie Parkman subsequently confirmed that opinion in a written opinion dated the date of this Joint Proxy Statement/Prospectus. A copy of such opinion is attached as Annex B to this Joint Proxy Statement/Prospectus. We encourage you to read the opinion carefully before voting on the merger.

Chesapeake's Fairness Opinion. In deciding to approve the merger, Chesapeake's Board of Directors considered as one of many factors an opinion dated November 12, 1997 from one of its financial advisors, Bear, Stearns & Co. Inc., to Chesapeake's Board of Directors that, as of that date and based upon and subject to the matters described in the opinion, the exchange ratio in the merger was fair to the Chesapeake public shareholders from a financial point of view. A copy of this opinion is attached as Annex C to this Joint Proxy Statement/ Prospectus. We encourage you to read this opinion carefully before voting on the merger.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 33)

Hugoton and Chesapeake have structured the merger so that neither Hugoton nor its shareholders will recognize gain or loss for federal income tax purposes as a result of the merger, except for taxes payable by each Hugoton shareholder on the difference, if any, between cash received for fractional shares and such shareholder's adjusted tax basis in the shareholder's fractional share interest. Hugoton's and Chesapeake's obligation to complete the merger is conditional upon receipt of a legal opinion from their counsel as to such tax consequences. Hugoton and Chesapeake may each waive these conditions. In the event of such waiver, approval of the Hugoton shareholders would be resolicited.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT WITH YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

NO APPRAISAL RIGHTS (SEE PAGE 35)

Under Kansas law, Hugoton shareholders do not have any right to an appraisal of the value of their shares in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 36)

Hugoton. Hugoton common stock is listed for quotation on the NASDAQ National Market. On November 12, 1997, the last full trading day prior to the public announcement of the proposed merger, Hugoton common stock closed at $12.50 per share. On February 6, 1998, Hugoton common stock closed at $7.75 per share.

Chesapeake. Chesapeake common stock is listed for trading on the New York Stock Exchange. On November 12, 1997, the last full trading day prior to the public announcement of the proposed merger, Chesapeake common stock closed at $10.25 per share. On February 6, 1998, Chesapeake common stock closed at $6.00 per share.

LISTING OF CHESAPEAKE COMMON STOCK

Chesapeake will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

FORWARD-LOOKING STATEMENTS (SEE PAGE 33)

This document (and the documents that are incorporated by reference in this document) includes forward-looking statements about Hugoton, Chesapeake and the combined company that will result from the merger. These forward-looking statements are subject to risks and uncertainties, and include information concerning future results of operations of Hugoton, Chesapeake and the combined company. Also, statements including the words "expects," "anticipates," "intends," "plans," "believes," "estimates," "should," "could," "predict" or similar expressions are forward-looking statements. Both Chesapeake and Hugoton shareholders should note that many factors, some of which are discussed at other places in this document and in the documents that are incorporated by reference, could affect the future financial results of Hugoton, Chesapeake and the combined company and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. These factors are described on page 33 and in the documents of Chesapeake and Hugoton incorporated by reference in this document.

                       SELECTED HISTORICAL FINANCIAL DATA

                 CHESAPEAKE SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth, for the periods indicated, selected financial data for Chesapeake. The selected financial data should be read in conjunction with Chesapeake's financial statements and the notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 58. This information should not be considered indicative of future operating results of Chesapeake.

                                             THREE MONTHS ENDED
                                               SEPTEMBER 30,                         YEAR ENDED JUNE 30,
                                            --------------------   -------------------------------------------------------
                                              1997        1996       1997        1996        1995        1994       1993
                                            ---------   --------   ---------   ---------   ---------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas sales.....................  $  45,667   $ 36,753   $ 192,920   $ 110,849   $  56,983   $ 22,404   $ 11,602
    Oil and gas marketing sales...........     26,865     12,184      76,172      28,428          --         --         --
    Oil and gas service operations........         --         --          --       6,314       8,836      6,439      5,526
    Interest and other....................      5,878        848      11,223       3,831       1,524        981        880
                                            ---------   --------   ---------   ---------   ---------   --------   --------
        Total revenues....................     78,410     49,785     280,315     149,422      67,343     29,824     18,008
                                            ---------   --------   ---------   ---------   ---------   --------   --------
  Costs and expenses:
    Production expenses and taxes.........      5,180      2,530      15,107       8,303       4,256      3,647      2,890
    Oil and gas marketing expenses........     26,690     11,866      75,140      27,452          --         --         --
    Oil and gas service operations........         --         --          --       4,895       7,747      5,199      3,653
    Impairment of oil and gas
      properties..........................         --         --     236,000          --          --         --         --
    Oil and gas depreciation, depletion
      and amortization....................     28,550     17,029     103,264      50,899      25,410      8,141      4,184
    Depreciation and amortization of other
      assets..............................      1,142        952       3,782       3,157       1,765      1,871        557
    General and administrative............      2,760      1,671       8,802       4,828       3,578      3,135      3,620
    Provision for legal and other
      settlements.........................         --         --          --          --          --         --      1,286
    Interest and other....................      8,575      2,817      18,550      13,679       6,627      2,676      2,282
                                            ---------   --------   ---------   ---------   ---------   --------   --------
        Total costs and expenses..........     72,897     36,865     460,645     113,213      49,383     24,669     18,472
                                            ---------   --------   ---------   ---------   ---------   --------   --------
  Income (loss) before income taxes and
    extraordinary item....................      5,513     12,920    (180,330)     36,209      17,960      5,155       (464)
  Provision (benefit) for income taxes....         --      4,716      (3,573)     12,854       6,299      1,250        (99)
                                            ---------   --------   ---------   ---------   ---------   --------   --------
  Income (loss) before extraordinary
    item..................................      5,513      8,204    (176,757)     23,355      11,661      3,905       (365)
  Extraordinary item:
    Loss on early extinguishment of debt,
      net of applicable income taxes of
      $3,804..............................         --         --      (6,620)         --          --         --         --
                                            ---------   --------   ---------   ---------   ---------   --------   --------
  Net income (loss).......................  $   5,513   $  8,204   $(183,377)  $  23,355   $  11,661   $  3,905   $   (365)
                                            =========   ========   =========   =========   =========   ========   ========
  Earnings (loss) per common and common
    equivalent share:
    Income (loss) before extraordinary
      item................................  $    0.08   $   0.13   $   (2.69)  $    0.40   $    0.21   $   0.08   $  (0.02)
    Extraordinary item....................         --         --       (0.10)         --          --         --         --
                                            ---------   --------   ---------   ---------   ---------   --------   --------
    Net income (loss) per common share....  $    0.08   $   0.13   $   (2.79)  $    0.40   $    0.21   $   0.08   $  (0.02)
                                            =========   ========   =========   =========   =========   ========   ========
CASH FLOW DATA:
  Cash provided by (used in) operating
    activities............................  $  42,624   $ 25,953   $  84,089   $ 120,972   $  54,731   $ 19,423   $ (1,499)
  Cash used in investing activities.......    114,265     83,123     523,854     344,389     112,703     29,211     15,142
  Cash provided by (used in) financing
    activities............................     (1,194)     7,976     512,144     219,520      97,282     21,162     20,802
BALANCE SHEET DATA (at the end of period):
  Total assets............................  $ 931,669   $595,551   $ 949,068   $ 572,335   $ 276,693   $125,690   $ 78,707
  Long-term debt, net of current
    maturities............................    508,971    277,323     508,950     268,431     145,754     47,878     14,051
  Shareholders' equity....................    291,208    186,657     286,889     177,767      44,975     31,260     31,432

                   HUGOTON SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth, for the periods indicated, selected financial data for Hugoton. The selected financial data should be read in conjunction with Hugoton's financial statements and the notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 58. This information should not be considered indicative of future operating results of Hugoton.

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                            -------------------   ----------------------------------------------------
                                              1997       1996       1996       1995       1994       1993       1992
                                            --------   --------   --------   --------   --------   --------   --------
                                                (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues:
    Oil and gas...........................  $ 57,618   $ 46,211   $ 66,292   $ 35,906   $ 23,696   $ 17,349   $  6,731
    Gas plant.............................       923      1,384      1,914      1,638      1,945      1,172      2,177
    Other(1)..............................      (103)        10         10     (3,315)       (11)        16        547
                                            --------   --------   --------   --------   --------   --------   --------
        Total revenues....................    58,438     47,605     68,216     34,229     25,630     18,537      9,455
                                            --------   --------   --------   --------   --------   --------   --------
  Expenses:
    Production............................    18,816     16,477     21,667     11,570      7,528      7,178      4,671
    Gas plant.............................       775      1,046      1,420        978      1,189        934      1,320
    Exploration...........................     3,304      1,034      1,711      2,239      3,036        587        137
    General and administrative............     7,361      4,876      6,872      4,346      3,117      1,883      1,761
    Compensatory stock option
      expense(2)..........................        --         --         --         --         --      3,289         --
    Depreciation, depletion and
      amortization........................    24,590     18,207     23,423     15,234      8,677      5,582      1,452
                                            --------   --------   --------   --------   --------   --------   --------
        Total expenses....................    54,846     41,640     55,093     34,367     23,547     19,453      9,341
                                            --------   --------   --------   --------   --------   --------   --------
  Operating income (loss).................     3,592      5,965     13,123       (138)     2,083       (916)       114
  Other income (expenses):
    Interest..............................    (4,884)    (4,542)    (6,070)    (5,108)    (3,077)    (2,371)      (502)
    Other.................................       151         94        466        319        252        199         44
                                            --------   --------   --------   --------   --------   --------   --------
        Total other income (expenses).....    (4,733)    (4,448)    (5,604)    (4,789)    (2,825)    (2,172)      (458)
                                            --------   --------   --------   --------   --------   --------   --------
  Income (loss) before income taxes and
    extraordinary item....................    (1,141)     1,517      7,519     (4,927)      (742)    (3,088)      (344)
  (Provision) benefit for income taxes....       200       (576)    (3,316)     1,394         66        582        (86)
                                            --------   --------   --------   --------   --------   --------   --------
  Income (loss) before extraordinary
    item..................................      (941)       941      4,203     (3,533)      (676)    (2,506)      (430)
  Extraordinary item-loss from early
    extinguishment of debt, net of tax....        --         --         --       (136)        --         --         --
                                            --------   --------   --------   --------   --------   --------   --------
        Net income (loss).................  $   (941)  $    941   $  4,203   $ (3,669)  $   (676)  $ (2,506)  $   (430)
                                            ========   ========   ========   ========   ========   ========   ========
    Net income (loss) per common share....  $  (0.05)  $   0.05   $   0.21   $  (0.27)  $  (0.07)  $  (0.41)  $  (0.09)
                                            ========   ========   ========   ========   ========   ========   ========
  Weighted average number of common shares
    outstanding...........................    19,795     19,697     19,698     13,460     10,310      6,071      5,000
CASH FLOW DATA:
  Net cash provided by operating
    activities............................  $ 26,900   $ 18,436   $ 29,484   $ 11,367   $ 10,431   $  5,931   $  1,928
  Net cash (used) in investing
    activities............................   (41,145)   (26,247)   (36,706)   (36,869)   (39,116)   (78,765)    (3,685)
  Net cash provided by financing
    activities............................    10,999      7,000      7,040     27,750     28,683     73,755      1,865
BALANCE SHEET DATA (at end of period):
  Working capital (deficit)...............  $  2,548   $  7,418   $  8,545   $  6,083   $ 11,551   $  1,732   $ (2,234)
  Property and equipment, net.............   248,853    225,782    232,778    217,635     96,436     78,842     12,342
  Total assets............................   261,790    251,929    251,929    234,655    116,634     88,329     16,309
  Long-term debt..........................   105,000     95,000     95,000     88,000     60,000     62,500      9,062
  Total shareholders' equity..............   131,660    131,527    131,527    127,324     50,225     19,995      1,184

---------------

(1) The year ended December 31, 1995 includes a charge of $2.7 million relating to Hugoton's natural gas hedging activities resulting from a loss of basis correlation for certain contracts.

(2) Reflects a non-cash charge for compensatory stock options granted to certain employees that have been or will be satisfied by Hugoton's Chairman of the Board, President and Chief Executive Officer.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table summarizes the per share information for Chesapeake and Hugoton on a historical, pro forma combined, and equivalent pro forma combined basis. The pro forma information gives effect to the merger accounted for by Chesapeake as a purchase business combination. You should read this information together with the historical financial statements (and related notes) included in the annual reports on Form 10-K and other information that each of Chesapeake and Hugoton has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 58. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the merger.

                                                              THREE MONTHS
                                                                  ENDED       YEAR ENDED
                                                              SEPTEMBER 30,    JUNE 30,
                                                                  1997           1997
                                                              -------------   ----------
HISTORICAL PER COMMON SHARE-HUGOTON:
  Income (loss) from continuing operations(1)...............      $(0.11)       $ 0.22
  Book value(2).............................................        6.64          6.74
  Dividends declared........................................          --            --
EQUIVALENT PRO FORMA COMBINED-PER HUGOTON COMMON SHARE(3):
  Income from continuing operations.........................      $ 0.07        $(2.52)
  Book value................................................        6.75          6.70
  Dividends declared........................................          --            --
HISTORICAL PER COMMON SHARE-CHESAPEAKE(4):
  Income (loss) from continuing operations(1)...............      $ 0.08        $(2.69)
  Book value(2).............................................        4.14          4.08
  Dividends declared........................................        0.02          0.02
PRO FORMA COMBINED-PER CHESAPEAKE COMMON SHARE(4)(5):
  Income (loss) from continuing operations (before
     extraordinary items)(1)................................      $ 0.05        $(1.94)
  Book value(2).............................................        5.19          5.15
  Dividends declared........................................        0.02          0.02

---------------

(1) This calculation uses the weighted average number of common shares outstanding, including common share equivalents, if dilutive.

(2) Computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of the period on a historical or pro forma combined basis.

(3) Amounts are calculated by multiplying the respective unaudited pro forma combined Chesapeake per share amounts by the exchange ratio of 1.3 shares of Chesapeake common stock for each share of Hugoton common stock.

(4) Adjusted to reflect Chesapeake's three-for-two stock splits on December 15, 1995 and June 28, 1996 and a two-for-one stock split on December 31, 1996.

(5) Merger-related fees and expenses and termination payments to executives and employees of Hugoton are estimated to be approximately $15 million. These charges are not reflected in the pro forma combined statements of income data and will be capitalized as part of the purchase.

            INFORMATION REGARDING PENDING ACQUISITION BY CHESAPEAKE

     On October 22, 1997, Chesapeake announced that it had agreed to acquire by merger the Mid-Continent operations of DLB Oil & Gas, Inc. ("DLB"). Chesapeake will pay $17.5 million in cash, issue 5,000,000 shares of common stock to the shareholders of DLB plus incur costs of approximately $5 million to acquire DLB. The acquisition of DLB is subject to shareholder approval and is expected to close in March 1998. Shareholders of DLB owning approximately 78% of the outstanding shares of DLB have granted to Chesapeake proxies to vote their shares in favor of the merger of Chesapeake and DLB. Accordingly, the approval of such merger is currently assured.

                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus (including the matters addressed in "The Merger -- Forward-Looking Statements May Prove Inaccurate" on page 33), the following risk factors should be considered carefully by Hugoton and Chesapeake shareholders in determining whether to vote to approve the merger and the related merger agreement and in the case of Chesapeake, the issuance of the shares of Chesapeake common stock in exchange for Hugoton common stock.

FIXED MERGER CONSIDERATION DESPITE POTENTIAL CHANGES IN STOCK PRICES

     Upon completion of the merger, each share of Hugoton common stock will be converted into the right to receive 1.3 shares of Chesapeake common stock. This exchange ratio is a fixed number and will not be adjusted in the event of any increase or decrease in the price of either Hugoton common stock or Chesapeake common stock. The prices of Hugoton common stock and Chesapeake common stock when the merger takes place may vary from their prices at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings. Such variations may be the result of changes in the business, operations or prospects of Hugoton or Chesapeake, market assessments of the likelihood that the merger will be consummated, the timing thereof and the prospects of Hugoton, Chesapeake or the combined company, regulatory considerations, general market and economic conditions and other factors. Because the completion of the merger will occur at a date later than the Special Meetings, there can be no assurance that the prices of Hugoton common stock and Chesapeake common stock on the date of the Special Meetings will be indicative of their respective prices at the completion of the merger.

     Shareholders of Hugoton are urged to obtain current market quotations for Hugoton common stock and Chesapeake common stock.

INTEGRATION OF OPERATIONS

     The merger involves the integration of two companies that have previously operated independently. The integration of the operations of Chesapeake and Hugoton will require substantial attention of management. No assurance can be given that Chesapeake will be able to integrate the operations of Hugoton without encountering difficulties or experiencing the loss of key Hugoton employees, customers or suppliers, or that the benefits expected from such integration will be realized.

STOCK OWNERSHIP IN CHESAPEAKE

     Upon completion of the merger, Hugoton shareholders will become shareholders of Chesapeake. Chesapeake's business is different from that of Hugoton, and Chesapeake's results of operations, as well as the price of Chesapeake common stock, will be affected by many factors different than those affecting Hugoton's results of operations and the price of Hugoton common stock. See "The Merger -- Forward-Looking Statements May Prove Inaccurate" on page 33 for a summary of many of the key factors that might affect Chesapeake and the price at which the Chesapeake common stock may trade from time to time. See also "Comparative Per Share Market Price and Dividend Information" on page 36 for a chart depicting the prices at which Hugoton common stock and Chesapeake common stock have traded in recent periods, and the dividend paid by Hugoton and Chesapeake during such periods.

LOUISIANA TREND -- CONCENTRATION OF UNEVALUATED LEASEHOLD, POOR DRILLING RESULTS IN 1997, IMPAIRMENT OF ASSET VALUE

     Chesapeake's future performance is dependent on the development of its existing proved undeveloped reserves and its inventory of unproved drilling locations, particularly in the Louisiana Trend. As of September 30, 1997, Chesapeake had an investment in total unevaluated and unproved leasehold of approximately $131 million, of which approximately $70 million was located in the Louisiana Trend. Approximately 40%, or $90 million, of Chesapeake's calendar 1998 drilling budget is associated with drilling, construction of production facilities and seismic activity in the Louisiana Trend, including exploratory drilling in the Austin Chalk and Tuscaloosa formations. Failure of these drilling activities to achieve anticipated quantities of economically attractive reserves and production would have a material adverse impact on Chesapeake's liquidity, operations and financial results and could result in future full-cost ceiling writedowns. Any full-cost ceiling writedown negatively impacts shareholders' equity and reported earnings.

     Chesapeake reported a full cost ceiling writedown of $236 million in its fiscal year ended June 30, 1997, a substantial portion of which was caused by uneconomic drilling results in the Louisiana Trend during fiscal 1997. Beginning in the quarter ended September 30, 1997, Chesapeake reduced its drilling budget for the Austin Chalk in the Louisiana Trend overall and concentrated remaining Austin Chalk drilling activity in the Masters Creek area. In addition, Chesapeake began to pursue a strategy to replace and expand its oil and gas reserves through acquisitions as a complement to its historical strategy of adding reserves through drilling. Chesapeake has also reduced its emphasis on acquiring unproved leasehold acreage to be developed through exploratory drilling. While these actions are intended to mitigate the higher risks associated with a growth strategy based on significant exploratory drilling, there can be no assurance that this change in strategy will result in enhanced future economic results or will prevent additional leasehold impairment and/or full-cost ceiling writedowns. See "Primary Operating Areas" in Item 1. "Business" of Chesapeake's Form 10-K, as amended, which is incorporated by reference herein.

     Following Chesapeake's announcement in late June 1997 of disappointing drilling results in the Louisiana Trend and a full-cost ceiling writedown, a number of purported class action lawsuits alleging violations of Sections 10(b)-5 and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder were filed against the Company and certain of its officers and directors. See "-- Patent and Securities Litigation."

NEED TO REPLACE RESERVES; SUBSTANTIAL CAPITAL REQUIREMENTS

     As is customary in the oil and gas exploration and production industry, Chesapeake's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless Chesapeake successfully replaces the reserves that it produces through successful development, exploration or acquisition, Chesapeake's proved reserves will decline. Further, approximately 56% of Chesapeake's estimated proved reserves at September 30, 1997 were located in the Austin Chalk formation in Texas and Louisiana, where wells are characterized by relatively rapid decline rates. Additionally, approximately 51% of Chesapeake's total estimated proved reserves at September 30, 1997 were undeveloped. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Chesapeake was unsuccessful in its effort to develop and replace its proved reserves economically during fiscal 1997. There can be no assurance that Chesapeake will be successful in its efforts to find and produce reserves economically in the future.

     Chesapeake has made and intends to make substantial capital expenditures in connection with the exploration and production of its oil and gas properties. Historically, Chesapeake has funded its capital expenditures through a combination of internally generated funds, equity and long-term debt financing, and short-term financing arrangements. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and Chesapeake's success in developing, acquiring and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and Chesapeake's access to capital were limited, Chesapeake would have a reduced ability to replace its reserves or to maintain production at current levels, resulting in a decrease in production and revenue over time. If Chesapeake's cash flow from operations is not sufficient to satisfy its capital expenditure budget, there can be no assurance that additional debt or equity financing will be available to meet these requirements.

PATENT AND SECURITIES LITIGATION

     On October 15, 1996, Union Pacific Resources Company ("UPRC") filed suit against Chesapeake in the U.S. District Court for the Northern District of Texas, Fort Worth Division alleging (a) infringement and inducing infringement of UPRC's claim to a patent (the "UPRC Patent") for an invention involving a method of maintaining a borehole in a stratigraphic zone during drilling, and
(b) tortious interference with
certain business relations between UPRC and certain of its former employees. UPRC's claims against Chesapeake are based on services provided by a third party vendor to Chesapeake. UPRC is seeking injunctive relief, damages of an unspecified amount, including actual, enhanced, consequential and punitive damages, interest, costs and attorneys' fees. Chesapeake believes that it has meritorious defenses to UPRC's allegations and has requested the court to declare the UPRC Patent invalid. Chesapeake has also filed a motion to limit the scope of UPRC's claims and for summary judgment. No prediction can be made as to the outcome of this matter.

     Certain class actions alleging violations of Sections 10(b)-5 and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder have been filed against Chesapeake and certain of its officers and directors. The plaintiffs assert that the defendants made materially false and misleading statements and failed to disclose material facts about the success and future prospects of Chesapeake's exploration efforts, principally in the Louisiana Trend. As a result, the complaints allege, the price of Chesapeake's common stock was artificially inflated during periods beginning as early as January 25, 1996 and ending on June 27, 1997, when Chesapeake issued a press release announcing disappointing drilling results in the Louisiana Trend and a full-cost ceiling writedown to be reflected in its June 30, 1997 financial statements. The plaintiffs further allege that certain of the named individual defendants sold common stock during the class period when they knew or should have known adverse nonpublic information. Each case seeks a determination that the suit is a proper class action, certification of the plaintiff as a class representative and damages in an unspecified amount, together with costs of litigation, including attorneys' fees. Thirteen cases were ultimately filed. The U.S. District Court for the Western District of Oklahoma ordered all cases consolidated on November 14, 1997. The Court concurrently appointed lead counsel and lead plaintiffs and ordered that a consolidated amended complaint be filed. A consolidated class action complaint was filed in accordance with the Court's order and the defendants have until March 16, 1998 to file a motion to dismiss. Briefing on such motion should be concluded by June 15, 1998. All discovery will be stayed pending the Court's ruling on the motion to dismiss. Chesapeake and the individual defendants believe that these actions are without merit, and intend to defend against them vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time.

     Certain purported class actions alleging violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Section 408 of Title 71 of the Oklahoma Statutes have been filed against Chesapeake, Bayard Drilling Technologies, Inc. ("Bayard") and others in connection with the initial public offering of Bayard common stock on November 4, 1997. As a selling shareholder, Chesapeake received approximately $90 million of net proceeds from the sale of Bayard stock in the offering. Plaintiffs allege that Chesapeake was a controlling shareholder of Bayard and that the Bayard prospectus contained material omissions and misstatements relating to Chesapeake's financial situation, its drilling contracts with Bayard and certain related party transactions. At present, Chesapeake is aware of three such class actions. Two have been filed in the District Court of Oklahoma County, Oklahoma, and one in the U.S. District Court for the Western District of Oklahoma. Chesapeake has not yet filed a response in these actions. Chesapeake believes that these actions are without merit and intends to defend against them vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time.

RELIANCE ON KEY PERSONNEL; CONTROL BY CERTAIN SHAREHOLDERS

     Chesapeake is dependent upon its Chief Executive Officer, Aubrey K. McClendon, and its Chief Operating Officer, Tom L. Ward. The unexpected loss of the services of either of these executive officers could have a detrimental effect on Chesapeake. Chesapeake maintains $20 million key man life insurance policies on the life of each of Messrs. McClendon and Ward.

     At February 6, 1998, Aubrey K. McClendon, Tom L. Ward, the Aubrey K. McClendon Children's Trust and the Tom L. Ward Children's Trust beneficially owned an aggregate of 24,572,666 shares of Chesapeake common stock (including outstanding vested options) representing approximately 33% of the issued and outstanding Chesapeake common stock, and members of Chesapeake's Board of Directors and senior management, including Messrs. McClendon and Ward and their respective children's trusts, beneficially owned an aggregate of 28,048,015 shares (including outstanding vested options) which represented approximately 36% of the issued and outstanding Chesapeake common stock. As a result, Messrs. McClendon and

Ward, together with other officers and directors of Chesapeake, are in a position to effectively control Chesapeake through their ability to significantly influence matters requiring the vote or consent of Chesapeake's shareholders.

     Assuming that Chesapeake issues approximately 25,791,000 shares of Chesapeake common stock in the merger, the ownership of Messrs. McClendon and Ward and their respective children's trusts, respectively, will decrease to approximately 25% and the ownership of Chesapeake's Directors and Executive Officers as a group will decrease to approximately 27% of the issued and outstanding shares of Chesapeake common stock.

     Assuming that Chesapeake issues 5,000,000 shares in the acquisition of DLB Oil & Gas, Inc., the ownership of Chesapeake common stock by Messrs. McClendon and Ward and their respective children's trusts will decrease to approximately 23% and the ownership of Chesapeake's Directors and Executive Officers as a group will decrease to approximately 26% of the issued and outstanding shares of Chesapeake common stock, respectively.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Hugoton Board (which has recommended that the Hugoton shareholders vote in favor of the Hugoton proposal described in this Joint Proxy Statement/Prospectus) have interests in the merger that are separate from the interests of the Hugoton shareholders generally. Assuming an Effective Time of January 31, 1998, Messrs. Wilson, Decker and Womble, Directors of Hugoton, will be entitled to severance pay in the amounts of $2,000,000, $272,057 and $553,500, respectively, upon consummation of the merger. See "Interests of Certain Persons in the Merger and Related Matters" on page 37.

      INFORMATION REGARDING RECENT AND PENDING ACQUISITIONS BY CHESAPEAKE

     On October 22, 1997, Chesapeake entered into an agreement to acquire by merger (the "DLB Merger") the Mid-Continent operations of DLB Oil & Gas, Inc. ("DLB"). In its Mid-Continent division, DLB owns approximately 126 billion cubic feet equivalent of proved reserves (based upon estimates reported by DLB as of September 30, 1997), nine gas gathering systems and a gas marketing subsidiary based in Houston, Texas. Chesapeake will pay $17.5 million in cash and will issue a total of 5,000,000 shares of Chesapeake common stock as merger consideration to the shareholders of DLB. During the nine months ended September 30, 1997, DLB reported total revenues, operating income and net income of $47.7 million, $5.1 million and $3.4 million, respectively. The closing of the DLB acquisition which is expected to occur in March 1998 is subject to approval by DLB shareholders and other customary conditions. Certain shareholders of DLB, who collectively own approximately 77.7% of outstanding DLB common stock, have granted Chesapeake an irrevocable proxy to vote such shares (or execute a written consent) in favor of the DLB Merger. Accordingly, the approval of the DLB Merger is assured.

     On December 16, 1997, Chesapeake acquired AnSon Production Company ("AnSon"), a privately owned oil and gas producer that owned approximately 30 Bcfe of proved reserves (based upon estimates reported by AnSon as of September 30, 1997), undeveloped mineral interests, and a gas marketing subsidiary based in Oklahoma City. Consideration for the AnSon acquisition will be approximately $43 million consisting of the issuance of 3,792,724 shares of Chesapeake common stock and cash consideration in accordance with the terms of the merger agreement.

     On December 5, 1997, Chesapeake purchased from Pan East Petroleum Corporation, a Canadian exploration and production company ("Pan East"), 11.9 million treasury shares of Pan East's common stock at a price per share of $2.50
(Cdn) in a private placement. Based on Pan East's existing 48 million outstanding shares, Chesapeake owns approximately 12 million shares, or 19.9% of Pan East's outstanding common stock, for an investment of approximately $30 million (Cdn), or $22 million (U.S.). The purpose of Chesapeake's investment is to assist Pan East in financing its share of the exploration, development and acquisition activities under a proposed joint venture whereby Chesapeake will have the right to participate as a non-operator with up to a 50% interest in all drilling activities and acquisitions made by Pan East during the next two years. During the nine months ended September 30, 1997, Pan East reported total revenues, operating and net losses of $10.5 million (Cdn), $2.4 million (Cdn) and $2.6 million (Cdn), respectively.

     On January 30, 1998, Chesapeake entered into an alliance with Calgary-based Ranger Oil Company ("Ranger") to jointly develop a 3.2 million acre area of mutual interest in the Helmet, Midwinter, and Peggo areas of northeastern British Columbia. In addition, Chesapeake paid Ranger $50 million to acquire 67 Bcfe of reserves, 5.2 Bcfe of anticipated 1998 production, and approximately 160,000 net acres of leasehold. The effective date of the transaction is December 1, 1997.

     In February 1998, Chesapeake purchased the Mid-Continent properties of privately owned EnerVest Management Company, L.C. for $38 million. The properties include approximately 40 Bcfe of proved reserves and are expected to produce approximately 4.5 Bcfe in 1998.

                                   THE MERGER

     THE DISCUSSION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE MERGER AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT, AS AMENDED, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX A, AND IS INCORPORATED HEREIN BY REFERENCE. EXCEPT WHERE OTHERWISE NOTED, ALL REFERENCES TO CHESAPEAKE COMMON STOCK, INCLUDING THE MARKET PRICE, NUMBER OF SHARES, PAR VALUE, HISTORICAL EARNINGS PER SHARE AND RELATED INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE BEEN ADJUSTED TO REFLECT THE 3-FOR-2 STOCK SPLITS ON DECEMBER 15, 1995 AND JUNE 28, 1996 AND TWO 2-FOR-1 STOCK SPLITS ON DECEMBER 31, 1994 AND 1996.

GENERAL

     Each of Hugoton Energy Corporation, a Kansas corporation ("Hugoton"), and Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), are furnishing this Joint Proxy Statement/Prospectus to holders of common stock, no par value, of Hugoton ("Hugoton Common Stock"), and to holders of common stock, par value $0.01 per share, of Chesapeake ("Chesapeake Common Stock"), respectively, in connection with the solicitation of proxies by the Hugoton Board of Directors (the "Hugoton Board") and the Chesapeake Board of Directors (the "Chesapeake Board"), respectively, in connection with the special meetings of holders of Hugoton Common Stock (the "Hugoton Special Meeting") and of holders of Chesapeake Common Stock (the "Chesapeake Special Meeting"), respectively (together, the "Special Meetings"), to be held on March 10, 1998, and at any adjournments or postponements thereof.

     At the Hugoton Special Meeting, holders of Hugoton Common Stock, and at the Chesapeake Special Meeting, holders of Chesapeake Common Stock will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 12, 1997, as amended by Amendment No. 1 dated as of February 9, 1998 (the "Merger Agreement"), among Chesapeake, Chesapeake Acquisition Corp., a Kansas corporation and a wholly owned subsidiary of Chesapeake ("Sub"), and Hugoton, providing for the merger (the "Merger") of Sub with and into Hugoton with Hugoton as the surviving corporation.

     The Merger Agreement provides, on the terms and subject to the conditions set forth therein, (i) for the Merger, and (ii) that each share of Hugoton Common Stock outstanding immediately prior to the Effective Time (as defined herein) will be converted into the right to receive 1.3 shares (the "Merger Consideration") of Chesapeake Common Stock. The Merger will become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Kansas (or at such later time as is specified in the certificate of merger, the "Effective Time"), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

BACKGROUND OF THE MERGER

     The vast majority of Hugoton's growth has been achieved through acquisitions of oil and gas properties and a major acquisition of another energy company. In the summer of 1996, the Hugoton Board of Directors determined that continued sustained growth would be difficult to achieve due to the extremely high prices that were being paid for oil and gas properties and energy companies. The Hugoton Board of Directors had discussed the possibility of exploring strategic alternatives including possible business combinations or a sale of the stock or assets of Hugoton. It was also perceived by the Hugoton Board that Hugoton was not large enough to attract institutional investor interest and adequate financial analyst following. If acquisitions could not be economically made, the Board felt shareholder interest could be maximized by seeking a transaction with another company which could involve a merger, consolidation or outright sale of Hugoton.

     During the spring of 1997, one of Hugoton's major shareholder groups, which was controlled by First Reserve Corporation ("First Reserve"), attempted to sell, through a secondary offering, a major portion of its Hugoton common stock. First Reserve was unable to sell this stock in the secondary offering at a price it deemed acceptable. Subsequent to the unsuccessful secondary offering, contacts were made between First Reserve and Belco Oil & Gas Corp. ("Belco"), and negotiations ensued. On June 18, 1997, Belco purchased 14.9% of the issued and outstanding shares of Hugoton Common Stock from First Reserve. On that same day, Hugoton and Belco signed a confidentiality agreement under the terms of which the parties were to exchange information in contemplation of a potential business combination. On June 19, 1997, representatives of Belco visited Hugoton's outside engineers and reviewed Hugoton's reserve report.

     When Aubrey K. McClendon, Chairman of the Board and Chief Executive Officer of Chesapeake, learned of the Belco purchase, he contacted Mr. Wilson who confirmed that the Hugoton Board was considering a sale of Hugoton and that some discussions had occurred between Mr. Wilson and the Chairman of Belco. Mr. McClendon indicated an interest in submitting a proposal and came to Wichita on Friday, June 20, 1997, to meet with Mr. Wilson. This led to the submission that same day of a written offer to purchase the common stock of Hugoton at $15.00 per share, subject to a short period of due diligence and several other conditions, including the negotiation of definitive agreements. On June 20, 1997, Hugoton engaged Petrie Parkman as its financial advisor in connection with one or more possible transactions involving the stock or assets of Hugoton. On June 23, 1997, Chesapeake and Hugoton entered into a confidentiality agreement, pursuant to which Chesapeake agreed to keep confidential any non-public information regarding Hugoton that might be given to Chesapeake. Also, on June 23, 1997, employees of Hugoton and Petrie Parkman visited Belco's outside engineering firm and reviewed Belco's reserve reports.

     On June 24, 1997, representatives of Chesapeake conducted due diligence at Hugoton's offices, submitted a draft tender offer merger agreement to Hugoton and verbally confirmed their $15.00 per share of Hugoton common stock offer to Hugoton. On the same day, the Hugoton Board held a conference call and attorneys for Chesapeake and Hugoton began preparing and negotiating the definitive agreements. Prior to the finalization of the definitive agreements, Belco's investment advisor informed Petrie Parkman of Belco's verbal offer of $15.00-$16.00 per share, subject to due diligence and Belco submitted a written proposal to Hugoton of $15.00 per share to be paid $5.00 in cash and $10.00 in Belco stock, subject to due diligence and the negotiation of definitive agreements.

     On June 25, 1997, Chesapeake through its attorneys notified Hugoton that Chesapeake was withdrawing its offer to acquire Hugoton. Chesapeake's management shifted its attention from the Hugoton acquisition to the mounting negative operational developments occurring at Chesapeake. See "Risk Factors -- Louisiana Trend -- Concentration of Unevaluated Leasehold, Poor Drilling Results in 1997, Impairment of Asset Value."

     On June 26, 1997, Belco submitted an exclusivity agreement to Hugoton. On that same day, the Hugoton Board held a telephonic meeting to discuss several matters including strategic alternatives for Hugoton and to ratify the engagement of Petrie Parkman as Hugoton's financial advisor. On June 27, 1997, Hugoton and Belco executed an exclusivity agreement, which provided that Hugoton would deal exclusively with Belco until July 11, 1997. On July 1, 1997, Belco conducted due diligence at Hugoton's offices. On July 3, 1997, Belco withdrew its offer to acquire Hugoton.

     After the Chesapeake and Belco offers were withdrawn, numerous inquiries were received from and approaches were made by various other parties. On July 14, 1997, the Hugoton Board held a special telephonic meeting to respond to the continuing inquiries that management and Petrie Parkman had received from parties who were interested in acquiring Hugoton. At that meeting, the Board authorized and directed Hugoton's management and Petrie Parkman to take necessary action to seek a potential purchaser or merger candidate for Hugoton and to establish a data room at Hugoton's corporate office to aid interested parties in conducting an evaluation of Hugoton. For the next two months, Hugoton, with Petrie Parkman's assistance, prepared a detailed brochure on Hugoton and organized the data room.

     On September 16, 1997, Hugoton's data room opened. Sixty-nine companies were contacted, 50 confidentiality agreements were sent out and 36 confidentiality agreements were executed and received from interested parties. Those companies received brochures and 13 of them visited the data room, including Chesapeake, which first expressed a desire to visit the data room during the week of September 29, 1997. On October 1, 1997, representatives of Chesapeake conducted due diligence at Hugoton's offices in Wichita, Kansas. On October 2, 1997, Chesapeake submitted a conditional offer to acquire Hugoton for $13.00 per share in an all stock transaction, which offer was to expire October 15, 1997. Hugoton did not respond to Chesapeake's offer by the October 15, 1997 deadline. On October 16, 1997, representatives of Hugoton conducted due diligence at Chesapeake's offices in Oklahoma City, Oklahoma. On October 31, 1997, the data room closed and Petrie Parkman sent out bid procedures to companies that it believed would be interested in acquiring or entering into a business combination with Hugoton.

     On November 5, 1997, the Hugoton Board held a conference call with representatives of Petrie Parkman to discuss the various alternatives available to Hugoton, including a possible transaction with Chesapeake. Various possible transactions and potential suitors were discussed and positives and negatives were listed for each. These dealt with the financial ability of the potential acquiror, the possible terms of the acquisition and the time frame for closing a deal with each. On November 7, 1997, Mr. McClendon and Mr. Wilson met in Houston, Texas and agreed in principle to the terms of an all-stock merger. From November 7, 1997 to November 12, 1997, negotiations regarding the definitive agreements were conducted between Hugoton management and Chesapeake management and their respective financial and legal advisors.

     On November 12, 1997, a special telephonic meeting of the Chesapeake Board was held to discuss the potential acquisition of Hugoton. At such meeting, Chesapeake's management, together with its legal and financial advisors, discussed with the Chesapeake Board their conclusions to date regarding due diligence conducted on Hugoton. Following such presentation, a representative of Bear Stearns gave its presentation regarding certain financial aspects of the proposed transaction. A thorough discussion was then held among the members of the Chesapeake Board, its advisors and members of Chesapeake's management with respect to the terms of the proposed merger agreement, the negotiations conducted to date, the AnSon and DLB transactions, the valuation methodologies being utilized by Bear Stearns in connection with the financial analysis of the proposed transaction and related matters. Bear Stearns then rendered to the Chesapeake Board its oral opinion that the consideration proposed to be paid by Chesapeake to the Hugoton shareholders pursuant to the proposed merger agreement was fair, from a financial point of view, to the public shareholders of Chesapeake. For a discussion of Bear Stearns' opinion, see "-- Opinions of Financial Advisors -- Chesapeake's Financial Advisor." The Chesapeake Board then reviewed its reasons for the Merger and based upon the information presented and discussions held, the Chesapeake Board unanimously approved the Merger, the Merger Agreement, the issuance of Chesapeake Common Stock as consideration therefor and the consideration of the transactions related thereto.

     On November 12, 1997, a special telephonic meeting of the Hugoton Board was held to discuss the potential merger with Chesapeake. At such meeting, Hugoton's management, together with its advisors, discussed with the Hugoton Board their conclusions to date regarding due diligence conducted on Chesapeake. Representatives of Hugoton's management presented a summary of Chesapeake from a technical and geophysical point of view. A discussion ensued regarding the trading prices and liquidity of the companies and the impact the DLB and AnSon transactions may have on the proposed merger. Representatives of Petrie Parkman made a presentation regarding its valuation analyses of Hugoton and Chesapeake and of the proposed merger. Petrie Parkman then rendered to the Hugoton Board its oral opinion (which was subsequently confirmed in writing) that, as of November 12, 1997 and based upon and subject to the matters discussed with the Hugoton Board, the per share consideration to be received by the holders of Hugoton Common Stock in the Merger was fair from a financial point of view to such holders. For a discussion of Petrie Parkman's opinion, see "-- Opinions of Financial Advisors -- Hugoton's Financial Advisor." Also at such meeting, Hinkle, Eberhart & Elkouri, L.L.C., Hugoton's legal counsel, discussed with the Hugoton Board the terms of the proposed merger agreement, and various other issues, including the fiduciary obligations of the Hugoton Board in the context of the proposed merger, pooling of interests issues, stock option issues, the "no solicitation" provisions, termination rights and the termination fee, severance plan issues, conditions to the merger and terms of the related agreements including certain affiliate letters, proxy agreements, registration rights agreement and certain shareholder litigation filed against Chesapeake. The Hugoton Board then reviewed its reasons for the Merger and, based upon the information presented and presented earlier, the Hugoton Board unanimously approved the Merger, the Merger Agreement and the consummation of the transactions related thereto. Following such meeting of the Hugoton Board, representatives of Chesapeake and Hugoton executed the Merger Agreement.

     On November 13, 1997, Chesapeake and Hugoton issued a press release jointly announcing the transaction.

     On December 5, 1997 Chesapeake and Hugoton agreed to use the purchase accounting method instead of treating the Merger as a "pooling of interests" for accounting purposes and on the same day Chesapeake issued a press release to that effect. On February 9, 1998, Chesapeake, Sub and Hugoton entered into Amendment No. 1 to the Merger Agreement to reflect their agreement to treat the Merger for accounting purposes as a purchase of Hugoton by Chesapeake and to change the structure of the Merger to provide that Sub, as an indirect wholly owned subsidiary of Chesapeake, will be merged with and into Hugoton, with Hugoton as the surviving corporation.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     HUGOTON'S REASONS FOR THE MERGER; RECOMMENDATION OF HUGOTON BOARD. At its special telephonic meeting held on November 12, 1997, the Hugoton Board, by unanimous vote (a) determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Hugoton and its shareholders, (b) directed that the proposed transaction be submitted for consideration by Hugoton shareholders and (c) recommended that Hugoton shareholders vote for approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby. In reaching this conclusion, the Hugoton Board, consulted with Hugoton management and its financial and legal advisors, considered and analyzed a number of factors, including, without limitation, the following:

          (i) The Hugoton Board analyzed information with respect to the financial condition, results of operations, cash flow, business and prospects of Hugoton on both a stand-alone basis as compared with those available in combination with Chesapeake, and concluded that Hugoton's shareholders would benefit substantially from a business combination with Chesapeake. Such benefits would consist of the ability of Hugoton shareholders to continue to own an interest in the combined company ("Combined Company") and thereby benefit from the enhanced prospects of the Combined Company in terms of enhanced financial and operational resources and flexibility, the combination of complementary skills and experience, as well as the Combined Company's enhanced ability to take advantage of future strategic opportunities.

          (ii) The Hugoton Board took into account that the Merger should allow the Combined Company to meet the challenges of the increasingly competitive environment in the oil and gas industry more effectively than Hugoton could on its own, thereby enabling the Combined Company to achieve Hugoton's strategic objectives substantially earlier than it could independently.

          (iii) The Hugoton Board considered the presentation of Petrie Parkman and its oral opinion (which was subsequently confirmed in writing) that, as of November 12, 1997 and based upon and subject to the matters discussed with the Hugoton Board, the per share consideration to be received by the holders of Hugoton Common Stock in the Merger was fair from a financial point of view to such holders. See "-- Opinions of Financial
     Advisors -- Hugoton's Financial Advisor" for a discussion of Petrie Parkman's opinion. Petrie Parkman subsequently confirmed that opinion in a written opinion dated the date of this Joint Proxy Statement/Prospectus. A copy of such opinion, which is subject to certain limitations, qualifications and assumptions, is included as Annex B hereto and should be read carefully and in its entirety. The Hugoton Board views Petrie Parkman's opinion dated November 12, 1997 as favorable to its determination because Petrie Parkman is a nationally recognized investment banking firm with special expertise in the oil and gas industry and has wide-ranging experience in the valuation of businesses and securities in connection with mergers and acquisitions, providing advisory services and raising capital for companies.

          (iv) The Hugoton Board considered the terms of the Merger Agreement, the consideration to be received by Hugoton shareholders in the Merger and the fact that the receipt of Chesapeake Common Stock by Hugoton's shareholders upon consummation of the Merger will be a tax-free exchange (other than taxes payable on cash received for fractional shares).

     In reaching the determination that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Hugoton and its shareholders, the Hugoton Board also considered a number of additional factors, including its discussions with Hugoton's management concerning the results of Hugoton's investigation of Chesapeake, the strategic, operational and financial opportunities available to Hugoton, the historic and current market prices of Hugoton Common Stock and Chesapeake Common Stock and the proposed structure of the transaction and the other terms of the Merger Agreement and related agreements.

     The Hugoton Board also considered certain risks and potential disadvantages associated with the Merger, including the risk that anticipated positive synergies will not be realized to the degree anticipated, the risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the Merger Agreement and other matters described under "Risk Factors" on page 11 and "-- Forward-Looking Statements May Prove Inaccurate" on page 33. In the judgment of the Hugoton Board, the potential benefits of the Merger outweighed these considerations.

     The foregoing discussion of the information and factors that were given weight by the Hugoton Board is not intended to be exhaustive, but is believed to include all material factors considered by the Hugoton Board. In view of the variety of factors considered in connection with its evaluation of the proposed Merger and the terms of the Merger Agreement, the Hugoton Board did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion, and individual directors may have given different weights to different factors.

     THE HUGOTON BOARD UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

     In considering the recommendations of the Hugoton Board with respect to the Merger, the Merger Agreement and the transactions contemplated thereby, Hugoton shareholders should be aware that certain officers and directors of Hugoton have certain interests in the proposed Merger that are different from and in addition to the interests of Hugoton shareholders generally. The Hugoton Board was aware of these interests and considered them in approving the Merger and Merger Agreement. See "Interests of Certain Persons in the Merger and Related Matters."

     CHESAPEAKE'S REASONS FOR THE MERGER; RECOMMENDATION OF CHESAPEAKE
BOARD. The Chesapeake Board has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Chesapeake and its shareholders and recommends that the holders of Chesapeake Common Stock vote "FOR" approval of the Merger and the Merger Agreement and the issuance of Chesapeake Common Stock pursuant to the Merger.

     In its deliberations and in making its unanimous determination that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Chesapeake and its shareholders, and in authorizing and approving the Merger Agreement and the Merger on November 12, 1997, the Chesapeake Board consulted with Bear Stearns and with Chesapeake's outside counsel. The Chesapeake Board considered a number of factors including, among others, the following principal factors:

          (i) The Chesapeake Board reviewed the companies' respective historical financial condition, results of operations and estimated future results, current financial market conditions and historical market prices, trading information for Chesapeake Common Stock and Hugoton Common Stock as well as the proposed structure of the transaction and the other terms of the Merger Agreement and related agreements. The Chesapeake Board also considered its discussions with members of Hugoton's management regarding the past and current business operations, financial condition and future prospects of Hugoton, including Chesapeake's strategic interest in acquiring longer-lived reserves. The Chesapeake Board concluded that Chesapeake's shareholders would benefit substantially from a business combination with Hugoton.

          (ii) The Chesapeake Board took into account that the Merger should allow the Combined Company to meet the challenges of the increasingly competitive environment in the oil and gas industry more effectively than Chesapeake independently. The Merger will provide Chesapeake shareholders with an opportunity to benefit from Chesapeake's exploration program and Hugoton's stable base of Mid-Continent oil and gas production. The Merger will significantly increase proved reserves and extend

     Chesapeake's proved reserve life from approximately six years to approximately eight years, based on June 30, 1997 reserve information and the latest twelve months production as of June 30, 1997. Additionally, the Merger will offer economies of scale in the Mid-Continent region, the Austin Chalk region and the Williston Basin.

          (iii) The Chesapeake Board considered the presentation of Bear Stearns and its opinion that, as of November 12, 1997, and based upon and subject to the matters discussed with the Chesapeake Board the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the public shareholders of Chesapeake. See "Opinions of Financial Advisors -- Chesapeake's Financial Advisor" for a discussion of Bear Stearns' opinion. A copy of such opinion, which is subject to certain limitations, qualifications and assumptions, is included as Annex C hereto and should be read carefully and in its entirety.

     The Chesapeake Board also considered certain risks and potential disadvantages associated with the Merger, including the risk that anticipated positive synergies will not be realized to the degree anticipated, the risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the Merger Agreement and other matters described under "Risk Factors" on page 11 and "-- Forward-Looking Statements May Prove Inaccurate" on page 33. In the judgment of the Chesapeake Board, the potential benefits of the Merger outweigh these considerations.

     The foregoing discussion of the information and factors that were given weight by the Chesapeake Board is not intended to be exclusive but is believed to include all material factors considered by the Chesapeake Board. In view of the variety of factors considered in connection with its evaluation of the proposed Merger and the terms of the Merger Agreement, the Chesapeake Board did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion, and individual directors may have given different weights to different factors.

     THE CHESAPEAKE BOARD UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

     HUGOTON'S FINANCIAL ADVISOR. Hugoton engaged Petrie Parkman as its financial advisor in connection with one or more possible transactions involving the stock or assets of Hugoton. On November 12, 1997, Petrie Parkman rendered to the Hugoton Board its oral opinion (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the matters set forth therein, the per share consideration to be received by the holders of Hugoton Common Stock in the Merger was fair from a financial point of view to such holders. Petrie Parkman subsequently rendered to the Hugoton Board its written opinion dated the date of this Joint Proxy Statement/Prospectus (the "Petrie Parkman Opinion") that, as of such date and based upon and subject to the matters set forth therein, the per share consideration to be received by the holders of Hugoton Common Stock in the Merger was fair from a financial point of view to such holders. No limitations were imposed by Hugoton upon Petrie Parkman with respect to the investigations made or procedures followed by Petrie Parkman in rendering its opinion.

     THE FULL TEXT OF THE PETRIE PARKMAN OPINION, WHICH CONTAINS A DESCRIPTION OF THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED BY PETRIE PARKMAN AND THE LIMITS OF ITS REVIEW, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE ENCOURAGED TO READ THE PETRIE PARKMAN OPINION CAREFULLY IN ITS ENTIRETY. PETRIE PARKMAN'S OPINIONS WERE PROVIDED TO THE HUGOTON BOARD FOR ITS INFORMATION AND ARE DIRECTED TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF THE HUGOTON COMMON STOCK OF THE PER SHARE CONSIDERATION TO BE RECEIVED BY SUCH HOLDERS IN THE MERGER. PETRIE PARKMAN'S OPINIONS DO NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF HUGOTON COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE HUGOTON SPECIAL MEETING. PETRIE PARKMAN EXPRESSED NO OPINION AS TO THE PRICE AT WHICH THE CHESAPEAKE COMMON STOCK WILL TRADE FOLLOWING ANNOUNCEMENT OR CONSUMMATION OF THE MERGER. PETRIE PARKMAN'S OPINION DATED NOVEMBER 12, 1997 AND PRESENTATION TO THE HUGOTON BOARD ON SUCH DATE WERE AMONG MANY

FACTORS TAKEN INTO CONSIDERATION BY THE HUGOTON BOARD IN MAKING ITS DETERMINATION TO APPROVE AND RECOMMEND THE MERGER AS CONTEMPLATED IN THE MERGER AGREEMENT.

     In connection with the Petrie Parkman Opinion, Petrie Parkman, among other things: (1) reviewed certain publicly available business and financial information relating to Hugoton and Chesapeake, including (a) the Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1996 and June 30, 1997, respectively, (b) the unaudited financial statements of Hugoton for the fiscal quarters ended June 30, 1996, September 30, 1996, June 30, 1997 and September 30, 1997, (c) the unaudited financial statements of Chesapeake for the fiscal quarters ended September 30, 1996 and September 30, 1997, (d) a draft dated February 5, 1998 of the balance sheet of Hugoton as of November 30, 1997 and the related income statement for the year ended December 31, 1997, which includes a projected income statement for the month of December 1997, prepared by the management of Hugoton and (e) a preliminary draft dated February 6, 1998 of the consolidated balance sheet of Chesapeake as of November 30, 1997 and the related consolidated income statements for the months of October and November 1997 and for the five-month period ended November 30, 1997 prepared by the management of Chesapeake; (2) reviewed certain estimates of Hugoton's reserves, including (a) estimates of proved oil and gas reserves prepared by Ryder Scott Company Petroleum Engineers ("Ryder Scott") as of July 1, 1997, (b) estimates of additional oil and gas reserves prepared by the management and staff of Hugoton as of July 1, 1997, (c) preliminary estimates of proved oil and gas reserves prepared by Ryder Scott as of January 1, 1998 and (d) preliminary estimates of additional oil and gas reserves prepared by the management and staff of Hugoton as of January 1, 1998;
(3) reviewed certain estimates of reserves, including (a) estimates of proved oil and gas reserves of Chesapeake prepared by Williamson Petroleum Consultants, Inc. as of June 30, 1997 and September 30, 1997, (b) estimates of proved oil and gas reserves for the Mid-Continent operations of DLB to be acquired by Chesapeake prepared by Gruy Engineering as of January 1, 1997 and DeGolyer & MacNaughton as of December 31, 1996 and (c) estimates of proved oil and gas reserves of AnSon to be acquired by Chesapeake prepared by AnSon as of January 1, 1998, (d) estimates of certain proved oil and gas reserves of Enervest Management Company ("Enervest") to be acquired by Chesapeake prepared by Enervest as of January 1, 1998 and (e) estimates of certain proved oil and gas reserves of Ranger Oil Co. to be acquired by Chesapeake prepared by Chesapeake as of January 1, 1998; (4) analyzed certain historical and projected financial and operating data and drilling programs of Hugoton and Chesapeake prepared or provided by the management of Hugoton and Chesapeake, respectively; (5) discussed the current and projected operations and prospects of Hugoton and Chesapeake with the management and operating staff of Hugoton and Chesapeake, respectively; (6) reviewed the historical trading history of the Hugoton Common Stock and the Chesapeake Common Stock; (7) compared recent stock market capitalization indicators for Hugoton and Chesapeake with the recent stock market capitalization indicators for certain other publicly traded independent energy companies; (8) compared the financial terms of the Merger with the financial terms of certain other transactions that Petrie Parkman deemed to be relevant; (9) reviewed the Merger Agreement and the appended form of agreement and limited irrevocable proxy entered into by Chesapeake and certain shareholders of Hugoton; and (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman deemed necessary or appropriate.

     In rendering its opinions, Petrie Parkman assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of any information supplied or otherwise made available to it by Hugoton and Chesapeake. Petrie Parkman further relied upon the assurances of management of Hugoton and Chesapeake that they were unaware of any facts that would make the information provided to Petrie Parkman incomplete or misleading in any material respect. With respect to projected financial and operating data and drilling programs, Petrie Parkman assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Hugoton and Chesapeake, respectively, relating to the future financial and operational performance of Hugoton and Chesapeake. With respect to the estimates of oil and gas reserves, Petrie Parkman assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgements of Hugoton and Chesapeake or their respective engineering consultants relating to the oil and gas properties of Hugoton and Chesapeake, respectively. Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of

Hugoton or Chesapeake nor, except for the reserve estimates referred to in its opinion, was Petrie Parkman furnished with any such evaluation or appraisal. Consistent with the Merger Agreement, Petrie Parkman assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code (as defined below).

     The following is a brief summary of certain analyses performed by Petrie Parkman in connection with the preparation of its opinion dated November 12, 1997 and reviewed with the Hugoton Board on that date. Petrie Parkman reviewed and updated such analyses in connection with the preparation of the Petrie Parkman Opinion.

     Discounted Cash Flow Analysis -- Hugoton. Petrie Parkman calculated estimates of future after-tax cash flows for the reserve assets based on the reserve estimates referred to above and for the non-reserve assets utilizing information provided by Hugoton. Petrie Parkman evaluated three scenarios in which the principal variables were oil and gas prices. The three pricing scenarios were based on benchmarks for posted prices for West Texas Intermediate equivalent crude oil and for spot sales of Louisiana offshore gas delivered to an interstate pipeline ("Pricing Case I", "Pricing Case II" and "Pricing Case III"). Petrie Parkman applied appropriate quality and transportation adjustments to these benchmarks. For Pricing Cases I, II and III, benchmark oil prices were projected to be $18.00, $19.00 and $21.00 per barrel, respectively, for 1997 and were escalated annually thereafter at the rates of 4.0%, 4.0% and 5.0%, respectively; oil prices in each pricing case were capped at $50.00 per barrel. For Pricing Cases I, II and III, benchmark gas prices were projected to be $2.05, $2.20 and $2.35 per million British thermal units ("MMBtu"), respectively, for 1997 and were escalated annually thereafter at the rates of 4.0%, 4.0% and 5.0%, respectively; gas prices in each pricing case were capped at $6.00 per MMBtu. Operating and capital costs were escalated at 3.0% per year. Other factors reflected in Petrie Parkman's analysis included the use of after-tax discount rates ranging from 10.0% to 50.0% depending on reserve category, a carry-over of Hugoton's existing tax positions and the evaluation of certain non-reserve assets of Hugoton. This methodology resulted in asset reference value ranges of $228.1 million to $265.7 million for Pricing Case I, $254.4 million to $296.0 million for Pricing Case II and $308.6 million to $363.0 million for Pricing Case III. After deducting long-term obligations of Hugoton of $100 million from the asset reference value ranges and dividing by the number of shares of Hugoton Common Stock outstanding, the equity reference value ranges per share of Hugoton Common Stock outstanding were $6.46 to $8.35 for Pricing Case I, $7.78 to $9.88 for Pricing Case II and $10.51 to $13.26 for Pricing Case III.

     Comparable Transactions Analysis -- Hugoton. Petrie Parkman reviewed certain publicly available information on 84 oil and gas property acquisition transactions that provided for the payment of consideration in an amount in excess of $5 million involving Permian, Rocky Mountain, Mid-Continent and East Texas/ Gulf Coast assets that took place between January 1996 and October 1997 and one such transaction for which Petrie Parkman had non-public information. Petrie Parkman calculated purchase price multiples of equivalent reserves for the acquired assets in each transaction. The highest, average and lowest multiples of equivalent reserves for the Permian transactions were $1.64, $0.83 and $0.23 per thousand cubic feet equivalent using a six thousand cubic feet of gas to one barrel of oil conversion ratio ("Mcfe6"), respectively. The highest, average and lowest multiples of Mcfe6 for the Rocky Mountain transactions were $1.17, $0.66 and $0.30, respectively. The highest, average and lowest multiples of Mcfe6 for the Mid-Continent transactions were $1.64, $0.80 and $0.34, respectively. The highest, average and lowest multiples of Mcfe6 for the East Texas/ Gulf Coast transactions were $1.51, $0.84 and $0.33, respectively. Petrie Parkman determined that, with respect to Hugoton, the appropriate benchmark multiples for equivalent proved reserves for the Permian, Rocky Mountain, Mid-Continent and East Texas/Gulf Coast assets were in the ranges of $0.60 to $0.70 per Mcfe6, $0.70 to $0.90 per Mcfe6, $0.80 to $1.00 per Mcfe6 and $0.90 to
$1.10 per Mcfe6, respectively. Petrie Parkman applied the benchmarks to Hugoton's corresponding proved reserve figures for each of the geographic regions to yield asset reference value ranges for Hugoton's reserves. Following adjustments for Hugoton's non-reserve assets, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $250.0 million to $300.0 million. After deducting long-term obligations of Hugoton of $100.0 million from the composite asset reference value range and dividing by the number of shares of Hugoton Common Stock outstanding, the resulting composite equity reference value range per share of Hugoton Common Stock outstanding was $7.56 to $10.08.

     In addition, Petrie Parkman reviewed certain publicly available information on 23 company acquisition transactions and offers for control in the oil and gas exploration and production industry that took place between January 1996 and November 1997. Using publicly available information, Petrie Parkman calculated total investment (purchase price of equity plus net obligations assumed) multiples of gross pre-tax cash flow for the target company in each transaction. For these 23 transactions, the highest, average and lowest multiples of gross pre-tax cash flow were 29.8x, 8.8x and 2.8x, respectively. Petrie Parkman also calculated purchase price multiples of discretionary cash flow and implied purchase price of reserves (total investment less estimated values of non-reserve assets) multiples of equivalent proved reserves and standardized measure of discounted future net cash flows ("SEC Value") for the target company in each transaction. The highest, average and lowest multiples of discretionary cash flow were 24.6x, 8.5x and 3.1x, respectively. The highest, average and lowest multiples of equivalent proved reserves were $2.25, $1.20 and $0.64 per Mcfe6, respectively. The highest, average and lowest multiples of SEC Value for 21 of the 23 transactions for which data was available were 2.9x, 1.3x and 0.6x, respectively. Petrie Parkman determined that, with respect to Hugoton, the appropriate benchmark multiples for gross pre-tax cash flow, discretionary cash flow, equivalent proved reserves and SEC Value were in the ranges of 6.0 to 7.0x, 6.0 to 7.5x, $0.90 to $1.10 per Mcfe6 and 1.0 to 1.3x, respectively. Petrie Parkman applied these benchmark multiples to Hugoton's historical gross pre-tax cash flow, discretionary cash flow, equivalent proved reserves and SEC Value. Petrie Parkman also performed a premium analysis, which compared the offer price per target company share with the target company's share price for the periods of one day, 30 days and 60 days prior to public announcement of the offer. The highest, average and lowest premiums (excess of offer price over target company's price stated as a percentage above the target company's share price) were 86.6%, 20.3% and 9.8% for one day prior, respectively, 75.6%, 35.9% and 0.0% for 30 days prior, respectively, and 86.6%, 35.0% and 2.1% for 60 days prior, respectively. Petrie Parkman determined that, with respect to Hugoton, the appropriate benchmarks for premium to target company's price one day prior, 30 days prior, and 60 days prior were in the ranges of 15% to 25%, 30% to 40%, and 30% to 40%, respectively. Petrie Parkman applied these premium benchmarks to the corresponding stock prices of Hugoton. Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $325.0 million to $375.0 million. After deducting long-term obligations of Hugoton of $100 million from the composite asset reference value range and dividing by the number of shares of Hugoton Common Stock outstanding, the resulting composite equity reference value range per share of Hugoton Common Stock outstanding was $11.34 to $13.86.

     The acquisitions and offers for control reviewed by Petrie Parkman were the following: (1) the acquisition of Coda Energy, Inc. by Belco announced on November 3, 1997, (2) the acquisition of Offshore Energy Development Corp. by Titan Exploration, Inc. announced on September 9, 1997, (3) the acquisition of Chauvco Resources Ltd. by Pioneer Natural Resources Company announced on September 3, 1997, (4) the acquisition of Monterey Resources, Inc. by Texaco Inc. announced on August 18, 1997, (5) the acquisition of Louisiana Land & Exploration Company by Burlington Resources Inc. announced on July 17, 1997, (6) the acquisition of Cairn Energy USA, Inc. by The Meridian Resource Corporation announced on July 8, 1997, (7) the acquisition of American Exploration Company by Louis Dreyfus Natural Gas Corp. announced on June 24, 1997, (8) the acquisition of Pennzoil Company by Union Pacific Resources Group Inc. announced on June 23, 1997, (9) the acquisition of Convest Energy Corporation by Forcenergy Inc announced on June 20, 1997, (10) the acquisition of McFarland Energy, Inc. by Monterey Resources, Inc. announced on June 17, 1997, (11) the acquisition of Alamco, Inc. by The Columbia Gas System Inc. announced on May 27, 1997, (12) the acquisition of Parker & Parsley Petroleum Company by Mesa Inc. announced on April 7, 1997, (13) the acquisition of Belden & Blake Corporation by Texas Pacific Group announced on March 31, 1997, (14) the acquisition of Great Western Resources Inc. by Forcenergy Inc announced on December 12, 1996,
(15) the acquisition of InterCoast Oil and Gas by KCS Energy, Inc. announced on October 17, 1996, (16) the acquisition of Presidio Oil Company by Tom Brown, Inc. announced on August 5, 1996, (17) the acquisition of Global Natural Resources Inc. by Seagull Energy Corporation announced on July 22, 1996, (18) the acquisition of Petrocorp Incorporated by Kaiser Francis Oil Company announced on June 17, 1996, (19) the acquisition of Clinton Gas Systems, Inc. by Enron Capital & Trade Resources Corp. announced on May 24, 1996, (20) the acquisition of The Phoenix Resource Companies, Inc. by Apache Corporation announced on March 28, 1996, (21) the acquisition of Ampolex

Limited by Mobil Corporation announced on February 28, 1996, (22) the acquisition of Tide West Oil Company by HS Resources, Inc. announced on February 26, 1996 and (23) the acquisition of Gerrity Oil and Gas Corporation by Snyder Oil Corporation announced on January 17, 1996.

     Common Stock Comparison -- Hugoton. Using publicly available information, Petrie Parkman calculated adjusted capitalization multiples of historical financial criteria for gross pre-tax cash flow, operating cash flow and SEC Value and of equivalent proved reserves for 124 publicly traded independent oil and gas companies. Petrie Parkman also calculated market capitalization (market value of common equity) multiples of historical financial criteria for discretionary cash flow for such companies. The adjusted capitalization of each company was obtained by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (if publicly traded, otherwise liquidation or book value) and the book value of its minority interest in other companies and subtracting its cash.

     Petrie Parkman determined that 14 companies were relevant to an evaluation of Hugoton in the context of reserve location and reserve life. Accordingly, Petrie Parkman examined in greater detail Belco, Bellwether Exploration Company, Comstock Resources, Inc., Cross Timbers Oil Company, DLB, HS Resources, Inc., KCS Energy, Inc., Lomak Petroleum, Inc., Louis Dreyfus Natural Gas Corp., St. Mary Land & Exploration Company, Swift Energy Company, Titan Exploration, Inc., Unit Corporation and The Wiser Oil Company. For these 14 companies, the highest, average and lowest adjusted capitalization multiples of gross pre-tax cash flow were 15.5x, 8.3x and 4.2x, respectively. The highest, average and lowest adjusted capitalization multiples of operating cash flow were 12.8x, 7.5x and 3.8x, respectively. The highest, average and lowest adjusted capitalization multiples of equivalent proved reserves were $2.94, $1.57 and $0.77 per Mcfe6, respectively. The highest, average and lowest adjusted capitalization multiples of SEC Value were 5.2x, 1.7x and 0.8x, respectively. The highest, average and lowest market capitalization multiples of discretionary cash flow were 19.9x, 7.9x and 2.2x, respectively. Petrie Parkman determined that, with respect to Hugoton, the appropriate benchmarks for adjusted capitalization multiples for gross pre-tax cash flow, operating cash flow, equivalent proved reserves and SEC Value were in the ranges of 7.0 to 9.0x, 6.0 to 8.0x, $1.00 to $1.20 per Mcfe6 and 1.0 to 1.3x, respectively, and that the appropriate benchmark market capitalization multiples for discretionary cash flow were in the range of 5.5 to 8.0x. Petrie Parkman applied these benchmark multiples to Hugoton's historical gross pre-tax cash flow, operating cash flow, SEC Value, discretionary cash flow and equivalent proved reserves based on the reserve estimates referred to above. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $325.0 million to $400.0 million. After subtracting long-term obligations of Hugoton of $100.0 million and dividing by the number of shares of Hugoton Common Stock outstanding, the composite equity reference value range per share of Hugoton Common Stock outstanding was $11.34 to $15.00.

     Going Concern Analysis -- Hugoton. Petrie Parkman projected the potential financial performance of Hugoton without giving effect to the Merger for the four and one-half year period beginning June 30, 1997 using Pricing Cases I, II and III. Petrie Parkman prepared these projections utilizing certain information and projections prepared or provided by Hugoton management as well as numerous assumptions, including two capital cases. The first case (the "$0.75/Mcfe6 Finding Cost Case") was based on Hugoton's development plan as set forth in its July 1, 1997 reserve report with capital in excess of the reserve report capital reinvested for reserve additions at $0.75/Mcfe6. The second case (the "$1.00/Mcfe Finding Cost Case") employed the same assumptions as the $0.75/Mcfe6 Finding Cost Case but assumed reinvestment for reserve additions based on a finding cost of $1.00/Mcfe6. Capital expenditure levels were based on Hugoton's 1997 and 1998 estimated capital budget with 10% annual escalation thereafter. Other factors reflected in the analysis include discount rates of 15.0% to 17.5%, terminal multiples of 5.0x, 6.0x and 7.0x projected 2001 discretionary cash flow and utilization of Hugoton's existing tax position.

     A terminal multiple of 5.0x projected 2001 discretionary cash flow yielded equity reference values per share of Hugoton Common Stock outstanding under the $0.75/Mcfe6 Finding Cost Case of $6.41 to $7.02 using Pricing Case I, $7.87 to $8.62 using Pricing Case II and $10.59 to $11.61 using Pricing Case III, and under the $1.00/Mcfe6 Finding Cost Case of $4.57 to $5.00 using Pricing Case I, $5.85 to $6.41 using Pricing Case II and $8.25 to $9.04 using Pricing Case III. A terminal multiple of 6.0x projected 2001 discretionary cash flow yielded equity reference values per share of Hugoton Common Stock outstanding under the

$0.75/Mcfe6 Finding Cost Case of $7.77 to $8.51 using Pricing Case I, $9.52 to $10.43 using Pricing Case II and $12.79 to $14.02 using Pricing Case III, and under the $1.00/Mcfe6 Finding Cost Case of $5.54 to $6.08 using Pricing Case I, $7.08 to $7.76 using Pricing Case II and $9.96 to $10.92 using Pricing Case III. A terminal multiple of 7.0x projected 2001 discretionary cash flow yielded equity reference values per share of Hugoton Common Stock outstanding under the $0.75/Mcfe6 Finding Cost Case of $9.13 to $10.00 using Pricing Case I, $11.17 to $12.24 using Pricing Case II and $14.99 to $16.43 using Pricing Case III, and under the $1.00/Mcfe6 Finding Cost Case of $6.52 to $7.15 using Pricing Case I, $8.32 to $9.11 using Pricing Case II and $11.68 to $12.80 using Pricing Case
III. From these equity reference value ranges, Petrie Parkman determined a composite equity reference value range per share of Hugoton Common Stock outstanding of $11.00 to $14.00 for the $0.75/Mcfe6 Finding Cost Case and $9.00 to $11.00 for the $1.00/Mcfe6 Finding Cost Case.

     Discounted Cash Flow Analysis -- Chesapeake. Petrie Parkman calculated estimates of future after-tax cash flows for the reserve assets based on the reserve estimates referred to above and for the non-reserve assets utilizing information provided by Chesapeake under Pricing Cases I, II and III described above. Other factors involved in Petrie Parkman's analysis included the use of after-tax discount rates ranging from 10.0% to 25.0% depending on reserve category and the evaluation of certain other assets of Chesapeake. This methodology resulted in asset reference value ranges of $830.8 million to $879.7 million for Pricing Case I, $888.6 million to $939.4 million for Pricing Case II and $992.8 million to $1,057.2 million for Pricing Case III. After deducting long-term obligations of Chesapeake of $509.0 million from the asset reference value ranges and dividing by the number of shares of Chesapeake Common Stock outstanding, the equity reference value ranges per share of Chesapeake Common Stock outstanding are $4.00 to $4.61 for Pricing Case I, $4.72 to $5.35 for Pricing Case II and $6.02 to $6.82 for Pricing Case III.

     Comparable Transactions Analysis -- Chesapeake. Petrie Parkman reviewed certain publicly available information on the 84 oil and gas property acquisition transactions described above and the one transaction for which Petrie Parkman had non-public information. Petrie Parkman determined that, with respect to Chesapeake, the appropriate benchmark multiples for equivalent proved reserves for the Permian, Rocky Mountain, Mid-Continent and East Texas / Gulf Coast assets were in the ranges of $0.60 to $0.70 per Mcfe6, $0.70 to $0.90 per Mcfe6, $0.80 to $1.15 per Mcfe6 and $1.00 to $1.25 per Mcfe6, respectively. Petrie Parkman applied these benchmarks to Chesapeake's corresponding proved reserve figures for each of the geographic regions to yield asset reference value ranges for Chesapeake's reserves. Following adjustments for Chesapeake's non-reserve assets, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $800.0 million to $900.0 million. After deducting long-term obligations of Chesapeake of $509.0 million from the composite asset reference value range and dividing by the number of shares of Chesapeake Common Stock outstanding, the resulting composite equity reference value range per share of Chesapeake Common Stock outstanding was $3.62 to $4.86.

     In addition, Petrie Parkman reviewed certain publicly available information on the 23 company acquisition transactions and offers for control described above. Petrie Parkman determined that, with respect to Chesapeake, the appropriate benchmark multiples for gross pre-tax cash flow, discretionary cash flow, equivalent proved reserves and SEC Value were in the ranges of to 6.0 to 8.0x, 6.0 to 7.5x, $1.00 to $1.50 per Mcfe6 and 1.0 to 1.5x, respectively. Petrie Parkman applied these benchmark multiples to Chesapeake's historical gross pre-tax cash flow, discretionary cash flow, equivalent proved reserves and SEC Value. Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $1,200.0 million to $1,500.0 million. After deducting long-term obligations of Chesapeake of $509.0 million from the composite asset reference value range and dividing by the number of shares of Chesapeake Common Stock outstanding, the resulting composite equity reference value range per share of Chesapeake Common Stock outstanding was $8.59 to $12.32.

     Common Stock Comparisons -- Chesapeake. Using publicly available information, Petrie Parkman calculated adjusted capitalization multiples of historical financial criteria for gross pre-tax cash flow, operating cash flow and SEC Value and of equivalent proved reserves for 124 publicly traded independent oil and gas companies. Petrie Parkman also calculated market capitalization multiples of historical financial criteria for discretionary cash flow for such companies.

     Petrie Parkman determined that 17 companies were relevant to an evaluation of Chesapeake in terms of reserve location and reserve life. Accordingly, Petrie Parkman examined in greater detail Barrett Resources Corporation, Belco, Bellwether Exploration Company, Box Energy Corporation, Clayton Williams Energy, Inc., Comstock Resources, Inc., Forcenergy Inc., HS Resources, Inc., Hugoton, KCS Energy, Inc., Lomak Petroleum, Inc., Louis Dreyfus Natural Gas Corp., Santa Fe Energy Resources, Inc., Snyder Oil Corporation, Stone Energy Corporation, Tom Brown, Inc. and Union Pacific Resources Group Inc. For these 17 companies, the highest, average, and lowest adjusted capitalization multiples of gross pre-tax cash flow were 11.4x, 7.0x, and 3.2x, respectively. The highest, average and lowest adjusted capitalization multiples of operating cash flow were 10.9x, 6.4x and 3.0x, respectively. The highest, average and lowest adjusted capitalization multiples of SEC Value were 2.5x, 1.4x and 0.8x, respectively. The highest, average and lowest adjusted capitalization multiples of equivalent proved reserves were $2.74, $1.68 and $0.79 per Mcfe6, respectively. The highest, average and lowest market capitalization multiples of discretionary cash flow were 12.9x, 6.7x and 2.1x, respectively. Petrie Parkman determined that, with respect to Chesapeake, the appropriate benchmark adjusted capitalization multiples for gross pre-tax cash flow, operating cash flow, SEC Value, and equivalent proved reserves were in the ranges of 7.0 to 9.0x, 5.5 to 7.5x, 1.5 to 2.0x and $1.90 to $2.10 per Mcfe6, respectively, and that the appropriate benchmark market capitalization multiples for discretionary cash flow were in the range of 7.0 to 9.0x. Petrie Parkman applied these benchmark multiples to Chesapeake's historical gross pre-tax cash flow, operating cash flow, SEC Value, discretionary cash flow and equivalent proved reserves based on the reserve estimates referred to above. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $1,400.0 million to $1,700.0 million. After deducting long-term obligations of Chesapeake of $509.0 million from the composite asset reference value range and dividing by the number of shares of Chesapeake Common Stock outstanding, the resulting composite equity reference value range per share of Chesapeake Common Stock outstanding was $11.08 to $14.81.

     Going Concern Analysis -- Chesapeake. Petrie Parkman projected the potential financial performance of Chesapeake without giving effect to the Merger for the two-year period beginning June 30, 1997 on a quarterly basis using Pricing Cases I, II and III. Petrie Parkman prepared these projections utilizing certain information and projections prepared or provided by Chesapeake's management as well as numerous assumptions. Projections were based on Chesapeake's proved developed reserves as set forth in the September 30, 1997 reserve report, the Gruy Engineering reserve report as of January 1, 1997 and the DeGolyer & MacNaughton reserve report as of December 31, 1996 and certain projections of drilling opportunities and associated capital expenditures supplied by Chesapeake for the two-year period. No capital was assumed to be spent beyond that identified in the projections described above. Other factors reflected in the analysis include the use of multiples of discretionary cash flow of 3.3x, 4.3x and 5.3x based on Chesapeake's estimated trailing twelve-month historical multiple of discretionary cash flow of 4.3x and utilization of Chesapeake's existing tax position.

     Using a multiple of 3.3x projected June 30, 1998 and June 30, 1999 discretionary cash flow, this methodology resulted in ranges of equity reference values per share of Chesapeake Common Stock outstanding of $6.79 to $9.21 using Pricing Case I, $7.48 to $10.14 using Pricing Case II and $8.50 to $11.66 using Pricing Case III. Using a multiple of 4.3x projected June 30, 1998 and June 30, 1999 discretionary cash flow yielded equity reference values per share of Chesapeake Common Stock outstanding of $8.83 to $11.97 using Pricing Case I, $9.72 to $13.17 using Pricing Case II and $11.04 to $15.15 using Pricing Case
III. Using a multiple of 5.3x projected June 30, 1998 and June 30, 1999 discretionary cash flow yielded equity reference values per share of Chesapeake Common Stock outstanding of $10.86 to $14.72 using Pricing Case I, $11.95 to $16.21 using Pricing Case II and $13.57 to $18.63 using Pricing Case III. From these equity reference value ranges, Petrie Parkman determined a composite equity reference value range per share of Chesapeake Common Stock outstanding under this method of $11.00 to $15.00.

     Pro Forma Merger Analysis. Petrie Parkman analyzed certain pro forma financial effects of the Merger for the two-year period beginning June 30, 1997. In connection with such analysis, Petrie Parkman assessed the past performance of the managements of Hugoton and Chesapeake, reviewed the estimates and projections prepared or provided by the managements of Hugoton and Chesapeake, and had discussions with members of the management of Hugoton and Chesapeake with respect to the current operations and the future financial and operating performance of Chesapeake on a stand-alone basis and after giving effect to the Merger, but relied only to a limited degree on these estimates and projections in conducting its pro forma merger analysis. This analysis indicated that the Merger would be dilutive to projected Chesapeake earnings per share for the fiscal year ending June 30, 1998, but accretive for the fiscal year ending June 30, 1999 and that the Merger would be accretive to Chesapeake's discretionary cash flow per share over the two-year period ending June 30, 1999. The analysis also indicated that the Merger would result in lower total debt to total book capitalization ratios than projected for Chesapeake on a stand-alone basis for the two-year period ending June 30, 1999. Petrie Parkman concluded that, based on these projections, the Merger would not be dilutive to discretionary cash flow per share over the period analyzed and would not result in higher financial leverage.

     The description set forth above constitutes a summary of the material analyses employed by Petrie Parkman in rendering its opinion dated November 12, 1997 to the Hugoton Board. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis. Any estimates resulting therefrom are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, no assurances can be given that such estimates will prove to be accurate.

     No company used in the analysis of other publicly traded companies nor any transaction used in the analyses of comparable transactions summarized above is identical to Hugoton, Chesapeake or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the selected companies and the companies in the selected transactions and other factors that would affect the public trading value and acquisition value of the selected companies and the selected transactions, respectively.

     Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hugoton selected Petrie Parkman as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     Pursuant to the terms of the engagement letter between Petrie Parkman and Hugoton dated June 20, 1997, as amended on November 12, 1997, Hugoton paid Petrie Parkman an advisory fee of $100,000 and has agreed to pay Petrie Parkman a transaction fee (the "Transaction Fee"), contingent and payable upon the consummation of the Merger, in an amount equal to 1.00% of the equity consideration to be received by Hugoton and/or its shareholders in the Merger. The amount of such equity consideration will be calculated on the basis of the average of the closing market price of Chesapeake Common Stock for the last ten trading days prior to the public announcement of the Merger. As so calculated, the Transaction Fee is estimated to be $2.8 million. Whether or not the Merger is consummated, Hugoton has also agreed to reimburse Petrie Parkman for its out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify Petrie Parkman and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under federal securities laws.

     CHESAPEAKE'S FINANCIAL ADVISOR. Bear, Stearns & Co. Inc. ("Bear Stearns") has acted as one of Chesapeake's financial advisors in connection with the Merger. Chesapeake's other financial advisor in connection with the Merger, Donaldson, Lufkin & Jenrette Securities Corporation, was not asked to and did not render a fairness opinion, make any other report, opinion or appraisal materially relating to the Merger, or make any presentations to the Chesapeake Board. In connection with Bear Stearns' engagement as financial advisor, Chesapeake requested Bear Stearns to evaluate the fairness of the Exchange Ratio in the Merger, from a financial point of view, to the public shareholders of Chesapeake. On November 12, 1997, in connection with the Board's evaluation of the Merger Agreement and the contemplated transaction, Bear Stearns delivered its opinion that, as of such date and subject to certain assumptions, factors and limitations stated therein and as described below, the Exchange Ratio in the Merger was fair, from a financial point of view, to the public shareholders of Chesapeake.

     THE FULL TEXT OF THE OPINION OF BEAR STEARNS (THE "OPINION"), WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS IN RENDERING THE OPINION, IS ATTACHED AS ANNEX C HERETO AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SHAREHOLDERS OF CHESAPEAKE ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE OPINION WAS PROVIDED TO THE CHESAPEAKE BOARD FOR ITS INFORMATION IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE PUBLIC SHAREHOLDERS OF CHESAPEAKE, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY CHESAPEAKE TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO CHESAPEAKE'S SHAREHOLDERS AS TO HOW SUCH SHAREHOLDERS SHOULD VOTE ON THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR ANY MATTER RELATED THERETO. BEAR STEARNS EXPRESSED NO OPINION AS TO THE PRICE OR RANGE AT WHICH THE CHESAPEAKE COMMON STOCK MAY TRADE SUBSEQUENT TO THE ANNOUNCEMENT OR CONSUMMATION OF THE MERGER.

     No limitations were imposed by Chesapeake on the scope of its investigation or the procedures to be followed by Bear Stearns in rendering the Opinion. Bear Stearns was not requested to and did not make any recommendation to the Chesapeake Board as to the form or amount of the consideration to be paid for the Hugoton Common Stock in the Merger, which was determined through arm's length negotiations between Chesapeake and Hugoton. In arriving at the Opinion, Bear Stearns did not ascribe a specific range of values as to Chesapeake or Hugoton, but made its determination on the basis of the financial and comparative analyses summarized below. The Opinion does not address Chesapeake's underlying business decision to pursue the Merger.

     In rendering the Opinion, Bear Stearns reviewed, relied upon, assumed the accuracy and completeness and did not assume any responsibility for independent verification of various forecasts and estimates of cash flow, reserves and production of Chesapeake and Hugoton prepared by or for the managements of Chesapeake and Hugoton, including those prepared by Chesapeake with respect to Hugoton. Bear Stearns' analyses were based upon various assumptions regarding reserves, pricing and timing of production as of the dates on which such forecasts and estimates were made, and there can be no assurance that actual results of Chesapeake or Hugoton either alone or on a combined basis will not vary materially from those forecasts and estimates. With respect to Chesapeake's and Hugoton's projected financial results that would be achieved upon consummation of the Merger (and the potential synergies that could be achieved by Chesapeake and Hugoton upon consummation of the Merger), Bear Stearns assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of Chesapeake and Hugoton as to the expected future performance of Chesapeake and Hugoton. With respect to reserve estimates referred to in clauses (vi) and
(vii) in the paragraph below, Bear Stearns is not an expert in the engineering evaluation of oil and gas properties and has relied solely upon the estimates referred to herein. In arriving at its Opinion, Bear Stearns did not perform or obtain any independent evaluation or appraisal of the assets or liabilities of Chesapeake or Hugoton, nor was Bear Stearns furnished with any such appraisal.

     In connection with rendering the Opinion, Bear Stearns, among other things:
(i) reviewed the principal financial terms of the Merger set forth in the Merger Agreement; (ii) reviewed certain publicly available and other related information concerning Chesapeake; (iii) reviewed certain publicly available and other related information concerning Hugoton; (iv) reviewed certain publicly available information concerning the industry in which Chesapeake and Hugoton operate; (v) reviewed certain operating and financial information, including projections, relating to the businesses and future prospects of Chesapeake and Hugoton that were provided to Bear Stearns by the senior managements of Chesapeake and Hugoton, respectively; (vi) reviewed certain estimates of proved oil and natural gas reserves of Hugoton as of December 31, 1996, and July 1, 1997, prepared by Ryder Scott Company; (vii) reviewed certain estimates of proved oil and natural gas reserves of Chesapeake as of June 30, 1997, prepared by Williamson Petroleum Consultants, Inc., as well as certain estimates of proved oil and natural gas reserves of DLB as of July 1997 prepared by DeGolyer & MacNaughton and certain estimates of proved oil and natural gas reserves of AnSon as of December 31, 1997 prepared by management of AnSon; (viii) met with certain members of Chesapeake's and Hugoton's senior management to discuss each company's past and current operations, historical financial statements and future prospects, including Chesapeake's strategic interest in acquiring longer-lived reserves; (ix) reviewed and analyzed certain publicly available information with respect to certain other companies that Bear Stearns believed to be generally comparable to Chesapeake and Hugoton; (x) reviewed certain information concerning the historical prices, trading volumes and valuation parameters of the Chesapeake Common Stock and the Hugoton Common Stock; (xi) reviewed the financial terms of certain recent business combination transactions that Bear Stearns deemed generally comparable to Chesapeake and Hugoton and the Merger; and (xii) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate. Bear Stearns assumed that the Merger would qualify as a tax-free reorganization for U.S. federal income tax purposes. In addition, certain information and estimates upon which Bear Stearns reviewed and relied gave pro forma effect to the consummation of the DLB and AnSon acquisitions by Chesapeake. The Opinion was necessarily based on information available to Bear Stearns and on general economic, financial, stock market, monetary and other conditions as they existed and could be evaluated as of the date of the Opinion. Bear Stearns does not have any obligation to update, revise or reaffirm its opinion.

     In connection with its presentation to the Chesapeake Board on November 12, 1997, and in advising the Chesapeake Board of its Opinion, Bear Stearns performed a variety of financial and comparative analyses, as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary or partial description. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analysis and the Opinion. In its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Chesapeake and Hugoton. Any estimates contained in its analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

     Comparable Company Analysis. As part of this analysis, Bear Stearns compared certain financial information of Hugoton to a group of seven publicly traded independent oil and gas exploration and production companies: Comstock Resources Inc., Devon Energy Corporation, HS Resources, Inc., National Energy Group, Inc., Plains Resources, Inc., Swift Energy Corporation and Vintage Petroleum, Inc. (the "Comparable Companies"). This comparison of financial information included analyses of multiples such as stock price to forecasted calendar 1997 and 1998 operating cash flow (defined as net income less preferred stock dividends, plus deferred taxes, depreciation, depletion, amortization, impairments and exploration costs) per share ("CFPS"), and multiples of Enterprise Value (defined as equity value plus debt, preferred stock and minority interests less cash and cash equivalents) to (i) the latest twelve months ("LTM") EBITDAX (defined as earnings before interest, income taxes, depreciation, depletion, amortization, impairments and exploration expense) as of June 30, 1997, (ii) proved reserves as of December 31, 1996 and (iii) pre-tax standardized measure of discounted estimated future net cash flows related to proved reserves ("PV 10 values") as of December 31, 1996. Bear Stearns calculated a range of implied equity values per share of Hugoton Common Stock (based upon an implied offer price per share determined by multiplying the Exchange Ratio times the trading price of the Chesapeake Common Stock as of November 11, 1997) by performing an analysis that applied indicative multiples, selected based upon considerations such as the observed multiples for the Comparable Companies and Bear Stearns' knowledge of Hugoton and the industry. Bear Stearns noted that based upon a compilation of CFPS projections obtained from equity research analysts and on share prices as of November 11, 1997, the Comparable Companies traded at multiples of share price to forecasted 1997 CFPS in an indicative multiple range of 6.5 times to 7.5 times and to forecasted 1998 CFPS in an indicative multiple range of 5.4 times to 6.4 times, compared to 6.8 times and
5.9 times the Hugoton implied offer price to forecasted 1997 CFPS and 1998 CFPS, respectively. In addition, Bear Stearns noted that based upon publicly available information and implied market valuations as of November 11, 1997, the Comparable Companies traded at multiples of Enterprise Value to LTM EBITDAX in an indicative multiple range of 7.6 times to 8.6 times, compared to 8.5 times for Hugoton based upon Hugoton's implied offer price. Bear Stearns also noted that the analyses of multiples of Enterprise Value to estimated proved reserves and PV 10 values resulted in (a) an indicative multiple range of $1.15 -- $1.40 per thousand cubic feet of natural gas equivalents (based on a six-to-one natural gas to oil conversion ratio) ("Mcfe") for the Comparable Companies, compared to $1.16 per Mcfe for Hugoton based upon Hugoton's implied offer price, and (b) an indicative multiple range of 0.7 times to 1.0 times PV 10 values for the Comparable Companies, compared to 0.8 times for Hugoton based upon Hugoton's implied offer price. These indicative ranges of multiples were applied to each such respective financial measure relative to Hugoton providing the following implied equity values per share: (i) $12.94 per share to $14.93 per share based on forecasted 1997 CFPS; (ii) $12.37 per share to $14.66 per share based on forecasted 1998 CFPS; (iii) $11.55 per share to $13.71 per share based on LTM EBITDAX (after subtracting $98.8 million of net debt); (iv) $13.26 per share to $17.19 per share based on estimated proved reserves as of December 31, 1996 (after subtracting $98.8 million of net debt); and (v) $11.04 per share to $17.84 per share based on PV 10 values as of December 31, 1996 (after subtracting $98.8 million of net debt).

     No company utilized in the comparable company analysis is identical to Hugoton. In evaluating the Comparable Companies, Bear Stearns made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hugoton such as the impact of competition on the business of Hugoton and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Hugoton or the industry or in financial markets in general. An analysis of comparable companies is not purely mathematical; rather it involves complex considerations and judgments concerning similarities and differences in financial, operational and other characteristics of potentially comparable companies.

     Comparable Acquisitions Analysis. Bear Stearns reviewed the transaction values in selected business combination transactions which involved certain oil and gas exploration and production companies similar to Hugoton and which were announced or completed during 1997. Bear Stearns included in its review the following transactions: Louis Dreyfus Natural Gas Corp./American Exploration Co., Burlington Resources Inc./Louisiana Land & Exploration Co., The Meridian Resource Corporation/Cairn Energy USA, Inc., Chesapeake/DLB, Chesapeake/AnSon, Comstock Resources, Inc./Bois D'Arc Resources, Lomak Petroleum, Inc./Cometra Energy, L.P. and Belco/Coda Energy, Inc. (the "Comparable Transactions"). For purposes of this analysis, these companies' lines of business and operations, or locations of their properties, made them, in the judgment of Bear Stearns, as nearly comparable to Hugoton as practicable. Bear Stearns calculated a range of implied equity values per share of Hugoton Common Stock by performing an analysis that applied indicative multiples, selected based upon considerations such as the observed ranges of values for the Comparable Transactions and Bear Stearns' knowledge of Hugoton and the industry. Bear Stearns reviewed the multiples in the Comparable Transactions of transaction value to the acquired companies' respective estimated proved reserves as of December 31, 1996, expressed in terms of dollars per Mcfe ($/Mcfe), based on a six-to-one natural gas to oil conversion ratio. An analysis of the ratio of transaction values to proved reserves as of December 31, 1996 resulted in an indicative multiple range for the Comparable Transactions of $1.20 to $1.65 per Mcfe, compared to the implied multiple for Chesapeake/Hugoton of $1.16 per Mcfe based on the implied offer price for the Hugoton Common Stock. Bear Stearns also reviewed the multiples in the Comparable Transactions of transaction value to the acquired companies' respective estimated PV 10 values as of December 31, 1996; this analysis resulted in an indicative multiple range for the Comparable Transactions of 0.9 times to 1.2 times, compared to the implied multiple for Chesapeake/ Hugoton of 0.8 times based on the implied offer price for the Hugoton Common Stock. Bear Stearns further reviewed the multiples in the Comparable Transactions of transaction values to the acquired companies' respective LTM EBITDAX as of June 30, 1997. An analysis of the ratio of transaction values to LTM

EBITDAX resulted in an indicative multiple range for the Comparable Transactions of 6.5 to 8.5 times, compared to the implied multiple for Chesapeake/Hugoton of
8.5 times based on the implied offer price for the Hugoton Common Stock. After applying these indicative ranges of multiples to each such respective financial measure relative to Hugoton and subtracting $98.8 million of net debt, Bear Stearns arrived at the following implied equity values per share: (i) $14.05 per share to $21.13 per share based on estimated proved reserves as of December 31, 1996; (ii) $15.58 per share to $22.38 per share based on PV 10 values as of December 31, 1996; and (iii) $9.18 per share to $13.49 per share based on LTM EBITDAX.

     No transaction reviewed in the Comparable Transaction analysis is identical to the Merger. In evaluating the Comparable Transactions, Bear Stearns made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chesapeake and Hugoton such as the impact of competition on the business of Chesapeake and Hugoton and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Chesapeake and Hugoton or the industry or in the financial markets in general. An analysis of comparable transactions is not purely mathematical; rather it involves complex considerations and judgments concerning similarities and differences in financial, operational and other characteristics of potentially comparable transactions.

     Relative Contribution Analysis. Bear Stearns' analysis determined the contribution to combined Enterprise Value by Chesapeake and Hugoton as 75.0% and 25.0%, respectively. Bear Stearns then compared the Enterprise Value contributions to the contributions of each of Chesapeake and Hugoton to combined EBITDAX, proved reserves and PV 10 values. For combined estimated EBITDAX for calendar 1998, Bear Stearns determined that Chesapeake would contribute 82.2% and Hugoton would contribute 17.8%; from combined estimated proved reserves as of June 30, 1997, Bear Stearns determined that Chesapeake would contribute 66.5% and that Hugoton would contribute 33.5%; and for combined PV 10 values as of June 30, 1997, Bear Stearns determined that Chesapeake would contribute 75.4% and Hugoton would contribute 24.6%. Bear Stearns' analysis also determined the contribution to combined market equity value (based on share prices as of November 11, 1997) by Chesapeake and Hugoton as 74.3% and 25.7%, respectively. Bear Stearns then compared the equity value contributions to the contributions of each of Chesapeake and Hugoton to combined net debt-free PV 10 values, projected 1998 operating cash flow and projected 1998 net income. For combined net debt-free PV 10 values as of June 30, 1997, Bear Stearns determined that Chesapeake would contribute 74.2% and Hugoton would contribute 25.8%; for combined projected 1998 operating cash flows, Bear Stearns determined that Chesapeake would contribute 81.7% and Hugoton would contribute 18.3%; and for combined projected 1998 net income, Bear Stearns determined that Chesapeake would contribute 89.2% and Hugoton would contribute 10.8%. The analyses involving projections and estimates were based upon projections and estimates supplied to Bear Stearns by the managements of Chesapeake and Hugoton (including those prepared by Chesapeake with respect to Hugoton). In making its analyses, Bear Stearns took into account Chesapeake's strategic interest in acquiring longer-lived reserves in connection with the Merger. This analysis did not assume the realization of any cost savings or synergies from the Merger.

     Discounted Cash Flow Analyses. Using a discounted cash flow analysis, Bear Stearns estimated the present value (utilizing a discount rate of 10%) of the future net cash flows that Hugoton could be expected to generate from July 1, 1997 and beyond, based upon certain reserve report information provided by Hugoton for proved, probable and possible reserves and associated projected production profiles and using escalated pricing and cost assumptions of 4.0% per annum. Bear Stearns assigned risk factor ranges for recoveries of probable and possible reserves of 40% to 60%, and 20% to 30%, respectively; no risk factor was assigned to proved reserves. Assigning these risk factors, the estimated present values of the future net cash flows that could be expected to be generated from such reserves ranged from $359.9 million to $401.9 million. Using this analysis and adding estimated values for undeveloped acreage and other assets, and then deducting $98.8 million of net debt, Bear Stearns arrived at an implied equity value range for Hugoton of $13.22 to $15.26 per share.

     Bear Stearns is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Bear Stearns regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. Chesapeake retained Bear Stearns based on Bear Stearns' experience and expertise in the valuation of companies and because it is familiar with Chesapeake and its business.

     Pursuant to a letter agreement dated June 20, 1997, Chesapeake engaged Bear Stearns to serve as its financial advisor in connection with a possible business combination with Hugoton. Pursuant to the terms of the letter agreement, Chesapeake agreed to pay Bear Stearns the following fees as compensation for its services in connection with the business combination: (i) $50,000 payable upon its engagement, (ii) $200,000 payable upon the announcement of the transaction,
(iii) $300,000 payable at the time Bear Stearns rendered its Opinion, and (iv) contingent and payable upon the consummation of the business combination, a transaction fee in an amount equal to 0.75% of the value of the total consideration paid by Chesapeake in the business combination up to $350 million and 0.60% for any amounts greater than $350 million (less any fees previously paid pursuant to (i), (ii) and (iii)). In addition, regardless of whether the Merger is consummated, Chesapeake has agreed to reimburse Bear Stearns for out-of-pocket expenses incurred in connection with the Merger, including legal fees, and to indemnify Bear Stearns and certain related persons against certain liabilities and expenses, including certain liabilities under federal securities laws.

     Bear Stearns has previously rendered certain investment banking services to Chesapeake, including acting as managing underwriter of public offerings of equity and debt of Chesapeake, for which it has received customary compensation. In the ordinary course of its business, Bear Stearns may actively trade the securities of Hugoton and Chesapeake for its account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Donaldson, Lufkin & Jenrette Securities Corporation, Chesapeake's other financial advisor in connection with the Merger, will receive a fee of $1.0 million for financial advisory services in connection with the Merger.

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

     This document (including documents that have been incorporated herein by reference) includes various forward-looking statements about Hugoton, Chesapeake and the Combined Company that are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, the information concerning future results of operations of Hugoton, Chesapeake and the Combined Company after the Effective Time, set forth under "Questions and Answers About The Merger for Hugoton Shareholders," "Questions and Answers About The Merger for Chesapeake Shareholders," "Summary," "Risk Factors," "-- Background of the Merger," "-- Reasons for the Merger; Recommendations of Boards of Directors," "-- Opinions of Financial Advisors" and those preceded by, followed by or that otherwise include words such as "expects," "anticipates," "intends," "plans," "predicts," "believes," "estimates," "should," "could" and variations of such words and similar expressions. For these statements, Hugoton and Chesapeake claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     The following important factors, in addition to those discussed elsewhere in this document and the documents incorporated herein by reference (see "Where You Can Find More Information" on page 58), could affect the future financial results of Hugoton, Chesapeake and the Combined Company and could cause actual results to differ from those expressed in forward-looking statements contained or incorporated by reference in this document: fluctuations in prices for oil, gas and natural gas liquids; increased drilling and development costs; estimation of reserves; inaccurate seismic data; mechanical failures; decreased demand for motor fuels, natural gas and other products; above-average temperatures; pipeline failures; oil spills; increasing price and product competition; higher or lower costs and expenses of exploring for, developing and producing oil and natural gas; domestic and foreign governmental and public policy changes, including environmental regulations; the outcome of pending and future litigation and governmental proceedings, restrictions imposed by lenders and continued availability of financing. In addition, such results could be affected by general industry and market conditions and growth rates; general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; and other factors.

ACCOUNTING TREATMENT

     The Merger will be treated for accounting purposes in accordance with the rules for purchase accounting. Accordingly, the assets and liabilities of Hugoton will be recorded on Chesapeake's books at their estimated fair market values with the remaining purchase price reflected as an addition to oil and gas properties. See the "Notes to Unaudited Pro Forma Combined Financial Statements" included elsewhere in this Joint Proxy Statement/Prospectus.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     Tax Opinions Regarding the Merger. In the opinion of Andrews & Kurth L.L.P., counsel to Chesapeake, and Vinson & Elkins L.L.P., special tax counsel to Hugoton, the Merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), provided that the representations contained in the Merger Agreement (and certain customary factual representations made to counsel) are correct as of the Effective Time, the Merger is consummated in the manner contemplated by the Merger Agreement and this Joint Proxy Statement/Prospectus and there is no change in the Code or applicable authority. If such representations are not correct, the Merger is not so consummated or there is a change in the Code or applicable authority, this opinion cannot be relied upon.

     Provided that the representations contained in the Merger Agreement (and certain customary factual representations made to counsel) are correct as of the Effective Time, the Merger is consummated in the manner contemplated by the Merger Agreement and this Joint Proxy Statement/Prospectus and there is no change in the Code or applicable authority for U.S. federal income tax purposes:
(i) no gain or loss will be recognized by the shareholders of Hugoton upon the receipt of Chesapeake Common Stock in exchange for Hugoton Common Stock in the Merger; (ii) the aggregate adjusted tax basis of the shares of Chesapeake Common Stock to be received by a shareholder of Hugoton in the Merger (including fractional shares to be sold on behalf of the shareholder) will be the same as the aggregated adjusted tax basis of the shares of Hugoton Common Stock surrendered in exchange therefor; (iii) the holding period of the shares of Chesapeake Common Stock received by a shareholder of Hugoton in exchange for the Hugoton Common Stock will include the holding period of the shares of Hugoton Common Stock surrendered in exchange therefor, provided that such shares of Hugoton Common Stock are held as capital assets at the Effective Time; and (iv) a shareholder of Hugoton who receives cash in lieu of a fractional share of Chesapeake Common Stock would generally recognize gain or loss equal to the difference, if any, between the amount of cash received and such shareholder's adjusted tax basis in the fractional shares sold on his or her behalf.

     Consummation of the Merger is conditioned upon the receipt of opinions of Andrews & Kurth L.L.P. and Vinson & Elkins L.L.P., each dated as of the Effective Time, to the effect that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code. This condition to the consummation of the Merger may, however, be waived, in which case the approval of the Hugoton shareholders would be resolicited.

     THE FOREGOING DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR TAXPAYERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS, FOREIGN CORPORATIONS, FOREIGN PARTNERSHIPS OR OTHER FOREIGN ENTITIES AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES).

     NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE, LOCAL AND OTHER TAX LAWS. THE FOREGOING DISCUSSION IS BASED UPON THE PROVISIONS OF THE CODE, APPLICABLE TREASURY REGULATIONS THEREUNDER, INTERNAL REVENUE SERVICE RULINGS AND JUDICIAL DECISIONS AS IN EFFECT AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS WILL NOT AFFECT THE ACCURACY OF THE STATEMENTS OR CONCLUSIONS SET FORTH HEREIN. ANY SUCH CHANGE COULD APPLY RETROACTIVELY AND COULD AFFECT THE CONCLUSIONS REACHED IN SUCH DISCUSSION. NO RULINGS HAVE BEEN OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

     EACH SHAREHOLDER OF HUGOTON IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER UNDER U.S. FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE TAX LAWS.

REGULATORY MATTERS; CERTAIN LEGAL MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Chesapeake and Hugoton believe that the Merger complies with certain exemptions from the notification and waiting period requirements of the HSR Act and the rules promulgated thereunder. However, notwithstanding the availability of such exemptions, the FTC and the Antitrust Division have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Each state in which Chesapeake or Hugoton has operations may also review the Merger under state antitrust laws. Neither Chesapeake nor Hugoton is aware of any other regulatory approvals or filings that are required in connection with the Merger.

NO APPRAISAL RIGHTS

     Section 17-6712 of the Kansas General Corporation Code (the "KGCC") provides appraisal rights (sometimes referred to as "dissenters' rights") to shareholders of Kansas corporations in certain situations. However, Section 17-6712 provides that appraisal rights are not available to shareholders of a corporation such as Hugoton, (a) whose securities are registered on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose shareholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because the Hugoton Common Stock is designated as a national market system security on an interdealer quotation system by the NASD, and because the Hugoton shareholders are being offered only Chesapeake Common Stock, which is traded on the New York Stock Exchange (the "NYSE"), and (in some cases) cash in lieu of fractional shares, shareholders of Hugoton will not have appraisal rights with respect to the Merger.

     Holders of Chesapeake Common Stock are not entitled to appraisal rights under Oklahoma law in connection with the Merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS

     This Joint Proxy Statement/Prospectus does not cover resales of the Chesapeake Common Stock to be received by the shareholders of Hugoton upon consummation of the Merger, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

     All shares of Chesapeake Common Stock received by Hugoton shareholders in the Merger will be freely transferable, except that shares of Chesapeake Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "1933 Act")) of Hugoton may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of Chesapeake) or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Hugoton or Chesapeake generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of Hugoton or Chesapeake as well as significant shareholders. The Merger Agreement requires Hugoton to use its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Chesapeake Common Stock issued to them in the Merger in violation of the 1933 Act or the rules and regulations promulgated by the Securities and Exchange Commission ("SEC") thereunder.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Chesapeake Common Stock has been listed for trading under the ticker symbol "CHK" on the NYSE since April 28, 1995. Prior to such date, Chesapeake Common Stock was listed for quotation on the NASDAQ National Market. Hugoton Common Stock is listed for quotation on the NASDAQ National Market. The Hugoton ticker symbol is "HUGO."

     The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of Chesapeake Common Stock as reported on the NYSE Composite Transaction Tape, and of Hugoton Common Stock as reported on the NASDAQ National Market, in each case based on published financial sources. Hugoton has not paid a cash dividend during any of the relevant periods.

     Chesapeake initiated a quarterly dividend with the payment of $.02 per share of Chesapeake Common Stock on July 15, 1997. The payment of future cash dividends, if any, will be reviewed by the Chesapeake Board and will depend upon, among other things, Chesapeake's financial condition, funds from operations, the level of its capital and development expenditures, its business prospects and any contractual restrictions. In addition, certain of the indentures governing Chesapeake's indebtedness contain certain restrictions on Chesapeake's ability to declare and pay dividends.

                                                   HUGOTON COMMON     CHESAPEAKE COMMON
                                                       STOCK               STOCK(1)
                                                  ----------------    ------------------
                                                    MARKET PRICE         MARKET PRICE
                                                  ----------------    ------------------
                                                   HIGH      LOW       HIGH        LOW
                                                  ------    ------    -------    -------
1995
  First Quarter.................................  $ 8.56    $ 6.00     $ 4.84     $ 2.22
  Second Quarter................................    9.25      7.50       6.70       4.67
  Third Quarter.................................   10.50      8.00       7.28       4.53
  Fourth Quarter................................    9.75      8.25      11.08       6.20
1996
  First Quarter.................................    9.25      7.25      16.50      10.67
  Second Quarter................................    8.75      7.00      30.38      15.50
  Third Quarter.................................    9.38      7.38      34.00      21.00
  Fourth Quarter................................   11.63      8.25      34.13      25.69
1997
  First Quarter.................................   12.50      9.50      31.50      19.88
  Second Quarter................................   13.88      9.25      22.38       9.25
  Third Quarter.................................   14.06     11.25      11.50       6.31
  Fourth Quarter................................   13.00      8.75      12.94       7.00
1998
  First Quarter (through February 6, 1998)......    9.38      7.00       7.63       5.56

---------------

(1) Gives effect to three-for-two stock splits on December 15, 1995 and June 28, 1996 and a two-for-one stock split on December 31, 1996.

     On November 12, 1997, the last full trading day prior to the public announcement of the proposed Merger, the closing price of Chesapeake Common Stock on the NYSE Composite Transaction Tape was $10.25 per share and the closing price of Hugoton Common Stock on the NASDAQ National Market was $12.50 per share. On February 6, 1998, the most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus, the closing price on the NYSE Composite Transaction Tape for Chesapeake Common Stock was $6.00 per share and the closing price on the NASDAQ National Market for Hugoton Common Stock was $7.75 per share.

     HUGOTON AND CHESAPEAKE SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS

     Hugoton shareholders should note that a number of directors and executive officers of Hugoton have interests in the Merger as employees and directors that are different from, or in addition to, yours as a shareholder, as described below.

     Employment Agreements. Four of Hugoton's key executives, Floyd C. Wilson,
W. Mark Womble, Jay W. Decker and David M. Drummond, have entered into employment agreements with Hugoton. Each such employment agreement provides that the employee will be entitled to certain severance pay if (i) Hugoton terminates the employee without "Cause" (as defined in such agreements) or (ii) if the employee terminates the agreement for "Good Reason" after a "Change of Control" has occurred. Under such agreements, "Good Reason" is defined as the occurrence, without the employee's express written consent, of any one or more of the following events: (i) a change in the employee's duties or a change in the title or offices held by the employee; (ii) a reduction in the employee's compensation or the failure by Hugoton to continue to provide prompt payment (or reimbursement to the employee) of all reasonable expenses incurred by the employee in connection with the employee's professional and business activities;
(iii) a failure by Hugoton to waive any and all restrictions that might exist on the exercise of any stock options held by the employee under Hugoton's stock option plans as of the date of a Change of Control; and (iv) the failure of Hugoton to obtain the assumption of the employment agreement without limitation or reduction, by any successor to Hugoton. In addition to the above, Good Reason also is deemed to exist if a Change of Control in Hugoton has occurred and the employee agrees to stay employed by Hugoton for a reasonable transition period after the Change of Control, not to exceed three (3) months. In such case the employee would give thirty (30) days' notice to Hugoton, and such notice period may begin prior to the date of the Change of Control if an agreement is in place that would have the effect of causing a Change of Control. Under the terms of the employment agreements, a "Change of Control" shall have occurred if: (i) fifty percent (50%) or more of the outstanding common stock of Hugoton has been acquired by any person or persons (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act")), provided such person(s) is not a current shareholder(s) of Hugoton currently holding ten percent (10%) or more of the outstanding common stock of Hugoton; (ii) there has been a merger or equivalent combination involving Hugoton after which fifty percent (50%) or more of the voting stock of the surviving corporation is held by persons other than those persons who were shareholders holding ten percent (10%) or more of the outstanding stock of Hugoton immediately prior to the date of such merger or equivalent combination; or (iii) there has been a merger or equivalent combination or stock sale involving Hugoton and after such transaction fifty percent (50%) or more of the members of the Board elected by shareholders are persons who were not directors immediately prior to such transaction.

     The severance pay to be paid to each such employee if Hugoton terminates the employee without "Cause" or if the employee terminates the agreement for "Good Reason" is as follows: Mr. Wilson would be entitled to five (5) times his annual salary; Mr. Decker would be entitled to the amount of his entire salary for the remaining term of his agreement (which agreement expires September 7, 1999); Mr. Womble would be entitled to three times his annual compensation (as defined in his employment agreement); and Mr. Drummond would be entitled to an amount equal to (i) two times his annual salary if such termination occurs during the first six (6) months of his employment, (ii) two and one-half times his annual salary if such termination occurs during the second six (6) months of his employment, and (iii) three (3) times his annual salary if such termination occurs after the first year of his employment. Mr. Drummond's employment with Hugoton commenced on April 17, 1997. Assuming an Effective Time of January 31, 1998 which constitutes a "Change of Control," Messrs. Wilson, Decker, Womble and Drummond would be entitled to severance payments in the amount of $2,000,000, $272,057, $553,500, and $437,500, respectively. Mr. Womble's employment agreement also provides that he will continue to participate in all of Hugoton's welfare benefit plans, including health and medical plans, for six (6) months following termination and is entitled to reimbursement of COBRA payments to maintain medical and dental insurance up to twelve (12) additional months for said coverage.

     Option Agreements. Several of the executive officers and directors of Hugoton hold options exercisable for shares of Hugoton Common Stock. Upon consummation of the Merger, such options shall be converted into the right to purchase shares of Chesapeake Common Stock.

     Severance Plan. Under the terms of Hugoton's Severance Plan, in the event of a Corporate Change, employees, including certain executive officers, will be offered severance pay based upon the time of service with Hugoton and other factors. A "Corporate Change" is defined as follows: (i) Hugoton is not the surviving entity in any merger, consolidation or the reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of Hugoton), (ii) Hugoton sells, leases or exchanges substantially all of its assets to any other person or entity (other than a wholly owned subsidiary of Hugoton), (iii) Hugoton is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Hugoton's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of Hugoton before such election cease to constitute a majority of the Board.

     Under the terms of the Hugoton Severance Plan, if an employee is offered a comparable position with equal or better salary at his or her present location and accepts employment in such present location, no severance will be paid by Hugoton. If the employee is offered employment somewhere other than the city of their current principal place of employment, the employee will have the option of accepting such employment or accepting the severance package from Hugoton. In order to be entitled to severance, the employee must agree to remain with Hugoton and perform the assigned work duties during any transition period, not to exceed a period of three (3) months, if requested by the acquiring company.

     Each of the officers, except those officers with employment agreements, will be entitled to an amount of severance pay equal to two to three times his annual salary upon a Corporate Change, assuming he is not offered a comparable position.

     401(k) Plan. Several of the executive officers of Hugoton participate in the Hugoton Energy Corporation 401(k) Profit Sharing Plan ("401(k) Plan"). Upon a Corporate Change, Hugoton is obligated to terminate the 401(k) Plan. Under the terms of such 401(k) Plan, upon termination all participants will be 100% vested.

     Registration Rights Agreement. Pursuant to the terms of the Merger Agreement, Chesapeake and Floyd C. Wilson, Wilvest, L.P., The Wilson Foundation, Comdisco, Inc., and American Gas & Oil Investors, Limited Partnership, AmGO II, Limited Partnership, First Reserve Fund V, Limited Partnership and those other holders of Hugoton Common Stock who are deemed "affiliates" of Hugoton within the meaning of the Securities Act, and who, as a result of the Merger, will hold in excess of three percent (3%) of the issued and outstanding shares of Chesapeake Common Stock at closing have agreed to enter into a certain Registration Rights Agreement. Under the terms of such Registration Rights Agreement, such shareholders will be granted certain registration rights with respect to the shares of Chesapeake Common Stock received in the Merger.

     Proxy Agreements. Pursuant to the terms of the Merger Agreement, certain shareholders of Hugoton, Wilvest, L.P., The Wilson Foundation, Comdisco, Inc., American Gas & Oil Investors Limited Partnership, AmGO II, Limited Partnership, First Reserve Fund V, Limited Partnership and Jay W. Decker each entered into an Agreement and Limited Irrevocable Proxy with Chesapeake. Under the terms of each of such proxy agreements, such Hugoton shareholders have granted Chesapeake their proxy to vote in favor of the Merger. Such shareholders hold an aggregate of 8,631,512 shares or 48.6% of the issued and outstanding shares of Hugoton Common Stock as of December 1, 1997.

     Affiliate Letters. Under the terms of the Merger Agreement, Hugoton has agreed to use its best efforts to cause each person who is an affiliate of Hugoton to execute and deliver to Chesapeake an Affiliate Letter, whereby each such affiliate of Hugoton will, among other things, agree that certificates representing the shares of Chesapeake which he will receive in the Merger will contain certain legends. The officers and directors of Hugoton will be deemed affiliates of Hugoton.

     Data Room Bonuses. On September 12, 1997, management of Hugoton notified nine of its employees (including two officers, Randy Click and Jimmy Gowens) involved in the preparation and presentation of the data room that such employees would be paid bonuses contingent upon the price at which Hugoton was sold. Generally, such employees were told they would receive a bonus equal to between 25% and 100% of their respective annual salaries based upon the final sales price of Hugoton. The total amount paid or to be paid to such nine employees equals $411,000, $140,000 of which has been paid or will be paid to Randy Click and Jimmy Gowens, officers of Hugoton.

                              THE MERGER AGREEMENT

     This section of the Joint Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including certain provisions of the Merger Agreement. The description of the Merger Agreement contained in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and which is incorporated herein by reference. All Chesapeake and Hugoton shareholders are urged to read carefully the Merger Agreement in its entirety.

STRUCTURE; EFFECTIVE TIME

     The Merger Agreement contemplates the Merger of Sub (an indirect wholly owned subsidiary of Chesapeake) with and into Hugoton, with Hugoton surviving the Merger. The Merger will become effective at the time the certificate of merger is accepted for filing by the Secretary of State of the State of Kansas (or such later time as is specified in the certificate of merger) (the "Effective Time"), which is expected to occur as soon as practicable after the last condition precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

MERGER CONSIDERATION

     The Merger Agreement provides that each share of Hugoton Common Stock that is issued and outstanding immediately prior to the Effective Time (except as described below) will, at the Effective Time, be converted into the right to receive 1.3 shares of Chesapeake Common Stock (as to each such share, the "Merger Consideration") (see "The Merger--General"). All shares of Hugoton Common Stock that are owned by Hugoton as treasury stock will, at the Effective Time, be canceled and no payment will be made for such shares. No certificate or scrip representing fractional shares of Chesapeake Common Stock will be issued in the Merger. Hugoton shareholders will instead receive a check in the amount of the net proceeds from the sale of those fractional shares in the market.

EMPLOYEE STOCK OPTIONS

     At the Effective Time, each option to purchase shares of Hugoton Common Stock outstanding under any Hugoton stock option plan or agreement, whether or not vested or exercisable, will be converted into an option to purchase shares of Chesapeake Common Stock (a "Substitute Option"). The number of shares of Chesapeake Common Stock subject to purchase under such Substitute Option will be
1.3 multiplied by the number of shares of Hugoton Common Stock originally subject to such option, rounded to the nearest whole share. The exercise price for each Substitute Option will be the original exercise price per share of Hugoton Common Stock divided by 1.3, rounded up to the nearest full cent.

CONVERSION OF SHARES

     Prior to the Effective Time, Chesapeake will appoint an exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Hugoton Common Stock for the Merger Consideration, which Chesapeake will make available to the Exchange Agent. As soon as reasonably practicable after the Effective Time, Chesapeake will cause the Exchange Agent to send each holder of record of Hugoton Common Stock a letter of transmittal to be used to effect the exchange of Hugoton Common Stock certificates for Chesapeake Common Stock certificates, along with instructions explaining how to use such letter of transmittal. Holders of Hugoton Common Stock who surrender their certificates to the Exchange Agent together with a properly completed letter of transmittal will receive the Merger Consideration. Holders of unexchanged shares of Hugoton Common Stock will not be entitled to receive any dividends or other distributions payable by Chesapeake after the Effective Time until their certificates are surrendered. Upon surrender, however, such holders will receive accumulated dividends and distributions payable on the related shares of Chesapeake Common Stock subsequent to the Effective Time, without interest, together with (if applicable) cash in lieu of fractional shares of Chesapeake Common Stock in the amount of the net proceeds from the sale of those fractional shares by the Exchange Agent.

CERTAIN COVENANTS

     Interim Operations of Hugoton. From the date of execution of the Merger Agreement until the Effective Time, Hugoton and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve substantially intact their business organizations, to keep available the services of their officers, employees and consultants and to preserve the goodwill of relationships with certain third parties. In particular, during this period Hugoton may not, without Chesapeake's prior written consent, amend its organizational documents or those of its subsidiaries; and neither Hugoton nor its subsidiaries may, without Chesapeake's prior written consent: issue capital stock (other than pursuant to options outstanding on the date of execution of the Merger Agreement); pay dividends (other than to Hugoton by a Hugoton subsidiary); reclassify, combine, split, subdivide or redeem any of its capital stock; acquire material assets (other than in the ordinary course of business); increase officer or employee compensation (other than employee pay increases in accordance with past practice); enter into employment or severance agreements; adopt or amend collective bargaining, bonus, profit sharing, thrift, compensation, stock option (other than as described above in "--Employee Stock Options"), restricted stock, pension, retirement, deferred compensation, employment, termination, severance or any other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; make any material tax election or settle any material tax liability; pay any liability (other than payment in the ordinary course of business and consistent with past practice); undertake capital commitments individually exceeding $250,000 or in the aggregate exceeding $2,500,000; take any action which would disqualify the Merger as a Code Section 368 reorganization; impair any material right of Hugoton or its subsidiaries; take, offer or propose to take any of the foregoing actions or any action which would result in any of the conditions to the Merger not being fulfilled; take any action that would make any representation and warranty of Hugoton under the Merger Agreement materially inaccurate in any respect; or agree or commit to any of the foregoing.

     Interim Operations of Chesapeake. From the date of execution of the Merger Agreement until the Effective Time, Chesapeake and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve substantially intact their business organizations, to keep available the services of their officers, employees and consultants and to preserve the goodwill of relationships with certain third parties. In particular, during this period, Chesapeake may not, subject to certain limited exceptions: amend its organizational documents; issue capital stock or securities convertible into capital stock (except for the issuance of Chesapeake common stock issuable pursuant to outstanding options and the issuance of options pursuant to option and incentive plans); reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of its capital stock; acquire material assets other than in the ordinary course and consistent with past practice; or take or cause to be taken any action which would disqualify the Merger as a Code Section 368 reorganization.

     Special Meetings; Proxy Material. Chesapeake and Hugoton have agreed to cause the Special Meetings to be duly called and held as promptly as practicable for the purpose of voting on the approval and adoption of the Merger Agreement.

     No Solicitation by Hugoton. Hugoton has covenanted in the Merger Agreement that it and its subsidiaries will not, and that it will cause the officers, directors and financial and legal advisors of Hugoton and its subsidiaries not to, directly or indirectly, take any action to solicit, initiate or encourage any Alternative Proposal (as defined herein) or engage in negotiations with, or disclose any non-public information relating to an Alternative Proposal, or agree to, approve or recommend any effort to make or implement an Alternative

Proposal, or withdraw its recommendation of the Merger. Notwithstanding the foregoing, the Hugoton Board may take and disclose to the shareholders of Hugoton a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal and, following receipt of a bona fide written Alternative Proposal from a third party without any solicitation, initiation or encouragement by Hugoton or Hugoton's representatives, may engage in negotiations with and disclose non-public information to such third party if the third party executes a Confidentiality Agreement. "Alternative Proposal" means any offer or proposal for the acquisition of 3% or more of the outstanding shares of Hugoton Common Stock, or all or any material portion of the assets of Hugoton or any transaction the consummation of which would or could reasonably be expected to impede the consummation of the Merger, other than the transactions contemplated by the Merger Agreement.

     Hugoton must notify Chesapeake promptly after receipt of (i) any Alternative Proposal, (ii) any indication that any person is considering making an Alternative Proposal or (iii) any request for non-public information relating to Hugoton. Hugoton has agreed to keep Chesapeake fully informed of the status of any such Alternative Proposal or request. Hugoton has further agreed to, and has agreed to cause its subsidiaries and the directors, officers and financial and legal advisors of Hugoton and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted with respect to any Alternative Proposal prior to the execution of the Merger Agreement. Hugoton has further agreed to disclose the terms and conditions of any Alternative Proposal to Chesapeake.

     Hugoton Board's Covenant to Recommend. The Hugoton Board has agreed to recommend the approval and adoption of the Merger Agreement to Hugoton shareholders. Notwithstanding the foregoing, the Hugoton Board is permitted to withdraw or modify its recommendation, but only if and to the extent the Hugoton Board determines in good faith based on the advice of Hugoton's financial advisor that the Alternative Proposal, if consummated, would result in a transaction more favorable to Hugoton's shareholders from a financial point of view than the Merger (a "Superior Proposal").

     Certain Employee Benefits Matters. The Merger Agreement provides that or on immediately prior to the Effective Time, Hugoton will pay severance to its employees with written employment agreements if such employees terminate their agreements prior to the Effective Time. Employees without written employments shall receive severance only if they are not offered a substantially comparable position by Chesapeake or Sub with equal or better base salary at such employees' current locations. With respect to any employee who is not paid severance because he or she is retained, the severance policy will continue in full force and effect.

     Indemnification and Insurance of Hugoton Directors and Officers. Chesapeake has agreed that it will indemnify and hold harmless the present and former directors and officers of Hugoton, to the fullest extent that Hugoton would have been permitted under Kansas law, against certain liabilities.

     Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including covenants relating to actions to be taken so as not to jeopardize the intended tax treatment of the Merger; public announcements; notification of certain matters; access to information; further assurances; cooperation in connection with certain governmental filings and in obtaining consents and approvals; and confidential treatment of non-public information.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains substantial reciprocal representations and warranties made by Hugoton and Chesapeake as to, among other things, due organization and good standing; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions; capitalization; filings with the SEC; financial statements; absence of certain material changes (including changes which would have a material adverse effect) since June 30, 1997; absence of undisclosed material liabilities; compliance with laws and court orders; litigation; tax matters; employee matters; environmental matters; tax treatment of the Merger; and information included in this Joint Proxy Statement/Prospectus.

     In addition, Hugoton has represented to Chesapeake as to, among other things, advisors' fees and opinions, subsidiaries and status and operation of oil and gas properties. Hugoton has further made certain representations relating to certain provisions of Kansas corporate law.

     The representations and warranties in the Merger Agreement do not survive the Effective Time.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The obligations of Chesapeake, Hugoton and Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) receipt of the approval of Hugoton shareholders and Chesapeake shareholders;

          (ii) increase in Chesapeake's authorized capital stock as contemplated by the Merger Agreement;

          (iii) the applicable waiting period under the HSR Act having expired or been terminated;

          (iv) no applicable law or regulation, judgment, injunction, order or decree prohibiting or enjoining the consummation of the Merger; and

          (v) the registration statement of which this Joint Proxy Statement/Prospectus is a part having become effective under the 1933 Act and not being subject to any stop order or related proceedings by the SEC.

     Conditions to the Obligations of Chesapeake and Sub. The obligations of Chesapeake and Sub to effect the Merger are further subject to the satisfaction of the following conditions:

          (i) the performance in all material respects by Hugoton of its obligations under the Merger Agreement at or prior to the Effective Time;

          (ii) the representations and warranties of Hugoton contained in the Merger Agreement being true as of the Closing Date as though made on and as of such time, or if not true, such failure to be true having no material adverse effect;

          (iii) Chesapeake having received affiliate letters from affiliates of Hugoton (as described under "The Merger -- Federal Securities Law Consequences; Resale Restrictions");

          (iv) Chesapeake having received the legal opinion of Andrews & Kurth L.L.P. to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; and

          (v) no change (with certain exceptions) having occurred that would have or would be reasonably likely to have a material adverse effect on Hugoton.

     Conditions to the Obligation of Hugoton. The obligation of Hugoton to effect the Merger is further subject to the satisfaction of the following conditions:

          (i) the performance in all material respects by Chesapeake of its obligations under the Merger Agreement at or prior to the Closing Date;

          (ii) the representations and warranties of Chesapeake contained in the Merger Agreement being true as of the Closing Date as though made on and as of such time, or if not true, such failure to be true having no material adverse effect;

          (iii) Hugoton having received the legal opinion of Vinson & Elkins L.L.P. to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code;

          (iv) the shares of Chesapeake Common Stock issuable pursuant to the Merger being authorized for listing on the NYSE or other exchange upon which Chesapeake Common Stock is traded;

          (v) no change (with certain exceptions) having occurred that would have or would be reasonably likely to have a material adverse effect on Chesapeake; and

          (vi) execution of the Registration Rights Agreement.

TERMINATION OF THE MERGER AGREEMENT

     Right to Terminate. The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

          (i) by mutual written consent of Chesapeake and Hugoton;

          (ii) by either Hugoton or Chesapeake: (a) if the Merger has not been consummated by April 30, 1998; (b) if the shareholders of Hugoton or Chesapeake fail to approve and adopt the Merger Agreement at the Special Meetings (or any adjournment or postponement thereof); or (c) any order, decree or ruling enjoining the Merger is entered and such judgment, injunction, order or decree has become final and non-appealable (but neither Hugoton nor Chesapeake may terminate until such party has used all reasonable efforts to remove such injunction, order or decree);

          (iii) by Chesapeake: if (a) Hugoton has failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof; (b) Hugoton has breached its representations and warranties under the Merger Agreement such that the aggregate of which would have a material adverse effect on Hugoton, provided that Chesapeake has given Hugoton at least fifteen (15) days prior written notice of such breach and Hugoton has failed to cure such breach; or (c) the Hugoton Board accepts a Superior Proposal, withdraws or modifies its recommendation or approval in a manner adverse to Chesapeake, or fails to reaffirm such recommendation or approval upon request by Chesapeake; or

          (iv) by Hugoton: if (a) as a result of a Superior Proposal received by Hugoton from a third party, the Hugoton Board determines in good faith that its fiduciary obligations under applicable law require that such Superior Proposal be accepted; provided that Chesapeake has been provided with the opportunity to make adjustments in the terms and conditions of the Merger Agreement as would enable Hugoton to proceed with the Merger, and provided that Hugoton pays the applicable termination fee to Chesapeake; (b) Chesapeake has breached its representations and warranties under the Merger Agreement the aggregate of which would have a material adverse effect on Chesapeake; provided that Hugoton has given Chesapeake at least fifteen
     (15) days prior written notice of such breach and Chesapeake has failed to cure such breach; or (c) Chesapeake has failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof.

     If the Merger Agreement is validly terminated, no provision thereof will survive (except for the provisions relating to termination fees and expenses) and such termination shall be without any liability on the part of any party, unless such party is in breach of any provision of the Merger Agreement occurring prior to such termination. The confidentiality agreement entered into between Chesapeake and Hugoton on June 23, 1997 will continue in effect notwithstanding termination of the Merger Agreement.

     Termination Fee and Expenses Payable by Hugoton. Hugoton has agreed to pay Chesapeake $8 million if the Merger Agreement is terminated in the circumstances described above under "-- Right to Terminate" in paragraph (iv)(a) or (iii)(c), or under paragraph (ii)(b) if the shareholders of Hugoton fail to approve the Merger Agreement and at the time of such failure to so approve the Merger Agreement there exists an Alternative Proposal with respect to Hugoton and, within seven months of the termination of the Merger Agreement, Hugoton enters into a definitive agreement with any third party with respect to such Alternative Proposal.

AMENDMENTS

     The Merger Agreement may be amended by a written instrument signed by each of the parties to the Merger Agreement at any time before or, after the approval of the Merger, by the shareholders of Hugoton, provided that no such amendment shall be made that by law requires further approval by such shareholders without such further approval.

                            HUGOTON SPECIAL MEETING

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Hugoton Common Stock by the Hugoton Board for use at the Hugoton Special Meeting. This Joint Proxy
Statement/Prospectus and accompanying form of proxy are first being mailed to the shareholders of Hugoton on or about February 17, 1998.

TIME AND PLACE; PURPOSE

     The Hugoton Special Meeting will be held at 10:00 A.M., Kansas time, on Tuesday, March 10, 1998 at Hugoton Energy Corporation, 301 N. Main, Suite 1900, Wichita, Kansas 67202. At the Hugoton Special Meeting (and any adjournment or postponement thereof), the shareholders of Hugoton will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the Merger and such other matters as may properly come before the Hugoton Special Meeting.

     Hugoton shareholder approval and adoption of the Merger and the Merger Agreement are required by the KGCC.

     THE HUGOTON BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, UNANIMOUSLY BELIEVES THAT THE TERMS OF THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, HUGOTON AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF HUGOTON COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS AND PROXIES

     Only holders of record of Hugoton Common Stock at the close of business on February 18, 1998 (the "Hugoton Record Date") are entitled to notice of and to vote at the Hugoton Special Meeting. As of the Hugoton Record Date, there were 19,838,574 shares of Hugoton Common Stock outstanding, each of which entitled the holder thereof to one vote. There were approximately 81 holders or record on the Hugoton Record Date.

     All shares of Hugoton Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of Hugoton Common Stock will be voted "for" approval and adoption of the Merger and the Merger Agreement. Hugoton does not know of any matters other than the approval of the Merger and the Merger Agreement that are to come before the Hugoton Special Meeting. If any other matter or matters are properly presented for action at the Hugoton Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to Hugoton by signing and returning a later dated proxy, or by voting in person at the Hugoton Special Meeting. Votes cast by proxy or in person at the Hugoton Special Meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Hugoton Board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Hugoton in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Hugoton Common Stock held of record by such persons and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials.

     HUGOTON SHAREHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING HUGOTON COMMON STOCK WITH THEIR PROXY CARDS. FOLLOWING THE EFFECTIVE TIME, HUGOTON SHAREHOLDERS WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF SUCH STOCK CERTIFICATES.

QUORUM

     The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of Hugoton Common Stock entitled to vote is necessary to constitute a quorum at the Hugoton Special Meeting.

REQUIRED VOTE, FAILURE TO VOTE AND BROKER NON-VOTES

     Approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Hugoton Common Stock. On February 6, 1998, Hugoton directors, executive officers, and their affiliates owned and were entitled to vote 9,442,102 shares of Hugoton Common Stock, or approximately 47.6% of the shares of Hugoton Common Stock outstanding on that date.

     Hugoton shareholders holding approximately 45.9% of the outstanding shares of Hugoton Common Stock have granted Chesapeake proxies to vote such shares at the Hugoton Special Meeting in favor of the Merger and the Merger Agreement.

     Any failure to vote will have the effect of a vote against the Merger and the Merger Agreement.

     Brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. However, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Merger and the Merger Agreement and, thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the Merger and the Merger Agreement. These "broker non-votes" will therefore have the effect of a vote against the Merger and the Merger Agreement.

                           CHESAPEAKE SPECIAL MEETING

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Chesapeake Common Stock by the Chesapeake Board for use at the Chesapeake Special Meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the shareholders of Chesapeake on or about February 17, 1998.

TIME AND PLACE; PURPOSE

     The Chesapeake Special Meeting will be held at 10:00 a.m., Oklahoma time, on Tuesday, March 10, 1998 at Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118. At the Chesapeake Special Meeting (and any adjournment or postponement thereof), the shareholders of Chesapeake will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the Merger and such other matters as may properly come before the Chesapeake Special Meeting.

     Chesapeake shareholder approval and adoption of the Merger and the Merger Agreement and the related issuance of shares of Chesapeake Common Stock are required by the Oklahoma General Corporation Act ("OGCA") and the rules of the New York Stock Exchange.

     THE CHESAPEAKE BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT, THE CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY AND THE ISSUANCE OF CHESAPEAKE COMMON STOCK, UNANIMOUSLY BELIEVES THAT THE TERMS OF THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, CHESAPEAKE AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CHESAPEAKE COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF CHESAPEAKE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

     One or more representatives of Bear Stearns are expected to be present at the Special Meeting to answer appropriate questions of shareholders of Chesapeake and to make a statement if so desired.

RECORD DATE; VOTING RIGHTS AND PROXIES

     Only holders of record of Chesapeake Common Stock at the close of business on February 18, 1998 (the "Chesapeake Record Date") are entitled to notice of and to vote at the Chesapeake Special Meeting. As of the Chesapeake Record Date, there were 74,304,811 shares of Chesapeake Common Stock outstanding, each of which entitled the holder thereof to one vote. There were approximately 575 holders of record on the Chesapeake Record Date.

     All shares of Chesapeake Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of Chesapeake Common Stock will be voted "for" approval and adoption of the Merger and the Merger Agreement and the issuance of Chesapeake Common Stock in the Merger. Chesapeake does not know of any matters other than the approval of the Merger and the Merger Agreement that are to come before the Chesapeake Special Meeting. If any other matter or matters are properly presented for action at the Chesapeake Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to Chesapeake by signing and returning a later dated proxy, or by voting in person at the Chesapeake Special Meeting. Votes cast by proxy or in person at the Chesapeake Special Meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Chesapeake Board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Chesapeake in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Chesapeake Common Stock held of record by such persons and in connection therewith such firms will be reimbursed for reasonable expenses incurred in
forwarding such materials. Chesapeake has retained                to assist in
the solicitation of proxies from its shareholders. The total fees and expenses
of                are estimated to aggregate $          and will be paid by
Chesapeake.

QUORUM

     The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of Chesapeake Common Stock entitled to vote is necessary to constitute a quorum at the Chesapeake Special Meeting.

REQUIRED VOTE, FAILURE TO VOTE AND BROKER NON-VOTES

     Approval and adoption of the Merger and the Merger Agreement and the issuance of Chesapeake Common Stock in the Merger requires the affirmative vote of a majority of the outstanding shares of Chesapeake Common Stock. On February 6, 1998, Chesapeake directors, executive officers, and their affiliates owned and were entitled to vote 28,048,015 shares of Chesapeake Common Stock, or approximately 36% of the shares of Chesapeake Common Stock outstanding on that date.

     Officers and directors of Chesapeake and their affiliates holding 33% of the outstanding shares of Chesapeake Common Stock have granted Hugoton proxies to vote such shares at the Chesapeake Special Meeting in favor of the Merger and the Merger Agreement.

     Any failure to vote will have the effect of a vote against the Merger and the Merger Agreement.

     Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. However, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Merger and the Merger Agreement and, thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the Merger and the Merger Agreement. These "broker non-votes" will therefore have the effect of a vote against the Merger and the Merger Agreement.

           DIRECTORS AND OFFICERS OF CHESAPEAKE FOLLOWING THE MERGER

     It is not anticipated that the Board of Directors or the executive officers of Chesapeake will change as a result of the Merger. The names of the current directors and executive officers of Chesapeake who will be the directors and officers of Chesapeake following the Merger are set forth below:

     Directors
       E.F. Heizer, Jr.
       Breene M. Kerr
       Aubrey K. McClendon
       Shannon T. Self
       Tom L. Ward
       Frederick B. Whittemore
       Walter C. Wilson

     Executive Officers
       Aubrey K. McClendon, Chairman of the Board and Chief Executive Officer Tom L. Ward, President and Chief Operating Officer
       Marcus C. Rowland, Senior Vice President -- Finance and Chief Financial Officer
       Steven C. Dixon, Senior Vice President -- Operations
       J. Mark Lester, Senior Vice President -- Exploration
       Henry J. Hood, Senior Vice President -- Land and Legal
       Ronald A. Lefaive -- Controller and Chief Accounting Officer
       Martha A. Burger -- Treasurer and Human Resources Manager

                              BUSINESS OF HUGOTON

     Hugoton is an independent oil and natural gas company engaged in the exploration for and the development, exploitation, production and acquisition of oil and natural gas reserves and properties. Hugoton has historically been one of the most active independent operators in the Hugoton Field located in southwest Kansas and has expanded its operations throughout the Mid-Continent area in Kansas, Oklahoma and Texas, and into the Permian Basin in West Texas and New Mexico, the Austin Chalk Trend of Texas and Louisiana and the Williston Basin in Montana and North Dakota. Hugoton focuses on exploring and developing properties that it believes possess significant upside potential, which can be realized through the application of 3-D seismic technology and traditional geologic studies, as well as advanced drilling and completion techniques.

     Hugoton has increased its proved reserves from 22 Bcfe at December 31, 1991 to 322 Bcfe at December 31, 1996. The proved reserves are 70% natural gas and are 77% proved developed producing, with a reserve-to-production ratio of 11 years, based on 1996 production. Hugoton at December 1, 1997 operated approximately 1,300 active producing wells, representing 87% of its reserves. During the five years ended December 31, 1996, Hugoton added proved reserves equal to 500% of production at an average cost of $.66 per Mcfe. Hugoton's average net daily production has increased from 2.6 MMcfe during 1991 to 81.6 MMcfe during the first nine months of 1997.

     Hugoton's rapid growth is a result of its aggressive drilling and acquisition programs. During the last five years, Hugoton has drilled a total of 242 wells and completed 176 of them for a success ratio of 73%. This drilling program has added approximately 106 Bcfe of proved reserves, or 141% of production, at an average cost of $.37 per Mcfe. During the five year period ended December 31, 1996, Hugoton's acquisitions added over 270 Bcfe to proved reserves, or 359% of production, at an average cost of $.78 per Mcfe.

     For additional information regarding Hugoton, see Hugoton's Annual Report on Form 10-K which is incorporated by reference in this document and "Where You Can Find More Information" on page 58.

                             BUSINESS OF CHESAPEAKE

     Chesapeake is an independent oil and gas company engaged in the exploration, production, development and acquisition of oil and natural gas in major onshore producing areas of the United States and Canada.

     Despite its overall favorable record of growth since its inception in 1989, in the fiscal year ended June 30, 1997, Chesapeake incurred a net loss of $183 million primarily as a result of a $236 million impairment of its oil and gas properties. The impairment was the result of its capitalized costs of oil and gas properties exceeding the estimated present value of future net revenue from Chesapeake's proved reserves at June 30, 1997.

     In response to the fiscal 1997 loss, Chesapeake revised its fiscal 1998 business strategy to slow its exploration pace in the Louisiana Trend and concentrate its Louisiana Trend drilling activities in Masters Creek; utilize more extensively 3-D technology prior to conducting drilling operations; reduce the acquisition of additional unproven leasehold; and selectively acquire proved reserves as a complement to its primary strategy of developing reserves through the drillbit.

     For additional information concerning Chesapeake and its subsidiaries, see Chesapeake's Annual Report on Form 10-K which is incorporated by reference in this document and "Where You Can Find More Information" on page 58.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
                             AND EXECUTIVE OFFICERS

     CHESAPEAKE. The table below sets forth as of February 6, 1998 (i) the name and address of each person beneficially owning 5% or more of outstanding Chesapeake Common Stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned and (ii) the number and percentage of outstanding shares of Chesapeake Common Stock beneficially owned by each of the directors and executive officers and by all directors and executive officers of Chesapeake as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                                                     CHESAPEAKE
                                                                    COMMON STOCK
                                                            ----------------------------
                                                            NUMBER OF         PERCENT OF
                     BENEFICIAL OWNER                         SHARES            CLASS
                     ----------------                       ----------        ----------
Tom L. Ward*+.............................................  11,263,135(a)(b)      15%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Aubrey K. McClendon*+.....................................  11,001,831(b)(c)      15%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Pilgrim Baxter & Associates, Ltd. ........................   6,083,088(d)          8%
  825 Duportail Road
  Wayne, PA 19087-1590
Shannon T. Self*..........................................   2,735,748(e)          4%
E. F. Heizer, Jr.*........................................   1,058,150(f)          1%
Frederick B. Whittemore*..................................     902,750(g)          1%
Steven C. Dixon+..........................................     407,597(b)(h)      **
Breene M. Kerr*...........................................     204,500(i)         **
Walter C. Wilson*.........................................     251,750(j)         **
Marcus C. Rowland+........................................      59,085(b)         **
J. Mark Lester+...........................................     106,467(b)(k)      **
Henry J. Hood+............................................      21,943(b)(l)      **
All directors and executive officers as a group...........  28,048,015(m)         36%

---------------

 *   Director

 +   Executive officer of Chesapeake

 **  Less than 1%

(a) Includes 1,846,860 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive officer, and 841,500 shares which may be acquired pursuant to currently exercisable stock options granted by Chesapeake.

(b) Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Tom
     L. Ward, 3,585 shares; Aubrey K. McClendon, 1,639 shares; Steven C. Dixon, 950 shares; Marcus C. Rowland, 979 shares; J. Mark Lester, 1,081 shares and Henry J. Hood, 1,187 shares).

(c) Includes 508,560 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner, and 526,500 shares which may be acquired pursuant to currently exercisable stock options granted by Chesapeake.

(d) Based on information provided in the January 31, 1998 Schedule 13G as filed with the SEC.

(e) Includes 2,382 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is a general partner and the remaining partners are members of Mr. Self's immediate family sharing the same household; 1,098,600 shares held by Mr. Self as trustee of the Aubrey
     K. McClendon Children's Trust, 1,209,100 shares held by Mr. Self as trustee of the Tom L. Ward Children's Trust and 425,666 shares which Mr. Self has the right to acquire pursuant to currently exercisable stock options granted by Chesapeake.

(f) Includes 348,500 shares subject to currently exercisable stock options granted to Mr. Heizer by Chesapeake.

(g) Includes 377,750 shares subject to currently exercisable stock options granted to Mr. Whittemore by Chesapeake.

(h) Includes 306,292 shares subject to currently exercisable stock options granted to Mr. Dixon by Chesapeake.

(i) Includes 31,250 shares subject to currently exercisable stock options granted to Mr. Kerr by Chesapeake.

(j) Includes 251,750 shares subject to currently exercisable stock options granted to Mr. Wilson by Chesapeake.

(k) Includes 100,886 shares subject to currently exercisable stock options granted to Mr. Lester by Chesapeake.

(l) Includes 18,562 shares subject to currently exercisable stock options granted to Mr. Hood by Chesapeake.

(m) Includes shares subject to options which are currently exercisable.

     HUGOTON. The following table sets forth certain information regarding the beneficial ownership of Hugoton Common Stock as of February 6, 1998 by (i) each person who is known by Hugoton to be the beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding Hugoton Common Stock; (ii) each director, (iii) each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K; and (iv) all executive officers and directors of Hugoton as a group.

                                                             NUMBER OF SHARES       PERCENT
                  NAME AND ADDRESS                          BENEFICIALLY OWNED    BENEFICIALLY
                 OF BENEFICIAL OWNER                       AT SEPTEMBER 1, 1997      OWNED
                 -------------------                       --------------------   ------------
Floyd C. Wilson......................................            4,272,540(1)         21.4%
  301 North Main, Suite 1900
  Wichita, Kansas 67202
Comdisco, Inc........................................            3,859,820(2)         19.5%
  6111 N. River Road
  Rosemont, IL 60018
Belco Energy, L.P....................................            2,940,000(3)         14.8%
  14300 Cornerstone Village Drive, Suite 421
  Houston, TX 77104
First Reserve Corporation............................            1,143,441(4)          5.8%
  475 Steamboat Road
  Greenwich, CT 06830
Cramer Rosenthal McGlynn, Inc........................            1,155,834(5)          5.8%
  707 Westchester Avenue
  White Plains, NY 10604
Alan J. Andreini.....................................               70,000(6)            *
David S. Elkouri.....................................               44,000(7)            *
Jonathan S. Linker...................................               16,500(8)            *
William E. Macaulay..................................               10,000(4)(9)         *
John T. McNabb, II...................................               60,000(10)           *
W. Mark Womble.......................................               55,997(11)           *
Jay W. Decker........................................              329,890(12)         1.7%
David M. Drummond....................................               25,000(13)           *
Randall K. Click.....................................                9,387(14)           *
Dallas W. Dobbs......................................               17,715(15)           *
Directors and executive officers as a group (14
  persons)...........................................           10,007,713(16)        49.4%

---------------

  * Represents less than 1%

 (1) Does not include 131,750 shares currently owned by Mr. Wilson but which are subject to an agreement with Hugoton pursuant to which Mr. Wilson is required to contribute to Hugoton the number of shares necessary to satisfy the exercise of certain of the options previously granted by Hugoton in exchange for receipt of the exercise price therefor. Includes 100,000 shares held by Mr. Wilson's wife and 100,000 shares held by a family limited partnership, of which Mr. Wilson and his wife are general partners and his children are limited partners. Also includes 202,426 shares held by The Wilson Foundation, 7,565 shares allocated to Mr. Wilson pursuant to Hugoton's 401(k) Profit Sharing Plan (based on a plan statement dated as of 6/30/97), and 140,625 shares issuable pursuant to presently exercisable options granted to Mr. Wilson pursuant to stock option agreements with Hugoton.

 (2) As an executive officer of Comdisco, Inc., Mr. Andreini shares voting and investment power of the shares owned by Comdisco, Inc. Mr. Andreini disclaims beneficial ownership of Hugoton Common Stock owned by Comdisco, Inc.

 (3) As disclosed on a joint filing of Schedule 13D, filed with the SEC on July 3, 1997, by Belco Energy, L.P., Belco Operating Corp., Belco Oil & Gas Corp. and Mr. Robert A. Belfer. Belco Energy, L.P. is the direct beneficial owner of the shares of Hugoton Common Stock. Belco Operating Corp., as general partner of Belco Energy, L.P., Belco Oil & Gas Corp., as sole shareholder of Belco Operating Corp., and Robert A. Belfer, as a shareholder of Belco Oil & Gas Corp., may be deemed beneficial owners of the shares of Hugoton Common Stock owned by Belco Energy, L.P. However, Belco Operating Corp., Belco Oil & Gas Corp. and Mr. Belfer disclaim beneficial ownership of such shares.

 (4) First Reserve Corporation owns no shares of Hugoton's Common Stock directly but, as the managing general partner of the entities named below, it shares voting and investment power over such shares with such entities. First Reserve Corporation is the managing general partner of First Reserve Fund V, Limited Partnership ("Fund V") and American Gas & Oil Investors, Limited Partnership ("AmGO"). The address of each of such entities is the address of First Reserve Corporation. Through their ownership of shares of First Reserve Corporation, Mr. Macaulay and Mr. John A. Hill may be deemed to share beneficial ownership of the shares shown as owned by First Reserve Corporation. Messrs. Macaulay and Hill disclaim beneficial ownership of such shares. The following table sets forth certain information regarding the beneficial ownership of Hugoton's Common Stock as of February 6, 1998:

                                            NUMBER OF SHARES       PERCENT
                                           BENEFICIALLY OWNED    BENEFICIALLY
                  NAME                     AT DECEMBER 1, 1997      OWNED
                  ----                     -------------------   ------------
Fund V...................................        891,698             4.5%
AmGO.....................................        251,743             1.3%

 (5) As disclosed on the latest Schedule 13G, filed with the SEC on March 4, 1997.

 (6) Includes 20,000 shares issuable upon exercise of options granted to Mr. Andreini pursuant to stock option agreements with Hugoton.

 (7) Includes 40,000 shares issuable upon exercise of options granted to Mr. Elkouri pursuant to stock option agreements with Hugoton. Includes 3,000 shares owned by The David S. and Debbi C. Elkouri Foundation and 1,000 shares owned by The David S. Elkouri Rollover IRA.

 (8) Includes 10,000 shares issuable upon exercise of options granted to Mr. Linker pursuant to stock option agreements with Hugoton.

 (9) Represents 10,000 shares issuable upon exercise of options granted to Mr. Macaulay pursuant to stock option agreements with Hugoton.

(10) Represents 60,000 shares issuable upon exercise of options granted to Mr. McNabb pursuant to stock option agreements with Hugoton.

(11) Includes 51,875 shares issuable upon exercise of options granted to Mr. Womble pursuant to stock option agreements with Hugoton. Includes 4,122 shares acquired pursuant to Hugoton's 401(k) Profit Sharing Plan (based on a plan statement dated as of 6/30/97).

(12) Includes 93,750 shares issuable upon exercise of options granted to Mr. Decker pursuant to stock option agreements with Hugoton.

(13) Represents 25,000 shares issuable upon exercise of options granted to Mr. Drummond pursuant to a stock option agreement with Hugoton.

(14) Includes 6,875 shares issuable upon exercise of options granted to Mr. Click pursuant to stock option agreements with Hugoton. Includes 2,512 shares acquired pursuant to Hugoton's 401(k) Profit Sharing Plan (based on a plan statement dated as of 6/30/97).

(15) Includes 14,063 shares issuable upon exercise of options granted to Mr. Dobbs pursuant to stock option agreements with Hugoton. Includes 3,652 shares acquired pursuant to Hugoton's 401(k) Profit Sharing Plan (based on a plan statement dated as of 6/30/97).

(16) Includes 560,751 shares issuable upon exercise of options under Hugoton's stock option plans and nonstatutory stock option agreements, including 131,750 of the shares referenced in (1) above. Also includes shares held by Comdisco, Inc. and partnerships for which First Reserve Corporation is the managing general partner.

                        COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

     The rights of Chesapeake shareholders are currently governed by the OGCA and the certificate of incorporation and the bylaws of Chesapeake (the "Chesapeake Charter" and the "Chesapeake Bylaws," respectively). The rights of Hugoton shareholders are currently governed by the Kansas General Corporation Code (the "KGCC") and the articles of incorporation and the bylaws of Hugoton (the "Hugoton Charter" and the "Hugoton Bylaws," respectively). Accordingly, upon consummation of the Merger, the rights of Chesapeake shareholders and of Hugoton shareholders who become Chesapeake shareholders in the Merger will be governed by the OGCA, the Chesapeake Charter and the Chesapeake Bylaws. The following is a summary of the principal differences between the current rights of Hugoton shareholders and those of Chesapeake shareholders following the Merger.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the OGCA, the KGCC, the Chesapeake Charter, the Chesapeake Bylaws, the Hugoton Charter and the Hugoton Bylaws. Copies of the Chesapeake Charter, the Chesapeake Bylaws, the Hugoton Charter and the Hugoton Bylaws are incorporated by reference in this document. Copies of the Hugoton Charter, the Hugoton Bylaws and the Chesapeake Charter and the Chesapeake Bylaws will be sent to holders of shares of Chesapeake Common Stock and Hugoton Common Stock upon request. See "Where You Can Find More Information" on page 58.

COMPARISON OF CURRENT HUGOTON SHAREHOLDER RIGHTS AND RIGHTS OF CHESAPEAKE SHAREHOLDERS FOLLOWING THE MERGER

     Neither the Chesapeake Charter nor the Chesapeake Bylaws is being amended in connection with the Merger.

     The rights of Hugoton shareholders under the KGCC and the Hugoton Charter and Hugoton Bylaws prior to the Merger are substantially the same as the rights of Chesapeake shareholders (including Hugoton shareholders who become Chesapeake shareholders as a result of the Merger) under the OGCA and the Chesapeake Charter and Chesapeake Bylaws with the following principal exceptions:

     Authorized Capital Stock. The authorized capital stock of Hugoton consists of 100,000,000 shares of Hugoton Common Stock, without par value and 10,000,000 shares of preferred stock, without par value (the "Hugoton Preferred Stock"). The authorized capital of Chesapeake is set forth under "Description of Chesapeake Capital Stock -- Authorized Capital Stock" on page 57.

     Board of Directors. The Hugoton Bylaws provide that the number of directors shall be not fewer than one nor greater than 20. Hugoton currently has eight directors. Pursuant to the Hugoton Bylaws, the Hugoton Board is classified into three classes, designated Class I, Class II and Class III. Each director serves for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected. However, each director in Class III appointed pursuant to an Agreement and Plan of Merger, dated as of May 26, 1995, as amended (the "Agreement"), among Hugoton, Hugoton Exploration Corporation and Consolidated Oil & Gas, Inc., will hold office until the first annual meeting of shareholders after his election; each director in Class II appointed pursuant to the Agreement shall hold office until the second annual meeting of shareholders after his election; and each director in Class I appointed pursuant to the Agreement shall hold office until the third meeting of shareholders after his election. Cumulative voting is expressly prohibited in the Hugoton Charter and Bylaws.

     Pursuant to the Hugoton Bylaws, vacancies and newly created directorships in the Hugoton Board may be filled by a majority of the remaining directors, although less than a quorum (or by a sole director, if applicable), and any director so appointed will hold office until his successor is elected at an annual or a special meeting of shareholders. Additionally, the Hugoton Bylaws provide that a director may be removed from office, for cause, by majority vote of the shareholders then entitled to vote at an election for directors.

     The Chesapeake Charter and Bylaws provide that the number of directors shall not be less than three nor more than 15, with the exact number to be determined by resolution adopted by a vote of two-thirds ( 2/3) of the entire Chesapeake Board or at an annual or special meeting of shareholders by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the outstanding stock entitled to vote. Chesapeake currently has seven directors. Pursuant to the Chesapeake Charter and Bylaws, the Chesapeake Board is classified into three classes, designated Class I, Class II and Class III, with directors of each class serving until the third annual meeting of shareholders after the annual meeting at which that class was elected. Neither the Chesapeake Charter nor the Chesapeake Bylaws provide for cumulative voting for election of directors. Nominations of persons for election to the Chesapeake Board may be made by or at the direction of the Chesapeake Board, or by Chesapeake shareholders according to the procedures described in the Chesapeake Bylaws.

     Under the Chesapeake Charter and Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum. Additionally, any director elected to fill a vacancy will hold office for a term coterminous with the term of the class to which such director is elected and until his successor is duly elected and qualified, or until his earlier resignation or removal. Pursuant to the Chesapeake Bylaws, no director may be removed from office by the shareholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities then entitled to vote generally in the election of directors, voting together as a single class.

     Special Meetings of Shareholders. The Hugoton Bylaws provide that special meetings of shareholders may be called by the president, the Hugoton Board or one or more shareholders holding not less than one-fifth ( 1/5) of the voting power of Hugoton. The Chesapeake Bylaws provide that special meetings of shareholders may be called by the chairman of the Chesapeake Board, by the president or secretary at the request, in writing, of a majority of the Chesapeake Board or by shareholders who are the record owners of ten percent (10%) or more of the outstanding shares of Chesapeake's stock entitled to vote at the election of directors.

     Advance Notice Procedures. The Hugoton Bylaws do not contain any advance notice procedures. The Chesapeake Bylaws establish advance notice procedures in connection with the nomination of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of shareholders. These procedures provide that nominations of persons for election to the Chesapeake Board may be made by the Chesapeake Board or, upon timely notice in writing to the Secretary of Chesapeake prior to the meeting at which the directors are to be elected, by a shareholder of record at the time of giving of notice who is entitled to vote for the election of directors at the meeting. The procedures also provide that at any annual meeting and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chesapeake Board or by a shareholder who has given timely prior written notice to the Secretary of Chesapeake of such shareholders' intention to bring such business before the meeting. In all cases, to be timely, notice must be received by the Secretary of Chesapeake at the principal executive offices of Chesapeake not later than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurred first. The notices must contain certain information specified in the Chesapeake Bylaws.

     Amendment of Corporate Charter and Bylaws. The Hugoton Charter contains no provisions relating to the amendment of the Hugoton Charter but vests the power to adopt, amend or repeal the Hugoton Bylaws upon the directors. The Chesapeake Charter provides that the amendment or adoption of any provision contrary to certain provisions contained in the Chesapeake Charter relating to, among others, limitation of director liability, certain stock purchases from interested shareholders, the composition of the Chesapeake Board, amendment of the Chesapeake Charter and Bylaws, the Oklahoma Control Shares Act (defined below) and action by written consent may only be amended by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding stock, voting together as a single class. Amendment of any other provision of the Hugoton Charter or the Chesapeake Charter is governed by the

KGCC and the OGCA, respectively. Each of the KGCC and the OGCA provide that an amendment to the articles of incorporation of a corporation requires that the board of directors adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. At such meeting, an amendment to the articles of incorporation must be approved by a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a class.

     The Hugoton Bylaws and Charter state that, generally, the Hugoton Bylaws may be amended, altered or repealed by a majority vote of the Hugoton Board at any regular or special meeting. Such directorial power to amend the bylaws neither divests nor limits the power of the shareholders to adopt, amend or repeal the Hugoton Bylaws per the KGCC. Specifically, however, pursuant to the Hugoton Bylaws, the provision in the Hugoton Bylaws relating to the classification of directors may only be amended by an 80 percent vote of the Hugoton Board or by a 2/3 vote of the shareholders at any regular or special meeting. The Chesapeake Bylaws provide that they may be amended in accordance with the Chesapeake Charter, pursuant to which the Chesapeake Board is authorized to amend the Chesapeake Bylaws. In addition, the Chesapeake Bylaws may be amended by the affirmative vote of 66 2/3 percent of the outstanding stock of Chesapeake entitled to vote thereon. Each of the KGCC and the OGCA provide that the power to adopt, amend or repeal bylaws shall be in the shareholders, except that any corporation, in its articles of incorporation, may confer the power to adopt, amend or repeal bylaws upon the directors.

     Voting Rights. The Hugoton Common Stock is the only outstanding class of Hugoton capital stock entitled to vote generally on all matters submitted to Hugoton shareholders, including the election of directors and the approval of the Merger and the Merger Agreement. Each outstanding share of Hugoton Common Stock is entitled to one vote on all matters submitted to Hugoton shareholders. All corporate action taken by a vote of shareholders is decided by a majority of the votes cast, subject to any other applicable requirements. There are currently no shares of Hugoton Preferred Stock outstanding.

     The Chesapeake Common Stock is the only outstanding class of Chesapeake capital stock entitled to vote generally on all matters presented to the Chesapeake shareholders, including the approval of the Merger and the Merger Agreement. The holders of shares of Chesapeake Common Stock are entitled to one vote, in person or by proxy, for each share of such stock upon all matters submitted to Chesapeake shareholders. All elections and questions are decided by a plurality of the votes cast, subject to any other applicable requirements. There are currently no shares of Chesapeake Preferred Stock outstanding.

     Removal of Officers. The Hugoton Bylaws permit removal of officers, with or without cause, by an affirmative vote of a majority of the Hugoton Board or, except in the case of an officer chosen by the Hugoton Board, by an officer upon whom such power of removal is vested by the Hugoton Board. The Chesapeake Bylaws permit removal by an affirmative vote of the majority of the Chesapeake Board if it is in the best interests of Chesapeake.

     Indemnification of Officers and Directors. The KGCC and the OGCA permit a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The KGCC and the OGCA also provide that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permit a corporation to purchase and maintain liability insurance for its directors and officers.

     The Hugoton and the Chesapeake Charter and Bylaws provide that the corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     Additionally, pursuant to the Hugoton Bylaws with respect to all proceedings other than an action by or in the right of the corporation and, pursuant to the Chesapeake Bylaws with respect to derivative proceedings, no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The Hugoton Bylaws, the KGCC and the OGCA also provide that any indemnification, unless ordered by a court, shall be made by the corporation upon a determination that indemnification of such party is proper because such party has met the applicable standard of conduct. Such determination may be made
(1) by the board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (2) if such quorum is not obtainable (or even if obtainable) and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

     Director Liability. The KGCC and the OGCA permit a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for breach of the director's fiduciary duty subject to certain limitations. The Chesapeake Charter includes such a provision, as set forth below.

     The Chesapeake Charter provides that a director will not be personally liable to the corporation or its shareholders for damages for breach of fiduciary duty as director, except for personal liability (i) for acts or omissions by such director not in good faith or which involve intentional misconduct or a knowing violation of law; (ii) under Section 1053 of the OGCA, which concerns unlawful payments of dividends, stock purchases or redemption;
(iii) for any breach of the director's duty of loyalty to the corporation or its shareholders; or (iv) for any transaction from which the director derived improper benefit. While these provisions provide directors with protection from liability for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

     Certain Business Combinations and Stock Purchases. Pursuant to the Chesapeake Charter, certain stock purchases by Chesapeake require the affirmative vote of no less than sixty-six and two-thirds percent (66 2/3%) of the votes cast by holders of the outstanding shares of capital stock of Chesapeake, voting together as a single class (excluding the selling shareholder). Additionally, the OGCA prohibits for three years certain business combinations between certain Oklahoma corporations and their "interested shareholders" unless (1) prior to the date such person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder;
(2) the acquirer is able to obtain in the transaction that results in his becoming an interested shareholder, eighty-five percent (85%) of the voting stock that was outstanding when the transaction commenced (excluding votes attributable to shares (i) owned by officers who are also directors and (ii) held in employee benefit plans in which the employees do not have the confidential right to vote whether plan shares will be tendered in a tender or exchange offer); or (3) the combination is approved by the board and by a two-thirds ( 2/3) vote of the voting shares not owned by the interested shareholder (at a meeting and not pursuant to a written consent). Interested shareholders are defined as shareholders who, on or after September 1, 1991, acquire of record or beneficially outstanding stock of the corporation having fifteen percent (15%) or more of all voting power of the corporation. A corporation's original certificate of incorporation may contain a provision electing not to be governed by this provision, or, by the affirmative vote of a majority of all voting power of the corporation, the corporation may adopt an amendment to its certificate of incorporation or its bylaws opting-out of such provision. Chesapeake has not made such an election.

                    DESCRIPTION OF CHESAPEAKE CAPITAL STOCK

     The summary of the terms of the capital stock of Chesapeake set forth below does not purport to be complete and is qualified by reference to the Chesapeake Charter and Chesapeake Bylaws. Copies of the Chesapeake Charter and Chesapeake Bylaws are incorporated by reference herein and will be sent to holders of shares of Chesapeake Common Stock and Hugoton Common Stock upon request. See "Where You Can Find More Information" on page 58. For a comparison of certain provisions of the Chesapeake Charter and the Hugoton Charter, see "Comparison of Shareholder Rights" on page 53.

AUTHORIZED CAPITAL STOCK

     Under the Chesapeake Charter, Chesapeake's authorized capital stock consists of 250,000,000 shares of Chesapeake Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Chesapeake Preferred Stock").

COMMON STOCK

     The holders of Chesapeake Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding Chesapeake Preferred Stock, holders of Chesapeake Common Stock are entitled to receive ratably such dividends as may be declared by the Chesapeake Board out of funds legally available therefor. In the event of a liquidation or dissolution of Chesapeake, holders of Chesapeake Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Chesapeake Preferred Stock.

     Holders of Chesapeake Common Stock have no preemptive rights and have no rights to convert their Chesapeake Common Stock into any other securities. All of the outstanding shares of Chesapeake Common Stock are, and the shares of Chesapeake Common Stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Chesapeake Board is authorized to designate any series of Chesapeake Preferred Stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of Chesapeake Common Stock. There are no shares of Preferred Stock outstanding.

TRANSFER AGENT AND REGISTRAR

     UMB Bank, N.A. is the transfer agent and registrar for the Chesapeake Common Stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF HUGOTON COMMON STOCK

     It is a condition to the Merger that the shares of Chesapeake Common Stock issuable in the Merger be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance. If the Merger is consummated, Hugoton Common Stock will cease to be listed on the NASDAQ National Market.

                                 LEGAL MATTERS

     The validity of the Chesapeake Common Stock to be issued to Hugoton shareholders pursuant to the Merger will be passed upon by Andrews & Kurth L.L.P., counsel to Chesapeake. It is a condition to the consummation of the Merger that Hugoton and Chesapeake receive opinions from Vinson & Elkins L.L.P. and Andrews & Kurth L.L.P., respectively, with respect to certain tax matters. See "The Merger -- Certain Material U.S. Federal Income Tax Consequences" and "The Merger Agreement -- Conditions to the Merger" on pages 33 and 42, respectively.

                                    EXPERTS

     The consolidated financial statements of Chesapeake as of June 30, 1997 and 1996 incorporated by reference in this Joint Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Chesapeake for the year ended June 30, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Hugoton for the years ended December 31, 1996, 1995 and 1994 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance on their report given upon their authority as experts in accounting and auditing in giving such reports.

                          FUTURE SHAREHOLDER PROPOSALS

     Any Chesapeake shareholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of Chesapeake shareholders
must submit such proposal to the Secretary of Chesapeake by              , 1998.
Hugoton expects to hold an annual meeting of shareholders in the second calender quarter of 1998 unless the Merger is completed prior thereto. Any Hugoton shareholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of Hugoton, if any, should have submitted such proposal to the Secretary of Hugoton by December 17, 1997.

     SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement for an annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of Hugoton and Chesapeake file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In the case of Chesapeake, such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005. In the case of Hugoton, such material should also be available at the offices of the NASD, 1735 K Street, N.W., Washington, DC 20006-1500.

     Chesapeake filed a Registration Statement on Form S-4 to register with the SEC the Chesapeake Common Stock to be issued to Hugoton shareholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Chesapeake in addition to being a joint proxy statement of each of Hugoton and Chesapeake for the Hugoton Special Meeting and the Chesapeake Special Meeting, respectively. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC rules allow each of Hugoton and Chesapeake to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Hugoton and its finances and Chesapeake and its finances.

       HUGOTON SEC FILINGS (FILE NO. 0-23166)                                   PERIOD
       --------------------------------------                                   ------
Annual Report on Form 10-K                               Year ended December 31, 1996.
Quarterly Reports on Form 10-Q                           Quarters ended June 30, 1997, March 31, 1997 and
                                                         September 30, 1997.
Current Report on Form 8-K                               Filed November 20, 1997.
Proxy Statement on Schedule 14A for 1997 Annual          Dated April 30, 1997.
  Meeting
Proxy Statement on Schedule 14A for the Special          Dated September 30, 1997.
  Meeting held October 16, 1997

      CHESAPEAKE SEC FILINGS (FILE NO. 1-13726)                                 PERIOD
      -----------------------------------------                                 ------
Annual Report on Form 10-K                               Year ended June 30, 1997.
Quarterly Reports on Form 10-Q                           Quarter ended September 30, 1997.
Current Reports on Form 8-K                              Filed September 9, 1997, October 1, 1997, October 31,
                                                         1997, November 5, 1997, November 6, 1997, November
                                                         20, 1997, December 11, 1997, December 24, 1997,
                                                         January 15, 1998, January 26, 1998 and February 5,
                                                         1998.
Proxy Statement on Schedule 14A for 1997. Annual         Dated November 12, 1997.
  Meeting
Supplement to Proxy Statement on Schedule 14A for        Dated November 28, 1997.
  1997 Annual Meeting

     Each of Hugoton and Chesapeake is also incorporating by reference additional documents that it may file with the SEC between the date of this Joint Proxy Statement/Prospectus and the date of each of the Hugoton Special Meeting and the Chesapeake Special Meeting.

     Chesapeake has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Chesapeake, and Hugoton has supplied all such information relating to Hugoton.

     You can obtain copies of any of the documents described above through Hugoton, Chesapeake or the SEC. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/ Prospectus by requesting them in writing or by telephone from each of Hugoton and Chesapeake at the addresses set forth below. Documents incorporated by reference will be provided from each of Hugoton and Chesapeake without charge, excluding all exhibits unless they have been specifically incorporated by reference as an exhibit in this Joint Proxy Statement/Prospectus, to each person to whom a Joint Proxy Statement/

Prospectus is delivered, by first class mail or other equally prompt means, within one business day of receipt of such request.
              Hugoton Energy Corporation
              301 North Main, Suite 1900
              Wichita, Kansas 67202
              Telephone: (316) 262-1522
              Attn: Secretary

              Chesapeake Energy Corporation
              6100 North Western Avenue
              Oklahoma City, Oklahoma 73118
              Telephone: (405) 848-8000, extension 212
              Attn: Corporate Secretary

     If you would like to request documents from Hugoton, please do so by
            , 1998 to receive them before the Hugoton Special Meeting. If you
would like to request documents from Chesapeake, please do so by            ,
1998 to receive them before the Chesapeake Special Meeting.

     IN YOUR DECISION AS TO HOW TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AND, IF APPLICABLE, THE ISSUANCE OF CHESAPEAKE SHARES IN THE MERGER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. NEITHER HUGOTON NOR CHESAPEAKE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS
JOINT PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY   , 1998. YOU SHOULD NOT
ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/ PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF CHESAPEAKE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                    INDEX TO PRO FORMA FINANCIAL STATEMENTS

CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

Pro Forma Consolidated Financial Data
  Unaudited Pro Forma Combined Balance Sheet as of September
     30, 1997...............................................  F-3
  Unaudited Pro Forma Combined Statement of Operations for
     the Quarter Ended September 30, 1997...................  F-4
  Unaudited Pro Forma Combined Statement of Operations for
     the Year Ended June 30, 1997...........................  F-5
  Notes to Unaudited Pro Forma Consolidated Financial
     Data...................................................  F-6

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma financial statements are derived from the historical financial statements of Chesapeake and Hugoton incorporated by reference in this Joint Proxy Statement/Prospectus as further adjusted to reflect the planned acquisition of DLB. The Pro Forma Combined Statements of Operations for the quarter ended September 30, 1997 and for the year ended June 30, 1997 reflect the Hugoton acquisition (accounted for as a purchase) and the DLB acquisition (accounted for as a purchase) as if the acquisitions occurred on July 1, 1996. The Pro Forma Balance Sheet at September 30, 1997 reflects the consummation of the Hugoton acquisition and the DLB acquisition as if they had occurred on September 30, 1997. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto and the historical financial statements of Chesapeake and Hugoton, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus.

     The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations that would actually have occurred if the transactions described had occurred as presented in such statements or that may occur in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, Chesapeake's ability to successfully integrate the operations of Hugoton and DLB with its current business and several other factors, many of which are beyond Chesapeake's control. See "Risk Factors" on page 11.

     The Hugoton acquisition and the DLB acquisition will be accounted for using the purchase method. After the acquisitions, the purchase cost will be allocated to the Hugoton and DLB assets and liabilities based on their respective fair values. The final allocation of the actual purchase price for each acquisition is subject to the final valuation of the acquired assets, but that allocation is not expected to differ materially from the preliminary allocation.

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                      HISTORICAL                        PRO FORMA                  HISTORICAL    PRO FORMA
                                 ---------------------   ---------------------------------------   ----------   -----------
                                                           HUGOTON       BAYARD                                     DLB
                                 CHESAPEAKE   HUGOTON    ADJUSTMENTS   ADJUSTMENTS   AS ADJUSTED      DLB       ADJUSTMENTS
                                 ----------   --------   -----------   -----------   -----------   ----------   -----------
                                                          ASSETS
Current Assets.................  $ 223,773    $ 11,262     $    --      $ 73,611(j)  $  308,646     $ 24,589     $(13,866)(e)
                                                                                                                  (17,500)(b)
Property, Plant & Equipment
  Proved.......................    960,741     291,249       7,192(a)                 1,259,182      200,682       14,000(b)
                                                                                                                  (76,222)(e)
  Unproved.....................    131,194      26,512          --                      157,706       20,672       (5,014)(e)
  Accumulated DD&A.............   (460,534)    (71,657)     71,657(a)                  (460,534)     (37,943)      34,826(b)
                                                                                                                    3,117(e)
                                 ---------    --------     -------      --------     ----------     --------     --------
  Net Proved and Unproved
    Properties.................    631,401     246,104      78,849                      956,354      183,411      (29,293)
  Other, net...................     57,898       2,749          --                       60,647       24,977      (21,423)(e)
                                 ---------    --------     -------      --------     ----------     --------     --------
    Total Property, Plant &
      Equipment, net...........    689,299     248,853      78,849                    1,017,001      208,388      (50,716)
                                 ---------    --------     -------      --------     ----------     --------     --------
Other..........................     18,597       1,675          --                       20,272        6,176       (4,403)(e)
                                 ---------    --------     -------      --------     ----------     --------     --------
        Total assets...........  $ 931,669    $261,790     $78,849      $ 73,611     $1,345,919     $239,153     $(86,485)
                                 =========    ========     =======      ========     ==========     ========     ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities............  $ 123,949    $  8,714     $15,000(a)   $   (229)(j) $  147,434     $ 16,387     $  5,000(b)
                                                                                                                  (10,845)(e)
Long-Term Debt.................    508,971     105,000          --                      613,971      100,631      (15,631)(e)
Deferred income tax
  liabilities..................         --      15,941     (12,816)(a)                    3,125       18,502        9,184(b)
                                                                                                                     (560)(e)
Other Liabilities..............      7,541         475          --                        8,016       35,967      (35,967)(e)
Stockholders' Equity
  Common Stock.................        704         198          60(a)                       962           13           37(b)
  Paid-in Capital..............    433,201     135,615      72,452(a)                   641,268       57,729       23,772(b)
                                                                                                                  (51,551)(e)
  Accumulated Earnings
    (deficit)..................   (142,697)     (4,153)      4,153(a)     73,840(j)     (68,857)       9,924       (9,924)(b)
                                 ---------    --------     -------      --------     ----------     --------     --------
    Total Stockholders'
      Equity...................    291,208     131,660      76,665        73,840        573,373       67,666      (37,666)
                                 ---------    --------     -------      --------     ----------     --------     --------
        Total liabilities and
          stockholders'
          equity...............  $ 931,669    $261,790     $78,849      $ 73,611     $1,345,919     $239,153     $(86,485)
                                 =========    ========     =======      ========     ==========     ========     ========

                                 PRO FORMA
                                 ----------
                                 AS FURTHER
                                  ADJUSTED
                                 ----------

Current Assets.................  $  301,869

Property, Plant & Equipment
  Proved.......................   1,397,642

  Unproved.....................     173,364
  Accumulated DD&A.............    (460,534)

                                 ----------
  Net Proved and Unproved
    Properties.................   1,110,472
  Other, net...................      64,201
                                 ----------
    Total Property, Plant &
      Equipment, net...........   1,174,673
                                 ----------
Other..........................      22,045
                                 ----------
        Total assets...........  $1,498,587
                                 ==========

Current Liabilities............  $  157,976

Long-Term Debt.................     698,971
Deferred income tax
  liabilities..................      30,251

Other Liabilities..............       8,016
Stockholders' Equity
  Common Stock.................       1,012
  Paid-in Capital..............     671,218

  Accumulated Earnings
    (deficit)..................     (68,857)
                                 ----------
    Total Stockholders'
      Equity...................     603,373
                                 ----------
        Total liabilities and
          stockholders'
          equity...............  $1,498,587
                                 ==========

    The accompanying notes are an integral part of these pro forma financial statements.

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        QUARTER ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                              HISTORICAL                       PRO FORMA                  HISTORICAL           PRO FORMA
                         --------------------   ---------------------------------------   ----------   -------------------------
                                                  HUGOTON       BAYARD                                     DLB        AS FURTHER
                         CHESAPEAKE   HUGOTON   ADJUSTMENTS   ADJUSTMENTS   AS ADJUSTED      DLB       ADJUSTMENTS     ADJUSTED
                         ----------   -------   -----------   -----------   -----------   ----------   -----------    ----------
Revenues:
  Oil and gas sales....   $45,667     $16,970     $   --         $  --        $62,637      $12,038       $(4,330)(e)   $ 70,345
  Oil and gas marketing
    sales..............    26,865         --          --            --         26,865           --            --         26,865
  Interest and other...     5,878        135          --          (495)(j)      5,518        6,011        (5,510)(e)      6,019
                          -------     -------     ------         -----        -------      -------       -------       --------
         Total
           revenues....    78,410     17,105          --          (495)        95,020       18,049        (9,840)       103,229
                          -------     -------     ------         -----        -------      -------       -------       --------
Costs and expenses:
  Operating costs......    31,870      7,541        (756)(f)                   38,655        4,990        (2,162)(e)     41,483
  Depreciation,
    depletion and
    amortization.......    29,692      8,839      (1,640)(g)                   36,891        6,970        (3,872)(e)     40,940
                                                                                                             951(g)
  General and
    administrative.....     2,760      2,289        (579)(f)                    4,470        1,696          (904)(e)      5,262
  Interest.............     8,575      1,753        (394)(f)                    9,934        2,059          (356)(e)     11,637
  Other................        --        (67)                                     (67)       2,890        (2,890)(e)        (67)
                          -------     -------     ------         -----        -------      -------       -------       --------
         Total costs
           and
           expenses....    72,897     20,355      (3,369)                      89,883       18,605        (9,233)        99,255
                          -------     -------     ------         -----        -------      -------       -------       --------
Income (loss) before
  income taxes.........     5,513     (3,250)      3,369          (495)         5,137         (556)         (607)         3,974
Income tax expense
  (benefit)............        --     (1,065)      1,348(h)       (198)(j)         85          146          (243)(h)        (12)
                          -------     -------     ------         -----        -------      -------       -------       --------
Net income (loss)......   $ 5,513     $(2,185)    $2,021         $(297)       $ 5,052      $  (702)      $  (364)      $  3,986
                          =======     =======     ======         =====        =======      =======       =======       ========
Earnings per share,
  primary and fully
  diluted..............   $  0.08                                             $  0.05                                  $   0.04
                          =======                                             =======                                  ========
Weighted average shares
  outstanding, primary
  and fully diluted
  (i)..................    72,699                                              98,490                                   103,490
                          =======                                             =======                                  ========

    The accompanying notes are an integral part of these pro forma financial statements.

                  CHESAPEAKE ENERGY CORPORATION & SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                     HISTORICAL                         PRO FORMA                   HISTORICAL    PRO FORMA
                               -----------------------   ----------------------------------------   ----------   -----------
                                                           HUGOTON       BAYARD                                      DLB
                               CHESAPEAKE   HUGOTON(C)   ADJUSTMENTS   ADJUSTMENTS    AS ADJUSTED     DLB(D)     ADJUSTMENTS
                               ----------   ----------   -----------   -----------    -----------   ----------   -----------
Revenues
  Oil and gas sales..........  $ 192,920     $75,466      $     --       $    --       $ 268,386     $38,732       $  (859)(e)
  Oil and gas marketing
    sales....................     76,172          --            --            --          76,172          --            --
  Interest and other.........     11,223       2,140            --          (330)(j)      13,033       8,679        (7,245)(e)
                               ---------     -------      --------       -------       ---------     -------       -------
         Total revenues......    280,315      77,606            --          (330)        357,591      47,411        (8,104)
                               ---------     -------      --------       -------       ---------     -------       -------
Costs and expenses:
  Operating costs............     90,247      28,160        (3,753)(f)                   114,654      10,378          (408)(e)
  Writedown..................    236,000          --            --                       236,000          --            --
  Depreciation, depletion and
    amortization.............    107,046      26,902        15,852(g)                    149,800      12,541        (1,109)(e)
                                                                                                                     4,780(g)
  General and
    administrative...........      8,802       8,587        (2,198)(f)                    15,191       3,062          (415)(e)
  Interest...................     18,550       6,220        (1,391)(f)                    23,379       4,063           (28)(e)
  Other......................         --          --            --            --              --       5,031        (5,031)(e)
                               ---------     -------      --------       -------       ---------     -------       -------
         Total costs and
           expenses..........    460,645      69,869         8,510                       539,024      35,075        (2,211)
                               ---------     -------      --------       -------       ---------     -------       -------
Income (loss) before income
  taxes and extraordinary
  item.......................   (180,330)      7,737        (8,510)         (330)       (181,433)     12,336        (5,893)
Income tax expense
  (benefit)..................     (3,573)      3,462        (3,404)(h)      (132)(j)      (3,647)      4,655        (2,357)(h)
                               ---------     -------      --------       -------       ---------     -------       -------
Net income (loss) before
  extraordinary item.........  $(176,757)    $ 4,275      $ (5,106)      $  (198)      $(177,786)    $ 7,681       $(3,536)
                               =========     =======      ========       =======       =========     =======       =======
  Earnings (loss) per share
    before extraordinary
    item -- primary and fully
    diluted..................  $   (2.69)                                              $   (1.94)
                               =========                                               =========
  Weighted average shares
    outstanding, primary and
    fully diluted(i).........     65,767                                                  91,558
                               =========                                               =========

                               PRO FORMA
                               ----------
                               AS FURTHER
                                ADJUSTED
                               ----------
Revenues
  Oil and gas sales..........  $ 306,259
  Oil and gas marketing
    sales....................     76,172
  Interest and other.........     14,467
                               ---------
         Total revenues......    396,898
                               ---------
Costs and expenses:
  Operating costs............    124,624
  Writedown..................    236,000
  Depreciation, depletion and
    amortization.............    166,012

  General and
    administrative...........     17,838
  Interest...................     27,414
  Other......................         --
                               ---------
         Total costs and
           expenses..........    571,888
                               ---------
Income (loss) before income
  taxes and extraordinary
  item.......................   (174,990)
Income tax expense
  (benefit)..................     (1,349)
                               ---------
Net income (loss) before
  extraordinary item.........  $(173,641)
                               =========
  Earnings (loss) per share
    before extraordinary
    item -- primary and fully
    diluted..................  $   (1.80)
                               =========
  Weighted average shares
    outstanding, primary and
    fully diluted(i).........     96,558
                               =========

    The accompanying notes are an integral part of these pro forma financial statements.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                                 (IN THOUSANDS)

(a) Chesapeake will issue approximately 25.8 million shares of common stock at an estimated $8 per share, give effect to the exchange and immediate vesting of Hugoton stock options for Chesapeake stock options by recording a $2 million purchase price adjustment related to the estimated fair value of such options and incur costs of approximately $15 million (including $7.5 million estimated termination costs for Hugoton executives and employees) to acquire Hugoton. The following is the allocation of the purchase price:

Issuance of Common Stock....................................    $ 206,325
Fair value of converted Hugoton stock options...............        2,000
Other Acquisition Costs.....................................       15,000
                                                                ---------
          Purchase Price....................................    $ 223,325
                                                                =========
Current Assets..............................................    $  11,262
PP&E -- Proved Properties...................................      298,441
PP&E -- Unevaluated Properties..............................       26,512
Other PP&E..................................................        2,749
Other Assets................................................        1,675
Current Liabilities.........................................       (8,714)
Debt........................................................     (105,000)
Deferred Income Taxes.......................................       (3,125)
Other Liabilities...........................................         (475)
                                                                ---------
          Purchase Price....................................    $ 223,325
                                                                =========

(b) Chesapeake will pay $17.5 million in cash, issue 5 million shares of common stock at an estimated $6 per share plus incur costs of approximately $5 million to acquire DLB. The following is the allocation of the purchase price:

Issuance of Common Stock....................................  $ 30,000
Cash payment................................................    17,500
Other Acquisition Costs.....................................     5,000
                                                              --------
          Purchase Price....................................  $ 52,500
                                                              ========
Current Assets..............................................  $ 10,723
PP&E -- Proved Properties...................................   138,460
PP&E -- Unevaluated Properties..............................    15,658
Other PP&E..................................................     3,554
Other Assets................................................     1,773
Current Liabilities.........................................    (5,542)
Debt........................................................   (85,000)
Deferred Income Taxes.......................................   (27,126)
                                                              --------
          Purchase Price....................................  $ 52,500
                                                              ========

(c) Hugoton reports its financial information on a calendar year basis which must be converted to a June 30 year end to conform to Chesapeake's presentation. The following is a reconciliation of financial information, as reported, to the Hugoton historical financial data included in this pro forma information:

                                        HUGOTON (AS REPORTED)
                               ----------------------------------------
                                                TWELVE                      TWELVE
                                                MONTHS       SIX MONTHS     MONTHS
                               SIX MONTHS       ENDED          ENDED        ENDED
                                JUNE 30,     DECEMBER 31,     JUNE 30,     JUNE 30,
                                  1997           1996           1996         1997
                               ----------    ------------    ----------    --------
Revenues.....................   $41,417        $68,682        $(32,493)    $77,606
Costs & expenses.............    39,309         61,163         (30,603)     69,869
Income tax...................       864          3,316            (718)      3,462
                                -------        -------        --------     -------
Net income...................   $ 1,244        $ 4,203        $ (1,172)    $ 4,275
                                =======        =======        ========     =======

(d) DLB reports its financial information on a calendar year basis which must be converted to a June 30 year end to conform to Chesapeake's presentation. The following is a reconciliation of financial information, as reported, to the DLB historical financial data included in this pro forma information:

                                              DLB (AS REPORTED)
                                     ------------------------------------
                                       SIX          TWELVE         SIX        TWELVE
                                      MONTHS        MONTHS        MONTHS      MONTHS
                                      ENDED         ENDED         ENDED       ENDED
                                     JUNE 30,    DECEMBER 31,    JUNE 30,    JUNE 30,
                                       1997          1996          1996        1997
                                     --------    ------------    --------    --------
Revenues...........................   $29,675         $28,415    $(10,679)    $47,411
Costs & expenses...................    23,031          20,595      (8,551)     35,075
Income tax.........................     2,507           2,951        (803)      4,655
                                      -------         -------    --------     -------
Net income.........................   $ 4,137         $ 4,869    $ (1,325)    $ 7,681
                                      =======         =======    ========     =======

(e) Concurrent with the acquisition of DLB, DLB will dividend its shares of certain investments to its shareholders. The following adjustments deconsolidate these investments for the periods presented:

                                 BALANCE SHEET

                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
Current Assets..............................................    $ (13,866)
PP&E
  Proved....................................................      (76,222)
  Unproved..................................................       (5,014)
  Accumulated DD&A..........................................        3,117
                                                                ---------
          Net...............................................      (78,119)
  Other, Net................................................      (21,423)
                                                                ---------
          Total PP&E, net...................................      (99,542)
  Other Assets..............................................       (1,146)
                                                                ---------
          Total Assets......................................    $(114,554)
                                                                =========
Current Liabilities.........................................    $ (10,845)
Long Term Debt..............................................      (15,631)
Deferred income taxes.......................................         (560)
Other liabilities...........................................      (35,967)
                                                                ---------
          Total Liabilities.................................      (63,003)
                                                                ---------
Stockholders' Equity........................................      (51,551)
                                                                ---------
          Total Liabilities and Stockholders' Equity........    $(114,554)
                                                                =========

                            STATEMENT OF OPERATIONS

                                                THREE MONTHS
                                                    ENDED         YEAR ENDED
                                                SEPTEMBER 30,      JUNE 30,
                                                    1997             1997
                                                -------------     ----------
REVENUES......................................    $ (9,840)        $(8,104)
COSTS AND EXPENSES
  Operating Costs.............................      (2,162)           (408)
  Depreciation, Depletion and Amortization....      (3,872)         (1,109)
  General and Administrative..................        (904)           (415)
  Interest....................................        (356)            (28)
  Other.......................................      (2,890)         (5,031)
                                                  --------         -------
          Total Costs and Expenses............     (10,184)         (6,991)
                                                  --------         -------
Income (Loss) before income taxes.............    $    344         $(1,113)
                                                  ========         =======

(f) Hugoton accounted for its oil and gas properties and results of operations on the successful efforts method. The following reflects the entries to convert Hugoton to the full cost method. The entries were derived from the historical accounting records of Hugoton.

                                                THREE MONTHS
                                                    ENDED         YEAR ENDED
                                                SEPTEMBER 30,      JUNE 30,
                                                    1997             1997
                                                -------------     ----------
COSTS AND EXPENSES:
  Exploration.................................      $(756)         $(3,753)
  Internal Costs(1)...........................      $(579)         $(2,198)
  Interest....................................      $(394)         $(1,391)

        -----------------------

        (1) Internal Costs, consisting of costs directly related to acquisition, exploration and development activities, were previously reported as General and Administrative.

(g) To record DD&A expense of oil and gas properties using a $1.34 rate per Mcfe for Chesapeake and Hugoton, and a rate of $1.33 per Mcfe for Chesapeake, Hugoton and DLB.

(h) To record the tax effects of the pro forma adjustments at a statutory rate of 40%.

(i) EPS has been calculated using the weighted average shares outstanding assuming the transaction had been consummated at the beginning of the period and is calculated as follows:

                                                THREE MONTHS
                                                    ENDED         YEAR ENDED
                                                SEPTEMBER 30,      JUNE 30,
                                                    1997             1997
                                                -------------     ----------
Chesapeake's weighted average shares
  outstanding, as reported....................      72,699          65,767
Issuance of common stock to Hugoton...........      25,791          25,791
                                                   -------          ------
Subtotal -- As Adjusted.......................      98,490          91,558
                                                   -------          ------
Issuance of common stock to DLB...............       5,000           5,000
                                                   -------          ------
Total -- As Further Adjusted..................     103,490          96,558
                                                   =======          ======

     As of September 30, 1997, common shares outstanding for Hugoton and DLB were 19,838,000 and 12,975,000, respectively.

(j) In November 1997, Chesapeake received proceeds of approximately $90 million in connection with the initial public offering of Bayard common stock. After underwriting fees, Chesapeake received approximately $21.40 per share for the 4,194,000 shares of Bayard it sold in the offering. In addition, Chesapeake received $18 million as repayment of a loan made to Bayard during fiscal 1997. The following adjustment is necessary to reflect the Bayard transactions on a pro forma basis:

Total cash received.........................................  $107,611
Less: Carrying value of Bayard investment...................   (16,000)
      Note receivable.......................................   (18,000)
                                                              --------
Adjustment to current assets................................    73,611
Other.......................................................       229
                                                              --------
Adjustment to stockholder's equity..........................  $ 73,840
                                                              ========

(k) Estimated total proved pro forma reserves at September 30, 1997 were as follows:

                                                               PROVED
                                                              RESERVES
                                                              (MMCFE)
                                                              --------
Chesapeake..................................................  401,521
Hugoton.....................................................  297,378
                                                              -------
          As adjusted.......................................  698,899
DLB.........................................................  126,407
                                                              -------
          As further adjusted...............................  825,306
                                                              =======

(l) On March 17, 1997, the Company issued $150 million principal amount of 7.875% Senior Notes due 2004 and $150 million principal amount of 8.5% Senior Notes due 2012. Had the Company issued the notes on July 1, 1996, the Company would have incurred additional interest costs of $17.4 million.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         CHESAPEAKE ENERGY CORPORATION,

                         CHESAPEAKE ACQUISITION CORP.,

                                      AND

                           HUGOTON ENERGY CORPORATION

                         DATED AS OF NOVEMBER 12, 1997

                       As Modified by Amendment No. 1 to
           Agreement and Plan of Merger dated as of February 9, 1998

                          AGREEMENT AND PLAN OF MERGER





                                      AMONG

                         CHESAPEAKE ENERGY CORPORATION,

                          CHESAPEAKE ACQUISITION CORP.,

                                       AND

                           HUGOTON ENERGY CORPORATION




                          DATED AS OF NOVEMBER 12, 1997

                          AGREEMENT AND PLAN OF MERGER


                                Table of Contents

                                                                                                               Page
ARTICLE I

         DEFINITIONS..............................................................................................2
         1.1      Defined Terms...................................................................................2

ARTICLE II

         THE MERGER..............................................................................................10
         2.1      The Merger.....................................................................................10
         2.2      Effect of the Merger...........................................................................10
         2.3      Governing Instruments, Directors and Officers of the Surviving Corporation.....................10
         2.4      Effect on Securities...........................................................................11
         2.5      Exchange of Certificates.......................................................................12
         2.6      Closing........................................................................................16
         2.7      Effective Time of the Merger...................................................................16
         2.8      Taking of Necessary Action; Further Action.....................................................16

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF HUGOTON...............................................................16
         3.1      Corporate Organization.........................................................................16
         3.2      Authority and Enforceability...................................................................17
         3.3      No Violations..................................................................................17
         3.4      Consents and Approvals.........................................................................17
         3.5      SEC Documents..................................................................................18
         3.6      Financial Statements...........................................................................18
         3.7      Capital Structure..............................................................................19
         3.8      Governmental Regulation........................................................................19
         3.9      Litigation.....................................................................................19
         3.10     Brokers........................................................................................20
         3.11     Absence of Certain Changes or Events...........................................................20
         3.12     Compliance with Laws, Material Agreements and Permits..........................................20
         3.13     No Restrictions................................................................................21
         3.14     Taxes..........................................................................................21
         3.15     Employee Benefit Plans.........................................................................23
         3.16     Environmental Matters..........................................................................25
         3.17     Vote Required..................................................................................26

                                                                 i


         3.18     Hugoton Act; State Takeover Statutes Inapplicable..............................................26
         3.19     Employment Contracts and Benefits..............................................................26
         3.20     Labor Matters..................................................................................26
         3.21     Insurance......................................................................................27
         3.22     Intangible Property............................................................................27
         3.23     Title to Assets................................................................................27
         3.24     Opinion of Financial Advisor...................................................................28
         3.25     [Reserved].....................................................................................28
         3.26     Oil and Gas Operations.........................................................................28
         3.27     Financial and Commodity Hedging................................................................28
         3.28     Books and Records..............................................................................28
         3.29     Other Entities.................................................................................28
         3.30     Dissenters' Rights.............................................................................29
         3.31     Pooling; Tax Treatment.........................................................................29
         3.32     No Knowledge of Breach of Representations......................................................29

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................................................30
         4.1      Corporate Organization.........................................................................30
         4.2      Authority and Enforceability...................................................................30
         4.3      No Violations..................................................................................30
         4.4      Consents and Approvals.........................................................................31
         4.5      SEC Documents..................................................................................31
         4.6      Financial Statements...........................................................................32
         4.7      Capital Structure..............................................................................32
         4.8      Governmental Regulation........................................................................33
         4.9      Litigation.....................................................................................33
         4.10     Interim Operations of Sub......................................................................33
         4.11     Brokers........................................................................................33
         4.12     Absence of Certain Changes.....................................................................34
         4.13     Compliance with Laws, Material Agreements and Permits..........................................34
         4.14     No Restrictions................................................................................34
         4.15     Taxes..........................................................................................35
         4.16     Environmental Matters..........................................................................37
         4.17     Vote Required..................................................................................38
         4.18     Employment Contracts and Benefits..............................................................38
         4.19     Labor Matters..................................................................................38
         4.20     Insurance......................................................................................39
         4.21     Intangible Property............................................................................39
         4.22     Opinion of Financial Advisor...................................................................39
         4.23     [Reserved].....................................................................................39
         4.24     Financial and Commodity Hedging................................................................39


         4.25     Books and Records..............................................................................39
         4.26     Pooling; Tax Treatment.........................................................................40
         4.27     Other Parent Entities..........................................................................40
         4.28     Employee Benefit Plans.........................................................................40
         4.29     Oil and Gas Operations.........................................................................41
         4.30     No Knowledge of Breach of Representations......................................................41

ARTICLE V

         COVENANTS...............................................................................................41
         5.1      Conduct of Hugoton Business Pending Closing....................................................41
         5.2      Conduct of Parent Business Pending Closing.....................................................43
         5.3      Access to Information..........................................................................44
         5.4      No Solicitation................................................................................45
         5.5      Hugoton Stockholders Meeting...................................................................46
         5.6      Parent Stockholders Meeting....................................................................47
         5.7      Registration Statement and Proxy Statement/Prospectus..........................................47
         5.8      Stock Exchange Listing.........................................................................49
         5.9      Additional Arrangements........................................................................49
         5.10     Agreements of Affiliates.......................................................................49
         5.11     Public Announcements...........................................................................50
         5.12     Notification of Certain Matters................................................................50
         5.13     Indemnification; Directors' and Officers' Insurance............................................51
         5.14     Employee and Severance Matters.................................................................52
         5.15     Restructuring of Merger........................................................................52
         5.16     Registration Rights Agreement..................................................................52
         5.17     Payment of Expenses............................................................................53

ARTICLE VI

         CONDITIONS..............................................................................................54
         6.1      Conditions to Each Party's Obligation to Effect the Merger.....................................54
         6.2      Conditions to Obligations of Parent and Sub....................................................54
         6.3      Conditions to Obligation of Hugoton............................................................55

ARTICLE VII

         TERMINATION.............................................................................................56
         7.1      Termination Rights.............................................................................56
         7.2      Effect of Termination..........................................................................58





ARTICLE VIII

         MISCELLANEOUS...........................................................................................58
         8.1      Nonsurvival of Representations, Warranties, Covenants and Agreements...........................58
         8.2      Amendment......................................................................................58
         8.3      Notices........................................................................................58
         8.4      Counterparts...................................................................................60
         8.5      Severability...................................................................................60
         8.6      Entire Agreement; No Third Party Beneficiaries.................................................60
         8.7      Applicable Law.................................................................................60
         8.8      No Remedy in Certain Circumstances.............................................................61
         8.9      Enforcement of Agreement.......................................................................61
         8.10     Assignment.....................................................................................61
         8.11     Waivers........................................................................................61
         8.12     References and Titles..........................................................................62
         8.13     Confidentiality Agreement......................................................................62
         8.14     Incorporation..................................................................................62


                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into this 12th day of November, 1997, by and among Chesapeake Energy Corporation ("PARENT"), an Oklahoma corporation, Chesapeake Acquisition Corp. ("SUB"), a Kansas corporation, and Hugoton Energy Corporation ("HUGOTON"), a Kansas corporation.

                                    RECITALS

     WHEREAS, the board of directors of each of Parent, Sub and Hugoton has determined that it is in the best interest of its respective stockholders for Parent to acquire Hugoton by means of the merger of Hugoton with and into Sub upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, for federal income tax purposes, the parties hereto intend that such merger qualify as a tax free "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, for accounting purposes it is intended that such merger be accounted for as a pooling of interests in accordance with APB Opinion 16 and, in connection therewith, Parent and Hugoton have received an opinion in form and substance acceptable to such parties from Ernst & Young LLP, dated of even date herewith; and

     WHEREAS, the Board of Directors of Hugoton has approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and have resolved and agreed to recommend that the stockholders of Hugoton approve the same; and

     WHEREAS, Parent has advised Hugoton that it will not enter into this Agreement unless the Hugoton Specified Stockholders (defined herein) execute and deliver to Parent an Agreement and Irrevocable Proxy in the form set forth as Annex A to this Agreement; and

     WHEREAS, Hugoton has advised Parent that it will not enter into this Agreement unless the Parent Specified Stockholders (as defined herein) execute and deliver to Hugoton an Agreement and Irrevocable Proxy in the form set forth as Annex B to this Agreement; and

     WHEREAS, Parent, Sub and Hugoton desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger; and

     WHEREAS, Hugoton has delivered to Parent an opinion of Vinson & Elkins L.L.P. in form and substance acceptable to Parent and has agreed to deliver an opinion to Parent of Shearman &

Sterling as soon as practicable after the execution of this agreement if certain representations and warranties have been made by the officers and directors of Hugoton to such law firm; and

     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

     "AFFILIATE(S)" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

     "AGREEMENT" means this Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

     "ALTERNATIVE PROPOSAL" has the meaning specified in Section 5.4(b).

     "ANSON AGREEMENT" means that certain Merger Agreement and Plan of Reorganization, dated as of October 22, 1997, among Parent, Chesapeake Merger II Corp., AnSon Partners Limited Partnership and AnSon Production Company.

     "BANK CREDIT AGREEMENT" means the Loan Agreement dated September 7, 1995, by and among Hugoton, the Hugoton Subsidiaries, Bank One, Texas, N.A., Texas Commerce Bank National Association, Bank of Montreal, Wells Fargo Bank, National Association, Meespierson N.V., Credit Lyonnais Cayman Island Branch and Bank of Scotland, and Bank One, Texas N.A. as Agent and Texas Commerce Bank National Association as Co-Agent, as amended on January 22, 1996 and on June 11, 1996.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "CERTIFICATE OF MERGER" means the Certificate of Merger, prepared and executed in accordance with the applicable provisions of the KCL, filed with the Secretary of State of Kansas to reflect the consummation of the Merger.

     "CLOSING" means the Closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

     "CLOSING DATE" means the date on which the Closing occurs, which date shall be the first business day following the day on which the Hugoton Stockholder Meeting and the Parent Stockholder Meeting are held (or such other later date as is agreed upon by the parties).

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIALITY AGREEMENT" means the letter of agreement, dated June 23, 1997, between Hugoton and Parent or its Affiliate relating to Hugoton's furnishing of information to Parent or such Affiliate in connection with Parent's or such Affiliate's evaluation of a possible transaction between Parent and Hugoton.

     "CONTRACT EMPLOYEE" has the meaning set forth in Section 5.14(a).

     "DEFENSIBLE TITLE" means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens or other defects.

     "DLB MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of October 22, 1997, by and among Parent, Chesapeake Merger Corp. and DLB Oil & Gas, Inc.

     "EFFECTIVE TIME" has the meaning specified in Section 2.7.

     "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization in effect on the date hereof relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (c) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, or operation or reclamation of mines.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE" means the New York Stock Exchange, Inc.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCHANGE AGENT" means UMB Bank, N.A., the transfer agent for shares of Parent Common Stock.

     "EXCHANGE FUND" means the meaning specified in Section 2.5(a).

     "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

     "GOVERNMENTAL AUTHORITY" means any national, state, county, municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any Hugoton Companies, Parent or Sub or any of their respective properties or assets.

     "HAZARDOUS MATERIAL" means (a) any "hazardous substance" as defined by CERCLA, (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended, (c) any hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law, (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof,
(e) any asbestos-containing materials in any form or condition, or (f) any polychlorinated biphenyls in any form or condition.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HUGOTON" means Hugoton Energy Corporation, a Kansas corporation.

     "HUGOTON CERTIFICATE" means a certificate representing shares of Hugoton Common Stock.

     "HUGOTON COMMON STOCK" means the common stock, no par value, of Hugoton.

     "HUGOTON COMPANIES" means Hugoton and the Hugoton Subsidiaries.

     "HUGOTON DISCLOSURE SCHEDULE" means the disclosure schedule attached hereto entitled Hugoton Disclosure Schedule and any documents listed on such disclosure schedule and expressly incorporated therein by reference.

     "HUGOTON EMPLOYEE(S)" has the meaning specified in Section 5.14(a).

     "HUGOTON EMPLOYEE BENEFIT PLANS" has the meaning specified in Section 3.15(a).

     "HUGOTON FINANCIAL STATEMENTS" means the audited and unaudited consolidated financial statements of Hugoton and its subsidiaries (including the related notes) included (or incorporated by reference) in Hugoton's Annual Report on Form 10-K for the year ended December 31, 1996, and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, in each case as filed with the SEC.

     "HUGOTON MATERIAL AGREEMENT(S)" means (a) any written or oral agreements, contracts, commitments or understandings to which any of the Hugoton Companies is a party, by which any of the Hugoton Companies is directly or indirectly bound, or to which any asset of any of the Hugoton Companies may be subject, involving total value or consideration in excess of $1,000,000 and (b) the Bank Credit Agreement.

     "HUGOTON PERMITS" has the meaning specified in Section 3.12.

     "HUGOTON PROPOSAL" means the proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of Hugoton in the Proxy Statement/Prospectus.

     "HUGOTON REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of any of the Hugoton Companies.

     "HUGOTON SEC DOCUMENTS" has the meaning specified in Section 3.5.

     "HUGOTON SEVERANCE POLICY" has the meaning set forth in Section 5.14(a).

     "HUGOTON SPECIFIED STOCKHOLDERS" means Floyd C. Wilson, Wilvest, L.P., The Wilson Foundation, Comdisco, Inc., American Gas & Oil Investors, Limited Partnership, AmGO II, Limited Partnership, First Reserve Fund V, Limited Partnership and Jay W. Decker.

     "HUGOTON STOCK OPTION(S)" has the meaning specified in Section 2.4(b)(iii).

     "HUGOTON STOCK OPTION PLANS AND AGREEMENTS" means those stock option plans and agreements listed on Schedule 2.4(b)(iii) of the Hugoton Disclosure Schedule.

     "HUGOTON STOCKHOLDER MEETING" means the meeting of the stockholders of Hugoton for the purpose of voting on this Agreement and the Merger.

     "HUGOTON SUBSIDIARY(IES)" means AmGas Corporation, Hugoton Exploration Corporation, HEC Trading Company and Tiffany Gathering, Inc.

     "HYDROCARBONS" means oil, condensate, gas, casinghead gas and other liquid or gaseous Hydrocarbons.

     "INDEMNIFIED PARTIES" has the meaning specified in Section 5.13(a).

     "KCL" means the Kansas Corporation Law.

     "LIEN(S)" means any Lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

     "MAJOR HUGOTON STOCKHOLDER(S)" means Floyd C. Wilson, Wilvest, L.P., The Wilson Foundation, Comdisco, Inc., and American Gas & Oil Investors, Limited Partnership, AmGO II, Limited Partnership, First Reserve Fund V, Limited Partnership and those other holders of Hugoton Common Stock who are "affiliates" of Hugoton, within the meaning of the Securities Act, and who, as a result of the Merger, will hold in excess of three percent (3%) of the issued and outstanding shares of Parent Common Stock.

     "MATERIAL ADVERSE EFFECT" means (a) when used with respect to Hugoton, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of the Hugoton Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Hugoton Companies (taken as a whole) to own, hold, develop and operate their assets, or would impair Hugoton's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (b) when used with respect to Parent, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of the Parent Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Parent Companies (taken as a whole) to own, hold, develop and operate their assets, or would impair Parent's or Sub's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

     "MERGER" has the meaning specified in Section 2.1.

     "NASDAQ" means the Nasdaq National Market.

     "NET REVENUE INTERESTS" means Hugoton's overall interest in Hydrocarbons produced from or attributable to Hugoton's oil and gas properties, after deducting all lessor's royalties, overriding royalties, production payments, and other interests or burdens on Hydrocarbons produced from Hugoton's oil and gas properties or any well thereon.

     "OIL AND GAS INTEREST(S)" means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

     "OWNERSHIP INTERESTS" means the Ownership Interests of Hugoton in its assets, as set forth on Schedule 1.1(b).

     "PARENT" means Chesapeake Energy Corporation, an Oklahoma corporation.

     "PARENT BENEFIT PLANS" means the "employee benefit plans" within the meaning of Section 3(3) of ERISA, which Parent or any of its subsidiaries maintains or sponsors or with respect to which Parent or any of its subsidiaries has any material liability (actual or contingent, primary or secondary), and
(ii) all other (A) director or employee compensation or benefit plans, programs or arrangements, (B) stock purchase, stock option, severance, bonus, incentive and deferred compensation plans, (C) written employment or consulting contracts, and (D) change-in-control agreements which Parent or any of its subsidiaries maintains, sponsors or is a party to or with respect to which Hugoton or any of its subsidiaries has or could have any material liability.

     "PARENT CERTIFICATE" means a certificate representing shares of Parent Common Stock.

     "PARENT COMMON STOCK" means the common stock, par value $0.01 per share, of Parent.

     "PARENT COMPANY(IES)" means Parent and the Parent Subsidiaries.

     "PARENT DISCLOSURE SCHEDULE" means the disclosure schedule attached hereto entitled Parent Disclosure Schedule and any documents listed on such disclosure schedule and expressly incorporated therein by reference.

     "PARENT EMPLOYEE BENEFIT PLAN(S)" has the meaning specified in Section 4.18(a).

     "PARENT FINANCIAL STATEMENTS" means the audited and unaudited consolidated financial statements of Parent and its subsidiaries (including the related notes) included (or incorporated by reference) in Parent's Annual Report on Form 10-K for the year ended June 30, 1997.

     "PARENT MATERIAL AGREEMENT(S)" means (a) any written or oral agreements, contract, commitment or understanding to which any of the Parent Companies is a party, by which any of the Parent Companies is directly or indirectly bound, or to which any asset of any of the Parent Companies may be subject, involving total value or consideration in excess of $2,500,000 and (b) the credit agreement of Parent or the Parent Companies.

     "PARENT PERMITS" has the meaning specified in Section 4.13.

     "PARENT PREFERRED STOCK" means the 10,000,000 shares of authorized preferred stock, par value $0.01 per share, of Parent.

     "PARENT REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Parent or its subsidiaries.

     "PARENT SEC DOCUMENTS" has the meaning specified in Section 4.5.

     "PARENT SPECIFIED STOCKHOLDERS" means Tom L. Ward and TLW Investments, Inc., a corporation controlled by Mr. Ward, Aubrey K. McClendon and Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is the sole general partner and Shannon T. Self in his capacity as a trustee of the Aubrey
K. McClendon Children's Trust and as trustee of the Tom L. Ward Children's
Trust.

     "PARENT STOCKHOLDER MEETING" means the meeting of the stockholders of Parent for the purpose of voting on this Agreement and the Merger.

     "PARENT SUBSIDIARY(IES)" means Sub and Chesapeake Operating, Inc., Chesapeake Exploration Limited Partnership and Chesapeake Louisiana, L.P.

     "PERMITTED ENCUMBRANCES" means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if any of the Hugoton Companies shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if any of the Hugoton Companies shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA);
(d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not (i) reducing the Hugoton Net Revenue Interest below that set forth on Schedule 1.1(b) of the Hugoton Disclosure Schedule,

(ii) increase the Hugoton Working Interests in any Oil and Gas Interest above that set forth on Schedule 1.1(b) of the Hugoton Disclosure Schedule or (iii) in the aggregate materially impair the value of the assets of any of the Hugoton Companies or interfering with the ordinary conduct of the business of any of the Hugoton Companies or rights to any of their assets; (f) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to Closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business; (i) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not (x) reduce the Hugoton Net Revenue Interests below that set forth on Schedule 1.1(b) of the Hugoton Disclosure Schedule, (y) increase the Hugoton Working Interests in any Oil and Gas Interest above that set forth in Schedule 1.1(b) of the Hugoton Disclosure Schedule or (z) materially adversely affect the value of any asset of any of the Hugoton Companies; (j) preferential rights to purchase and Third-Party Consents; (k) Liens arising under or created pursuant to the Bank Credit Agreement; and (l) Liens described on the Hugoton Disclosure Schedule.

     "PERSON(S)" means any natural Person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

     "PETRIE PARKMAN" means Petrie Parkman & Co., Inc.

     "PROXY STATEMENT/PROSPECTUS" means a proxy statement in a definitive form relating to the Hugoton Stockholder Meeting and the Parent Stockholder Meeting, which proxy statement will be included as a prospectus in the Registration Statement.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form attached hereto as Annex D.

     "REGISTRATION STATEMENT" means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger.

     "RETURNS" has the meaning specified in Section 3.14(a).

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SUB" means Chesapeake Acquisition Corp., a Kansas corporation and a wholly-owned subsidiary of Parent.

     "SUB COMMON STOCK" means the common stock, par value $0.01 per share, of Sub.

     "SUPERIOR PROPOSAL" has the meaning specified in Section 5.4(b).

     "SURVIVING CORPORATION" has the meaning specified in Section 2.2.

     "TAX" or "TAXES" means any and all Taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to Tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation; Taxes or other charges on or with respect to income, franchises, windfall other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; Taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains Taxes; license, registration and documentation fees; and custom duties, tariffs, and similar charges.

     "THIRD-PARTY CONSENT" means the consent or approval of any Person other than Hugoton, Parent, Sub or any Governmental Authority.

     "WORKING INTEREST" means Hugoton's share of all of the costs, expenses, burdens, and obligations of any type or nature attributable to Hugoton's interests in its oil and gas properties or any well thereon.


                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Hugoton shall be merged with and into Sub in accordance with the provisions of this Agreement and the KCL. Such merger is referred to herein as the "Merger."

     2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of Hugoton shall cease and Sub, as the Surviving Corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Kansas. The Merger shall have the effects specified in the KCL.

     2.3 Governing Instruments, Directors and Officers of the Surviving Corporation.

         (a) The articles of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

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         (b) The bylaws of Sub, as in effect immediately prior to the Effective
Time, shall be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

         (c) The directors and officers of Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable law.

     2.4 Effect on Securities.

         (a) Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Sub Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and continue as one share of capital stock of the Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

         (b) Hugoton Securities.

            (i) Hugoton Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of Hugoton Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.3 shares of validly issued, fully paid and non-assessable Parent Common Stock. Each share of Hugoton Common Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have the rights with respect thereto, except the right to receive the shares of Parent Common Stock to be issued in exchange therefor (along with any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e) and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in Section 2.5(c)), without interest, upon the surrender of such certificate in accordance with Section 2.5.

            (ii) Hugoton Treasury Stock. At the Effective Time, by virtue of the Merger, all shares of Hugoton Common Stock that are issued and held as treasury stock, if any, shall be canceled and retired and shall cease to exist, and no shares of Parent Common Stock or other consideration shall be paid or payable in exchange therefor.

            (iii) Hugoton Stock Options. Section 2.4(b)(iii) of the Hugoton Disclosure Schedule lists each Hugoton Stock Option Plans and Agreements (collectively, the

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        "Hugoton Plans") and identifies the number of options outstanding under each of the Hugoton Plans and the exercise prices thereof. Each Hugoton Plan and all such options which are outstanding immediately prior to the Effective Date, whether vested or unvested (each, a "Hugoton Option" and collectively, the "Hugoton Options"), shall be assumed by Parent at the Effective Time subject to receipt by Parent of the consents required, if any, under the Hugoton Plans, and each such Hugoton Option shall become an option to purchase a number of shares of Parent Common Stock (a "Substitute Option") equal to the number of shares of Hugoton Common Stock subject to purchase pursuant to such Hugoton Option multiplied by
        1.3 (rounded to the nearest whole share). The per share exercise price for each Substitute Option shall be the current exercise price per share of Hugoton Common Stock divided by 1.3 (rounded up to the nearest full cent), and each Substitute Option otherwise shall be subject to all of the other terms and conditions of the original Hugoton Option to which it relates. Prior to the Effective Time, Hugoton, subject to Parent's review and consent, which will not be unreasonably withheld, shall take such additional actions as are necessary under applicable law and the applicable agreements and Hugoton Plans to ensure that each outstanding Hugoton Option shall, from and after the Effective Time, represent only the right to purchase, upon exercise, shares of Parent Common Stock and, subject to Parent's consent, which will not be unreasonably withheld, shall take such other actions as are necessary or appropriate to assure that the Hugoton Plans and Hugoton Options conform to the assumptions made by Ernst & Young LLP in the opinion of even date herewith delivered to Hugoton and Parent. There shall not occur as a result of the Merger any acceleration of vesting or exercisability with respect to any Option, or any lapse of vesting restrictions with respect to any share of restricted stock, other than pursuant to the terms of the original grant agreement and changes thereto implemented prior to the date of this Agreement, and any such acceleration shall occur without the exercise of discretion by any person or entity. As soon as reasonably practicable after the Effective Time, Parent shall cause to be included under a registration statement on Form S-8 of Parent all shares of Parent Common Stock which are subject to Substitute Options, and shall maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

    2.5 Exchange of Certificates.

        (a) Exchange Fund. Immediately after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Hugoton Common Stock and for exchange in accordance with this Agreement, certificates representing the shares of Parent Common Stock to be issued in exchange for shares of Hugoton Common Stock pursuant to Section 2.4(b)(i). Such shares of Parent Common Stock together with any dividends or distributions with respect thereto (as provided in Section 2.5(c)) and such funds, are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock to be issued or paid pursuant to

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Section 2.4(b)(i) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Fund shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

         (b) Exchange Procedures.

             (i) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Hugoton Certificate that, immediately prior to the Effective Time, represented shares of Hugoton Common Stock which was converted into the right to receive Parent Common Stock pursuant to Section 2.4(b)(i), a letter of transmittal to be used to effect the exchange of such Hugoton Certificate for a Parent Certificate (and cash in lieu of fractional shares), along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Hugoton Certificate shall be effected, and the risk of loss and title thereto shall pass, only upon delivery of such Hugoton Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify.

             (ii) Upon surrender to the Exchange Agent of a Hugoton Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of Hugoton for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section 5.10, if not previously delivered to Parent), (A) the holder of such Hugoton Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.4 (b)(i), any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (after giving effect to any required withholding of Taxes); and (B) the Hugoton Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Hugoton Certificates.

             (iii) In the event of a transfer of ownership of Hugoton Common Stock that is not registered in the transfer records of Hugoton, a Parent Certificate representing the appropriate number of shares of Parent Common Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive) may be issued or paid to a transferee if the Hugoton Certificate representing such shares of Hugoton Common Stock is presented

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      to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

             (iv) Until surrendered as contemplated by this Section 2.5(b), each Hugoton Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock as provided in
      Section 2.4(b)(i) (along with any cash in lieu of fractional shares and any unpaid dividends and distributions to the extent specified herein).

      (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Hugoton Certificate. Subject to the effect of applicable laws, (i) at the time of the surrender of a Hugoton Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding Taxes that may be required with respect thereto); and (ii) at the appropriate payment date, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding Taxes that may be required with respect thereto).

      (d) No Further Ownership Rights in Hugoton Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Hugoton Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Hugoton Common Stock. After the Effective Time, there shall be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of Hugoton Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Hugoton Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this Section 2.5.

      (e) Treatment of Fractional Shares. No Parent Certificate or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 2.5(e), no dividend or other distribution, stock split or interest shall relate to any such fractional shares, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional security, each holder of shares of Hugoton Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of the certificate(s) for such Hugoton Common Stock for exchange pursuant to this
Section 2.5 will be paid an amount in cash (without interest) equal to such holder's

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proportionate interest in the amount of the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 2.5(e), on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to Section 2.4. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.4(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Hugoton Common Stock pursuant to Section 2.4(b)(ii) (such excess being herein called the "Excess Securities") and the Exchange Agent, as agent for the former holders of Hugoton Common Stock, shall sell the Excess Securities at the prevailing prices on the Exchange. The sale of the Excess Securities by the Exchange Agent shall be executed on the Exchange through one or more member firms of the Exchange and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities have been distributed to the former stockholders of Hugoton, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of Hugoton in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to any such former stockholders.

      (f) Termination of Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.5 that remains unclaimed by the former stockholders of Hugoton for a period of one
(1) year following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of Hugoton who have not theretofore complied with the provisions of this Section 2.5 shall look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock (all without interest).

      (g) No Liability. Neither Parent, Hugoton, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of shares of Hugoton Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Hugoton Common Stock for a period of three (3) years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

      (h) Lost, Stolen, or Destroyed Hugoton Certificates. If any Hugoton Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Hugoton Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity

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against any claim that may be made against it with respect to such Hugoton
Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Hugoton Certificate the shares of Parent Common Stock (along with any cash in lieu of fractional shares pursuant to Section 2.5(e) and any unpaid dividends and distributions pursuant to Section 2.5(c)) deliverable with respect thereto pursuant to this Agreement.

      2.6 Closing. The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and Hugoton.

      2.7 Effective Time of the Merger. The Merger shall become effective immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Kansas or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The Certificate of Merger shall be filed on the Closing Date and as soon as practicable after the Closing; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an Effective Time that occurs after the Closing.

      2.8 Taking of Necessary Action; Further Action. Each of Parent, Sub and Hugoton shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under KCL as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Sub or Hugoton, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take all such lawful and necessary action.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF HUGOTON

      Except as set forth in the Hugoton Disclosure Schedule, Hugoton hereby represents and warrants to Parent and Sub that:

      3.1 Corporate Organization. Each of the Hugoton Companies (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Hugoton). Copies of the certificate or articles of incorporation and bylaws of each of the Hugoton Companies have heretofore been delivered to Parent and such copies are accurate and complete as of the date hereof.

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      3.2 Authority and Enforceability. Hugoton has the requisite corporate power and authority to execute and deliver this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval of the stockholders of Hugoton) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Hugoton, including approval by the board of directors of Hugoton, and no other corporate proceedings on the part of Hugoton are necessary to authorize the execution or delivery of this Agreement or (with approval by the stockholders of Hugoton) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hugoton (with respect to consummation of this Agreement and the Merger, subject to the approval by the stockholders of Hugoton and assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub) constitutes a valid and binding obligation of Hugoton, enforceable against Hugoton in accordance with its terms.

      3.3 No Violations. Except as set forth in Section 3.3 of the Hugoton Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Hugoton with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Hugoton or any Hugoton Subsidiary under, any provision of (a) the articles of incorporation or bylaws of Hugoton or any provision of the comparable charter or organizational documents of any Hugoton Subsidiary, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Hugoton or any Hugoton Subsidiary, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Hugoton or any Hugoton Subsidiary or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Hugoton.

      3.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Hugoton in connection with the execution and delivery of this Agreement by Hugoton or the consummation by Hugoton of the transactions contemplated hereby except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Hugoton or Hugoton's ability to consummate the transactions contemplated hereby in accordance with this Agreement; (b) the filing of the Certificate of Merger with the Secretary of State of Kansas pursuant to the provisions of the KCL; (c) the filing, if necessary, of a pre-merger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and such other reports under
Section 13(a) of the Exchange Act and such other

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

compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; and (e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws. No Third-Party Consent is required by or with respect to Hugoton in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Hugoton or Hugoton's ability to consummate the transactions contemplated hereby in accordance with this Agreement; (ii) the valid approval of this Agreement and the Merger by the stockholders of Hugoton; and (iii) any consent, approval or waiver requirement by the terms of the Bank Credit Agreement, which consent, approval or waiver Hugoton undertakes to seek and obtain promptly after the date of this Agreement.

      3.5 SEC Documents. Parent has had available to it a true and correct complete copy of each report, schedule, Registration Statement and definitive proxy statement filed by Hugoton with the SEC since December 31, 1994, and prior to the date of this Agreement (the "Hugoton SEC Documents"), which are all the documents (other than preliminary material) that Hugoton was required to file with the SEC since such date. As of their respective dates, the Hugoton SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Hugoton SEC Documents, and none of the Hugoton SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.6 Financial Statements. The Hugoton Financial Statements were prepared in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects, in accordance with applicable requirements of GAAP (in the case of unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Hugoton and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Hugoton and its subsidiaries for the periods presented therein. There are no material imbalances of production from the oil and gas properties of Hugoton and any of its subsidiaries whether required to be disclosed pursuant to GAAP or otherwise.

      3.7 Capital Structure.

          (a) The authorized capital stock of Hugoton consists of 100,000,000 shares of Hugoton Common Stock and 10,000,000 shares of preferred stock without par value ("Hugoton Preferred Stock").

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

          (b) As of the close of business on the business day immediately prior to the date of this Agreement (a) 19,838,574 shares of Common Stock were validly issued and outstanding, (b) 1,612,023 shares of Hugoton Common Stock were reserved for issuance pursuant to the Hugoton Stock Option Plans and Agreements, of which options to purchase a total of 1,058,625 shares of Hugoton Common Stock were issued and outstanding, (c) there were no shares of Hugoton Preferred Stock validly issued and outstanding and (d) no shares of Hugoton Common Stock or Hugoton Preferred Stock were held by Parent as treasury stock.

          (c) Except as described in Section 3.7(b) above or in Section 2.4(b)(iii) of the Hugoton Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of Hugoton, (ii) no securities of Hugoton or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Hugoton or any Hugoton Company, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights, commitments, understandings or agreements to which Hugoton is a party or by which it is bound) obligating Hugoton to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Hugoton or any Hugoton Company (or securities of Hugoton or any Hugoton Company) or obligating Hugoton to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (d) All outstanding shares of Hugoton capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

          (e) Except as set forth in Section 3.7(e) of the Hugoton Disclosure Schedule, as of the date hereof there is no, and at the Effective Time there will not be any, stockholder agreement, voting trust or other agreement or understanding to which Hugoton is a party or by which it is bound relating to the voting of any shares of the capital stock of Hugoton.

      3.8 Governmental Regulation. Neither Hugoton nor any of its subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

      3.9 Litigation. Except as set forth in Section 3.9 of the Hugoton Disclosure Schedule, there is no litigation, arbitration, investigation or other proceeding of any Governmental Authority pending or, to the knowledge of Hugoton, threatened against Hugoton or its subsidiaries or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Hugoton or Hugoton's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Hugoton has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Hugoton or Hugoton's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No Hugoton Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not

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have a Material Adverse Effect on Hugoton or Hugoton's ability to consummate the transactions contemplated hereby in accordance with this Agreement). There is no litigation, investigation or other proceeding of any Governmental Authority pending or, to the knowledge of Hugoton, threatened against or affecting Hugoton or its subsidiaries that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Hugoton in connection with the transactions contemplated hereby.

      3.10 Brokers. Other than Petrie Parkman and Growth Capital Partners, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Hugoton for which the Hugoton Companies or Parent or Sub will have any obligation or liability. A copy of any agreement between Hugoton and Petrie Parkman relating to the Merger has been provided to Parent and Hugoton has informed Parent of the terms of its engagement of Growth Capital Partners.

      3.11 Absence of Certain Changes or Events. Except as set forth in Section
3.11 of the Hugoton Disclosure Schedule, since June 30, 1997, Hugoton has conducted its business only in ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstances or condition (a) that would be reasonably likely to have a Material Adverse Effect on Hugoton or Hugoton's ability to consummate the transactions contemplated hereby in accordance with this Agreement; or (b) that would have required the consent of Parent pursuant to Section 5.1(a) through (i) had such event occurred prior to the date of this Agreement (other than changes, including changes in commodity prices, generally affecting the oil and gas industry, changes resulting from exploration or development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

      3.12 Compliance with Laws, Material Agreements and Permits. None of the Hugoton Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its certificate or articles of incorporation or bylaws or partnership agreement or other governing document, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any Hugoton Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Hugoton or its ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Hugoton Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Hugoton Permits"), except for Hugoton Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Hugoton or its ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Hugoton Companies is in compliance with the terms of its Hugoton Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Hugoton

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

or its ability to consummate the transactions contemplated hereby in accordance with this Agreement. No investigation or review by any Governmental Authority with respect to any of the Hugoton Companies is pending or, to the knowledge of Hugoton, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Hugoton or its ability to consummate the transactions contemplated hereby in accordance with this Agreement. To the knowledge of Hugoton, no party to any Hugoton Material Agreement is in material breach of the terms, provisions and conditions of such Hugoton Material Agreement.

      3.13 No Restrictions. Except as otherwise set forth in Section 3.13 of the Hugoton Disclosure Schedule, none of the Hugoton Companies is a party to (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital,
(b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Hugoton Financial Statements or indebtedness incurred in the ordinary course of business), (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business), (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business), or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

      3.14 Taxes.

          (a) Except as set forth in Schedule 3.14(a) of the Hugoton Disclosure Schedule, (i) Hugoton and each subsidiary, and any affiliated, combined or unitary group of which Hugoton or any subsidiary is or was a member has properly completed and timely (taking into account any extensions) filed all material federal state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed in respect of any Tax and has timely paid all Taxes that are shown by such Returns to be due and payable and (ii) the Returns correctly and accurately (except for one or more matters the aggregate effect of which is not material) reflect the facts regarding the income, business and assets, operations, activities, status or other matters of Hugoton required to be shown thereon or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"), relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision, (iii) Hugoton and each subsidiary has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Hugoton and each subsidiary through the date hereof, and (iv) Hugoton and each subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and the filing of material federal state or local Returns.

          (b) Section 3.14(b) of the Hugoton Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of Hugoton and each subsidiary have been

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

examined by the IRS. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Hugoton's most recent audited financial statements. Except as provided for in Section 3.14(b) of the Hugoton Disclosure Schedule, no material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Hugoton or any of the subsidiaries would be liable, and no material deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Hugoton or any of the subsidiaries with respect to any period.

          (c) Except as disclosed on Section 3.14(c) of the Hugoton Disclosure Schedule, neither Hugoton nor any subsidiary has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement extending the period for assessment or collection of any Tax for which Hugoton or any subsidiary is liable for any period that is open under the applicable statute of limitations or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Hugoton or any subsidiary for the current or any future Taxable period. Neither Hugoton nor any subsidiary has made an election under Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Hugoton or any subsidiary. Except as set forth in Section 3.14(c) of the Hugoton Disclosure Schedule, neither Hugoton nor any subsidiary is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement. Except as set forth on Section 3.14(c) of the Hugoton Disclosure Schedule, neither Hugoton nor any subsidiary is a party to any agreement or other arrangement that would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Hugoton or any subsidiary.

          (e) Except for the group of which Hugoton is presently a member, neither Hugoton nor any subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation.

          (f) After the date hereof, no election which is inconsistent with past practices with respect to Taxes will be made without the written consent of Parent.

          (g) None of the assets of Hugoton or any subsidiary is property that Hugoton is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          (h) None of the assets of Hugoton or any subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

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

          (i) None of the assets of Hugoton or any subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (j) Neither Hugoton nor any subsidiary has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any adverse effect on any Tax for a period which ends after December 31, 1996.

          (k) Neither Hugoton nor any subsidiary has participated in an international boycott within the meaning of Section 999 of the Code.

          (l) Neither Hugoton nor any subsidiary has nor has either had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (m) Section 3.14(m) of the Hugoton Disclosure Schedule identifies each arrangement to which Hugoton or a subsidiary is a party and which is a partnership for federal income tax purposes and which was required to file an income tax return for a taxable year of such partnership which ended in 1996 (taking into account any election which permitted such arrangement not to file such a return).

          (n) Hugoton did not have an excess loss account in any subsidiary which had on December 31, 1996 assets with a fair market value in excess of $500,000.

     3.15 Employee Benefit Plans.

          (a) Section 3.15(a) of the Hugoton Disclosure Schedule lists (i) the "employee benefit plans" (within the meaning of Section 3(3) of ERISA), which Hugoton or any of its subsidiaries maintains or sponsors or with respect to which Hugoton or any of its subsidiaries has any material liability (actual or contingent, primary or secondary), and (ii) all other (A) director or employee compensation or benefit plans, programs or arrangements, (B) stock purchase, stock option, severance, bonus, incentive and deferred compensation plans, (C) written employment or consulting contracts, and (D) change-in-control agreements which Hugoton or any of its subsidiaries maintains, sponsors or is a party to or with respect to which Hugoton or any of its subsidiaries has or could have any material liability. (The plans, programs, arrangements, contracts and agreements referred to in the preceding sentence are collectively referred to herein as the "Benefit Plans.")

          (b) Except as set forth on Section 3.15(b) of the Hugoton Disclosure Schedule, (i) the reserves reflected in the balance sheet contained in the unaudited financial statements for the period ending June 30, 1997 (together with all footnotes attached thereto, the "Balance Sheet") relating to any unfunded benefits under the Benefit Plans were adequate in the aggregate under GAAP as of June 30, 1997 and (ii) neither Hugoton nor any of its subsidiaries has incurred any material unfunded liability in respect of any such plans since that date.

          (c) There are no suits, investigations or claims (other than undisputed claims for benefits) pending or, to the knowledge of Hugoton threatened (or any basis therefor) relating to or for benefits under the Benefit Plans, except for those suits or claims set forth in Section 3.15(c) of the Hugoton Disclosure Schedule or which, individually or in the aggregate, are immaterial.

          (d) Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and each Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified.

          (e) Except as set forth in Section 3.15(e) of the Hugoton Disclosure Schedule, (i) no Benefit Plan currently has any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists or is expected to occur which is a reportable event within the meaning of ERISA Section 4043 with respect to any Benefit Plan that is subject to Title IV of ERISA and with respect to which the 30-day notice requirement has not been waived; (iii) each member of Hugoton's Controlled Group (as defined below) has made all required premium payments when due to the Pension Benefit Guaranty Corporation ("PBGC"); (iv) neither Hugoton nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination; (v) no amendment has occurred which requires Hugoton or any member of its Controlled Group to provide security pursuant to Code
Section 401(a)(29); and (vi) neither Hugoton nor any member of its Controlled Group has engaged in a transaction which is reasonably likely to subject it to liability under ERISA Section 4069. For the purposes of this Section 3.15, the term "Controlled Group" means all corporations, trades or businesses which, together with Hugoton, are treated as a single employer under Section 414 of the Code.

          (f) No Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA) and neither Hugoton nor any member of its Controlled Group has incurred or is reasonably likely to incur any liability to any multiemployer plan nor has or is engaged in a transaction which is reasonably expected to subject Hugoton or any member of its Controlled Group to any liability under ERISA Section 4212(c).

          (g) Except as set forth in Section 3.15(g) of the Hugoton Disclosure Schedule, each Benefit Plan described in Section 3.15(a)(i) can be unilaterally terminated at any time by Hugoton or a subsidiary without material liability to Hugoton or such subsidiary.

     3.16 Environmental Matters.

          (a) Except as set forth in Section 3.16 of the Hugoton Disclosure Schedule, (i) the reserves reflected in the Hugoton Financial Statement relating to environmental matters were adequate under GAAP as of June 30, 1997, and neither Hugoton nor any Hugoton Company has incurred any material liability in respect of any environmental matter since that date, and (ii) the SEC

Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the Commission applicable thereto.

          (b) Except as set forth in Section 3.16 of the Hugoton Disclosure Schedule, to the knowledge of Hugoton:

               (i) Each of the Hugoton Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

               (ii) None of the Hugoton Companies has been notified by any Governmental Authority that any of the operations or assets of any of the Hugoton Companies is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

               (iii) None of the Hugoton Companies and no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Hugoton Companies is responsible for the improper release into the environment, or the improper storage or disposal of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Hugoton Companies.

               (iv) None of the Hugoton Companies has any material contingent liability in connection with (i) release into the environment at or on the property now or previously owned or leased by any of the Hugoton Companies, or (ii) the storage or disposal of any Hazardous Material;

               (v) None of the Hugoton Companies has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property owned, leased or operated by any of the Hugoton Companies;

               (vi) There are no sites, locations or operations at which any of the Hugoton Companies is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and

               (vii) All underground storage tanks and solid waste disposal facilities owned or operated by the Hugoton Companies are used and operated in material compliance with Environmental Laws.

     3.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Hugoton Common Stock is the only vote of the holders of any class or series of Hugoton capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

     3.18 Hugoton Act; State Takeover Statutes Inapplicable. (a) The board of directors of Hugoton has by requisite vote of all directors present (a) determined that the Merger is advisable and fair to and in the best interests of Hugoton and its stockholders, (b) approved the Merger in accordance with the provisions of Section 17-6702 of KCL and approved the Merger and the transactions contemplated by this Agreement and any other "business combination" (within the meaning of Section 17-12,101 of the KCL) with Parent and Sub in accordance with Section 17- 12,101 of the KCL, and (c) recommended the approval of this Agreement and the Merger by the holders of Hugoton Common Stock and directed that the Merger be submitted for consideration by the holders of Hugoton Common Stock at a meeting of such stockholders contemplated by Section
5.5 hereof; and (d) has amended its articles of incorporation to allow the board of directors to amend the bylaws.

     3.19 Employment Contracts and Benefits. Except as otherwise set forth in
Section 3.19 of the Hugoton Disclosure Schedule or otherwise provided for in any Hugoton Employee Benefit Plan, (a) none of the Hugoton Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person, and
(b) no employee of any of the Hugoton Companies or any other Person owns, or has any rights granted by any of the Hugoton Companies to acquire, any interest in any of the assets or business of any of the Hugoton Companies.

     3.20 Labor Matters.

          (a) No employees of any of the Hugoton Companies are represented by any labor organization. No labor organization or group of employees of any of the Hugoton Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Hugoton Companies pending with any labor organization or group of employees of any of the Hugoton Companies.

          (b) Each of the Hugoton Companies is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Hugoton.

     3.21 Insurance. Each of the Hugoton Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Hugoton Companies and owning properties in the same general area in which the Hugoton Companies conduct their businesses. Each of the Hugoton Companies may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of the such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has any of the Hugoton Companies failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise set forth in the Hugoton Disclosure Schedule, (a) there are no outstanding claims under any such policies or binders and, to the knowledge of Hugoton, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Hugoton Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to any of the Hugoton Companies.

     3.22 Intangible Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Hugoton Companies or for the ownership and operation, or continued ownership or operation, of any their assets, for which the Hugoton Companies do not hold valid and continuing authority in connection with the use thereof.

     3.23 Title to Assets. The Hugoton Companies (individually or collectively) have Defensible Title to all Oil and Gas Interests of Hugoton included or reflected in the Ownership Interests and all of their other assets, subject only to Permitted Liens. Each Oil and Gas Interest included or reflected in the Ownership Interests entitles the Hugoton Companies (individually or collectively) to receive not less that the undivided interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of such costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Hugoton Companies (individually or collectively) is not greater than the undivided interest set forth in (or derived from) the Ownership Interests.

     3.24 Opinion of Financial Advisor. The Board of Directors of Hugoton has received the opinion dated November 12, 1997 of Petrie Parkman that, as of such date, the exchange ratio contemplated by Section 2.4(b) is fair from a financial point of view to the holders of Hugoton Common Stock.

     3.25 [Reserved].

     3.26 Oil and Gas Operations. Except as otherwise set forth in the Hugoton Disclosure Schedule:

          (a) All wells included in the Oil and Gas Interests of Hugoton have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, regulations, except where the failure or violation could not reasonably be expected to have a Material Adverse Effect on Hugoton or Hugoton's ability to consummate the transactions contemplated hereby in accordance with this Agreement; and

          (b) Proceeds from the sale of Hydrocarbons produced from Hugoton's Oil and Gas Interests are being received by the Hugoton Companies in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 and held in suspense in the ordinary course of business).

     3.27 Financial and Commodity Hedging. Section 3.27 of the Hugoton Disclosure Schedule accurately summarizes the outstanding Hydrocarbon and financial hedging positions of the Hugoton Companies (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Hugoton Disclosure Schedule. Hugoton will not enter into any new hedging positions without Parent's prior written consent, which will not be unreasonably withheld.

     3.28 Books and Records. All books, records and files of the Hugoton Companies (including those pertaining to Hugoton's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records) (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Hugoton Companies of their respective assets.

     3.29 Other Entities. (a) Hugoton has no direct or indirect equity interest in any corporation, partnership, limited liability company, joint venture, business association or other entity other than the entities included in the Hugoton Companies (other than joint venture, joint operating or ownership arrangements entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or business of the Hugoton Companies, taken as a whole).

          (b) Except as disclosed in Section 3.29(a) of the Hugoton Disclosure Schedule, or as may be disclosed on the certificates representing the capital stock of the Company Subsidiaries or provided pursuant to the terms of partnership agreements, joint venture agreements or other constituent documentation, copies of which have been provided or made available to representatives of Parent, and except as may be required under the securities laws of any jurisdiction, (i) all of the outstanding capital stock of, or other ownership interests in, each subsidiary of the Hugoton, has been validly issued, is (in the case of capital stock) fully paid and nonassessable and (in the case of partnership interests) not subject to current or future capital calls, and is owned by Hugoton, directly or indirectly, free and clear of any lien and free of any other charge, claim, encumbrance, limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) and (ii) there are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Hugoton's subsidiaries, or otherwise obligating the Company or any such subsidiary to issue, transfer or sell any such securities or to make any payments in respect of any of its securities or its equity.

     3.30 Dissenters' Rights. The stockholders of Hugoton will not be entitled to exercise dissenters' rights under the KCL in respect of the Merger.

     3.31 Pooling; Tax Treatment. Hugoton intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. Neither Hugoton nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization"). For purposes of this paragraph, the only stockholders of Hugoton that shall be considered Hugoton "affiliates" are the Hugoton Specified Stockholders.

     3.32 No Knowledge of Breach of Representations. Hugoton has no actual knowledge that any of the representations of Parent or Sub contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Hugoton has any such knowledge as of the date of this Agreement, Hugoton shall not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to closing set forth in Section 6.3(a) arising solely as a result of any such breach).

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Except as set forth in the Parent Disclosure Schedule, Parent and Sub hereby jointly and severally represent and warrant to Hugoton that:

     4.1 Corporate Organization. Each of Parent and Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Copies of the certificate or articles of incorporation and bylaws of each of Parent and Sub have heretofore been delivered to Hugoton, and such copies are accurate and complete as of the date hereof.

     4.2 Authority and Enforceability. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval of the stockholders of Parent) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, including approval by the respective boards of directors of Parent and Sub and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution or delivery of this Agreement or (with approval by the stockholders of Parent) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and (with respect to consummation of this Agreement and the Merger, subject to the approval by the stockholders of Parent and assuming that this Agreement constitutes a valid and binding obligation of Hugoton) constitutes a valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

     4.3 No Violations. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby and compliance by Parent and Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (a) the articles or certificate of incorporation or bylaws of Parent or Sub or any provision of the comparable charter or organizational documents of any Parent Subsidiary, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Parent or any Parent Subsidiary, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement.

     4.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent and Sub of the transactions contemplated hereby except for the following:
(a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement; (b) the filing of the Certificate of Merger with the Secretary of State of Kansas pursuant to the provisions of the KCL; (c) the filing, if necessary, of a pre-merger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) the filing with the Exchange of a listing application relating to the shares of Parent Common Stock to be issued pursuant the Merger and the obtaining from the Exchange of its approval thereof;
(f) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (g) the valid approval of this Agreement and the Merger by the stockholders of Parent and Sub. No Third-Party Consent is required by or with respect to Parent, Sub or any Parent Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the requisite approval by the Stockholders of Parent and any such other Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement.

     4.5 SEC Documents. Hugoton has had available to it a true and correct complete copy of each report, schedule, Registration Statement and definitive proxy statement filed by Parent with the SEC since December 31, 1994, and prior to the date of this Agreement (the "Parent SEC Documents"), which are all the documents (other that preliminary material) that Parent was required to file with the SEC since such date. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a

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

material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.6 Financial Statements. The Parent Financial Statements were prepared in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects, in accordance with applicable requirements of GAAP (in the case of unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Parent and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its subsidiaries for the periods presented therein. There are no material imbalances of production from the oil and gas properties of any of Parent or Parent Subsidiary, whether required to be disclosed pursuant to GAAP or otherwise.

     4.7 Capital Structure.

         (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. Parent is currently soliciting stockholder approval at the Parent 1997 Annual Stockholders' Meeting to be held on December 12, 1997 to increase its authorized shares of Parent Common Stock to 250,000,000 shares. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock.

         (b) As of the close of business on the business day immediately prior to the date of this Agreement there were issued and outstanding 70,477,893 shares of Parent Common Stock and 13,540,667 shares of Parent Common Stock were issuable upon exercise of outstanding stock options. No shares of Parent Common Stock are held by Parent as treasury stock. No shares of Parent Preferred Stock are issued or outstanding.

         (c) Except as set forth in Section 4.7(b) or disclosed in Section 4.7(c) of the Parent Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of Parent (other than shares issued since September 30, 1997 upon the exercise of outstanding options referred to in
Section 4.7(b)), (ii) no securities of Parent or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights, commitments, understandings or agreements to which Parent is a party or by which it is bound) obligating Parent to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Parent (or securities of Parent) or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

         (d) All outstanding shares of Parent capital stock are and (when issued) the shares of Parent Common Stock to be issued pursuant to the Merger will be, validly issued, fully paid and nonassessable and not subject to any preemptive right.

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

         (e) 1,000 shares of Sub Common Stock are issued and outstanding, all of which are owned by Parent. All outstanding shares of Sub Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

         (f) As of the date hereof there is no, and at the Effective Time there will not be any, stockholder agreement, voting trust or other agreement or understanding to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent.

     4.8 Governmental Regulation. Neither Parent nor any of its subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

     4.9 Litigation. Except as set forth in Section 4.9 of the Parent Disclosure Schedule, there is no litigation, arbitration, investigation or other proceeding of any Governmental Authority pending or, to the knowledge of Parent, threatened against Parent or a Parent Subsidiary or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Parent has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No Parent Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not have a Material Adverse Effect) on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement. There is no litigation, investigation or other proceeding of any Governmental Authority pending or, to the knowledge of Parent, threatened against or affecting Parent, Sub or a Parent Subsidiary that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Sub in connection with the transactions contemplated hereby.

     4.10 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and transactions contemplated hereby.

     4.11 Brokers. Other than Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc. (collectively, the "Financial Advisors"), no broker, finder, investment banker or other person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Sub and for which Parent or Sub or any of the Hugoton

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

Companies will have any obligation or liability. A copy of any agreement between Parent and each of the Financial Advisors relating to this Agreement or the Merger has been provided to Hugoton.

     4.12 Absence of Certain Changes. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, since June 30, 1997, the Parent Companies have conducted their business only in the ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstances or condition (a) that would be reasonably likely to have a Material Adverse Effect on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement; or (b) that would have required the consent of Hugoton pursuant to Section 5.2 had such event occurred prior to the date of this Agreement (other than changes, including changes in commodity prices generally affecting the oil and gas industry, changes resulting from exploration or development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

     4.13 Compliance with Laws, Material Agreements and Permits. None of the Parent Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its certificate or articles of incorporation or bylaws or partnership agreement or other governing document, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any Parent Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Parent Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Parent Permits"), except for Parent Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Parent Companies is in compliance with the terms of its Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No investigation or review by any Governmental Authority with respect to any of the Parent Companies is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. To the knowledge of Parent, no party to any Parent Material Agreement is in material breach of the terms, provisions and conditions of such Parent Material Agreement.

     4.14 No Restrictions. Except as otherwise set forth in Section 4.14 of the Parent Disclosure Schedule, none of the Parent Companies is a party to (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other

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

distributions with respect to its capital, (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Parent Financial Statements or indebtedness incurred in the ordinary course of business), (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business), (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business), or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

     4.15 Taxes.

          (a) Except as set forth in Schedule 4.15(a) of the Parent Disclosure Schedule, (i) Parent and each subsidiary, and any affiliated, combined or unitary group of which Parent or any subsidiary is or was a member has properly completed and timely (taking into account any extensions) filed all material federal state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Parent Returns") required to be filed in respect of any Tax and has timely paid all Taxes that are shown by such Returns to be due and payable and (ii) the Parent Returns correctly and accurately (except for one or more matters the aggregate effect of which is not material) reflect the facts regarding the income, business and assets, operations, activities, status or other matters of Parent required to be shown thereon or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision, (iii) Parent and each subsidiary has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and each subsidiary through the date hereof, and (iv) Parent and each subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and the filing of material federal state or local Returns.

          (b) Section 4.15(b) of the Parent Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and each subsidiary have been examined by the IRS. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent's most recent audited financial statements. Except as provided for in Section 4.15(b) of the Parent Disclosure Schedule, no material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of the subsidiaries would be liable, and no material deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of the subsidiaries with respect to any period.

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

          (c) Except as disclosed on Section 4.15(c) of the Parent Disclosure Schedule, neither Parent nor any subsidiary has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement extending the period for assessment or collection of any Tax for which Parent or any subsidiary is liable for any period that is open under the applicable statute of limitations or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any subsidiary for the current or any future Taxable period. Neither Parent nor any subsidiary has made an election under Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any subsidiary. Except as set forth in Section 4.15(c) of the Parent Disclosure Schedule, neither Parent nor any subsidiary is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement. Except as set forth on Section 4.15(c) of the Parent Disclosure Schedule, neither Parent nor any subsidiary is a party to any agreement or other arrangement that, as a consequence of the Merger or the merger with DLB Oil & Gas, Inc., would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any subsidiary.

          (e) Except for the group of which Parent is presently a member, neither Parent nor any subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation.

          (f) After the date hereof, no election which is inconsistent with past practices with respect to Taxes will be made without the written consent of Hugoton.

          (g) None of the assets of Parent or any subsidiary is property that Parent is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          (h) None of the assets of Parent or any subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

          (i) None of the assets of Parent or any subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (j) Neither Parent nor any subsidiary has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any adverse effect on any Tax for a period which ends after December 31, 1996.


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          (k) Neither Parent nor any subsidiary has participated in an international boycott within the meaning of Section 999 of the Code.

          (l) Neither Parent nor any subsidiary has nor has either had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     4.16 Environmental Matters.

          (a) Except as set forth in Schedule 4.16 of the Parent Disclosure Schedule or the Parent SEC Documents, (i) the reserves reflected in the Parent Financial Statements relating to environmental matters were adequate under GAAP as of June 30, 1997, and neither Parent nor any of its subsidiaries has incurred any material liability in respect of any environmental matter since that date, and (ii) the SEC Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the Commission applicable thereto.

          (b) Except as set forth in Schedule 4.16 of the Parent Disclosure Schedule or the Parent SEC Documents, to the knowledge of Parent:

               (i) Each of the Parent Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

               (ii) None of the Parent Companies has been notified by any Governmental Authority that any of the operations or assets of any of the Parent Companies is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

               (iii) None of the Parent Companies and no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Parent Companies is responsible for the improper release into the environment, or the improper storage or disposal of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Parent Companies.

               (iv) None of the Parent Companies has any material contingent liability in connection with (i) release into the environment at or on the property now or previously owned or leased by any of the Parent Companies, or (ii) the storage or disposal of any Hazardous Material;

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

               (v) None of the Parent Companies has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property owned, leased or operated by any of the Parent Companies;

               (vi) There are no sites, locations or operations at which any of the Parent Companies is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and

               (vii) All underground storage tanks and solid waste disposal facilities owned or operated by the Parent Companies are used and operated in material compliance with Environmental Laws.

     4.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is required to approve the increase in the Company's authorized capital stock referred to in Section 4.7(a) (and the Parent 1997 Annual Stockholders' Meeting is to be held on December 12,
1997), and is the only vote of the holders of any class or series of Parent capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

     4.18 Employment Contracts and Benefits. Except as otherwise set forth in the Parent Disclosure Schedule or otherwise provided for in any Parent Employee Benefit Plan, (a) none of the Parent Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person, and (b) no employee of any of the Parent Companies or any other Person owns, or has any rights granted by any of the Parent Companies to acquire, any interest in any of the assets or business of any of the Parent Companies.

     4.19 Labor Matters.

          (a) No employees of any of the Parent Companies are represented by any labor organization. No labor organization or group of employees of any of the Parent Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Parent Companies pending with any labor organization or group of employees of any of the Parent Companies.

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

          (b) Each of the Parent Companies is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     4.20 Insurance. Each of the Parent Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Parent Companies and owning properties in the same general area in which the Parent Companies conduct their businesses. None of the policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has any of the Parent Companies failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except as otherwise set forth in the Parent Disclosure Schedule, (a) no notice of cancellation or non-renewal of any such policies or binders has been received; and (b) there are no performance bonds outstanding with respect to any of the Parent Companies.

     4.21 Intangible Property. Except as set forth in Section 4.21 of the Parent Disclosure Schedule, there are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Parent Companies or for the ownership and operation, or continued ownership or operation, of any their assets, for which the Parent Companies do not hold valid and continuing authority in connection with the use thereof.

     4.22 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion dated as of the date hereof of Bear, Stearns & Co. Inc. addressed to such Board that the Merger is fair from a financial point of view to the holders of Parent Common Stock.

     4.23 [Reserved].

     4.24 Financial and Commodity Hedging. Section 4.24 of the Parent SEC Documents accurately summarizes the outstanding Hydrocarbon and financial hedging positions of the Parent Companies (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected in Section 4.24 of the Parent SEC Documents.

     4.25 Books and Records. All books, records and files of the Parent Companies (including those pertaining to Parent's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial

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

and employee records) (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Parent Companies of their respective assets.

     4.26 Pooling; Tax Treatment. Parent and Sub intend that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. Neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described above or (ii) as a 368 Reorganization.

     4.27 Other Parent Entities. Except as set forth in Section 4.27 of the Parent Disclosure Schedule, Parent has no direct or indirect equity interest in any corporation, partnership, limited liability company, joint venture, business association or other entity other than the entities included in the Parent Companies (other than joint venture, joint operating or ownership arrangements entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or business of the Parent Companies, taken as a whole).

     4.28 Employee Benefit Plans. (a) Each Parent Benefit Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and (ii) each Parent Benefit Plans which is intended to be qualified within the meaning of Code Section 401(a) is so qualified.

          (b) Except as set forth in Section 4.28(b) of the Parent Disclosure Schedule, (i) no Parent Benefit Plans currently has any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists or is expected to occur which is a reportable event within the meaning of ERISA Section 4043 with respect to any Parent Benefit Plans that is subject to Title IV of ERISA and with respect to which the 30-day notice requirement has not been waived; (iii) each member of Parent's Controlled Group (as defined below) has made all required premium payments when due to the Pension Benefit Guaranty Corporation ("PBGC"); (iv) neither Parent nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination; (v) no amendment has occurred which requires Parent or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and (vi) neither Parent nor any member of its Controlled Group has engaged in a transaction which is reasonably likely to subject it to liability under ERISA Section 4069. For the purposes of this Section 4.28, the term "Controlled Group" means all corporations, trades or businesses which, together with Parent, are treated as a single employer under
Section 414 of the Code.

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

     4.29 Oil and Gas Operations. Except as otherwise set forth in the Parent Disclosure Schedule:

          (a) All wells included in the Oil and Gas Interests of Parent have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, regulations, except where the failure or violation could not reasonably be expected to have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement; and

          (b) Proceeds from the sale of Hydrocarbons produced from Parent's Oil and Gas Interests are being received by the Parent Companies in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 and held in suspense in the ordinary course of business).

     4.30 No Knowledge of Breach of Representations. Parent has no actual knowledge that any of Hugoton's representations contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Parent has any such knowledge as of the date of this Agreement, Parent shall not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to closing set forth in Section 6.2(a) arising solely as a result of any such breach).

                                    ARTICLE V

                                    COVENANTS

     5.1 Conduct of Hugoton Business Pending Closing. From the date hereof until the Effective Time, Hugoton covenants and agrees that, unless Parent shall otherwise agree in writing, the businesses of Hugoton and the Hugoton Subsidiaries shall be conducted only in, and Hugoton and the Hugoton Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Hugoton shall use its reasonable best efforts to preserve substantially intact the business organization of Hugoton and the Hugoton Subsidiaries, to keep available the services of the current officers, employees and consultants of Hugoton and the Hugoton Subsidiaries and to preserve the goodwill of those current relationships of Hugoton and the Hugoton Subsidiaries with customers, suppliers and other persons with which Hugoton or any Hugoton Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Hugoton shall not, between the date of this Agreement and the Effective Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Parent:

          (a) amend or otherwise change the articles of incorporation or by-laws or equivalent organizational documents of Hugoton or the Hugoton Subsidiaries;

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

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of Hugoton or any Hugoton Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Hugoton or any Hugoton Subsidiary (except for the issuance of shares of Hugoton Common Stock issuable pursuant to Options outstanding on the date hereof) or (ii) any assets of Hugoton or any Hugoton Subsidiary, except for sales of products in the ordinary course of business;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set asides, dividends and other distributions made from any Hugoton Subsidiary to Hugoton);

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business; (ii) incur any indebtedness for borrowed money in excess of the existing borrowing base under the current Bank Credit Agreement or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contribution to, or investments in, any other Person (other than such of the foregoing as are made by Hugoton to or in a wholly-owned subsidiary of Hugoton), except in the ordinary course of business and consistent with past practice, but in no event in excess of $1.0 million; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(e);

          (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Hugoton or any Hugoton Subsidiary who are not officers of Hugoton or any Hugoton Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Hugoton or any Hugoton Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option except as set forth in Section 2.4(b)(iii), restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

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

          (h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Hugoton Financial Statement or subsequently incurred in the ordinary course of business and consistent with past practice;

          (i) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated hereby, except if such settlement or compromise would not have a Material Adverse Effect;

          (j) undertake any capital commitment not reflected in the Hugoton's budget in an individual amount greater than $250,000 or, when aggregated with all other capital commitments not reflected in the Hugoton's budget, in an aggregate amount greater than $2,500,000;

          (k) take or cause to be taken any action which would disqualify the Merger as a pooling of interests transaction for accounting purposes or as a 368 Reorganization for Tax purposes;

          (l) amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer or any other material right of Hugoton or any of the Hugoton Companies; or

          (m) take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described in paragraphs (a) through (l) of this
Section 5.1 or any action which would result in any of the conditions to the Merger not being satisfied.

     5.2 Conduct of Parent Business Pending Closing. From the date hereof until the Effective Time, Parent covenants and agrees that, except to the extent contemplated in the Parent SEC Documents, as set forth below, or as otherwise agreed to in writing, the businesses of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Parent shall use its reasonable best efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the goodwill of those current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other Persons with which Parent or any Parent Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Parent shall not, between the date of this Agreement and the Effective Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of the
Hugoton:

          (a) amend or otherwise change the articles of incorporation or by-laws or equivalent organizational documents of Parent, except as referred to in
Section 4.7(a).

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of Parent

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

or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary (except for the issuance of shares of Parent Common Stock issuable (A) pursuant to Options outstanding on the date hereof and the grant of Options outstanding under the Parent stock option plans or any other employee benefit plans, (B) pursuant to the DLB Merger Agreement, (C) pursuant to the AnSon Agreement and (in connection with the acquisition(s) of, or investment(s) in, other oil and gas businesses or assets, in each case unless the purchase price paid therefor, or investment made therein, by Chesapeake does not individually exceed 20% of Chesapeake's total consolidated assets as determined immediately prior to such purchase or investment or (ii) any assets of Parent or any Parent Subsidiary, except for sales of products in the ordinary course of business;

          (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (d) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business and other than the acquisition of (i) DLB Oil and Gas, Inc. pursuant to the DLB Merger Agreement, and provided that Parent may exercise the cash election as provided therein, (ii) AnSon Production Company pursuant to the AnSon Agreement and (iii) the possible acquisition(s) of, or investment(s) in, other oil and gas businesses or assets provided that the purchase price paid therefor, or investment made therein, by Chesapeake does not individually exceed 20% of Chesapeake's total consolidated assets as determined immediately prior to such purchase or investment; (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contribution to, or investments in, any other Person (other than such of the foregoing as are made by Parent to or in a wholly-owned subsidiary of Parent), except in the ordinary course of business and consistent with past practice and other than investments of up to $100 million, individually or in the aggregate, in other oil and gas businesses; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.2(d); or

          (e) take or cause to be taken any action which would disqualify the Merger as a pooling of interests transaction for accounting purposes or as a 368 Reorganization for Tax purposes.

     5.3  Access to Information.

          (a) Hugoton will (and will cause each of its subsidiaries to) afford to Parent and its Representatives (including without limitation directors, officers and employees of Parent and its affiliates, and counsel, accountants and other professionals retained by Parent) such access, during normal business hours throughout the period prior to the Effective Time, to Hugoton's books, records (including without limitation Tax returns and non-restricted work papers of Hugoton's independent auditors), properties, personnel and to such other information as Parent reasonably requests and will permit Parent to make such inspections as Parent may reasonably request and will cause the officers of Hugoton and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of

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

Hugoton and its subsidiaries as Parent may from time to time reasonably request, provided, however, that no investigation pursuant to this Section 5.3 will affect or be deemed to modify any of the representations or warranties made by Hugoton in this Agreement.

          (b) Parent will (and will cause each of its subsidiaries to) afford to Hugoton and its representatives (including without limitation directors, officers and employees of Hugoton and its affiliates, and counsel, accountants and other professionals retained by Hugoton) such access, during normal business hours throughout the period prior to the Effective Time, to Parent's books, records (including without limitation Tax returns and non-restricted work papers of Parent's independent auditors), properties, personnel and to such other information as Hugoton reasonably requests and will permit Hugoton to make such inspections as Hugoton may reasonably request and will cause the officers of Parent and those of its subsidiaries to furnish Hugoton with such financial and operating data and other information with respect to the business, properties and personnel of Parent and its subsidiaries as Hugoton may from time to time reasonably request, provided, however, that no investigation pursuant to this
Section 5.3 will affect or be deemed to modify any of the representations or warranties made by Parent and Sub in this Agreement.

     5.4  No Solicitation.

          (a) Immediately following the execution of this Agreement, Hugoton will (and will cause each of the Hugoton Representatives to) terminate any and all existing activities, discussions and negotiations with third parties (other than Parent) with respect to any possible transaction involving any proposal to acquire all or any part of Hugoton Common Stock or all or a material portion of the assets, business or equity interest of Hugoton (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise.

          (b) Hugoton will not (and will cause the Hugoton Representatives not to), directly or indirectly (i) solicit, initiate or encourage the submission of, any offer or proposal to acquire all or more than three percent (3%) of Hugoton Common Stock or all or any material portion of the assets, business or equity interests of Hugoton or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise (an "Alternative Proposal"); (ii) engage in negotiations or discussions concerning or provide any non-public information to any Person relating to an Alternative Proposal; or (iii) agree to, approve or recommend, or otherwise facilitate any effort or attempt to make or implement, any Alternative Proposal, or withdraw its recommendation of the Merger, provided, however, that (i) Hugoton's board of directors may take and disclose to the stockholders of Hugoton a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal and
(ii) following receipt from a third party (without any solicitation, initiation or encouragement, directly or indirectly, by Hugoton or any Hugoton Representatives) of a bona fide written Alternative Proposal, (x) Hugoton may engage in discussions or negotiations with such third party and may furnish such third party non-public

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

information concerning it, and its business, properties and assets if, prior to furnishing such information to such third party, such third party executes a Confidentiality Agreement in reasonably customary form and on terms, including so called "standstill" provisions, at least as restrictive as those contained in the Confidentiality Agreement and (y) the board of directors of Hugoton may recommend such Alternative Proposal or withdraw, modify or not make its recommendation referred to in Section 3.18, if and only to the extent that Hugoton's board of directors determines in good faith based on the advice of Hugoton's financial advisor that such Alternative Proposal, if consummated, would result in a transaction more favorable to Hugoton's stockholders from a financial point of view than the transaction contemplated by this Agreement (a "Superior Proposal") and that the Person making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction.

          (c) Hugoton shall promptly notify Parent after receipt by Hugoton or the Hugoton Representatives of any Alternative Proposal, any inquiries indicating that any Person is considering making or wishes to make an Alternative Proposal or any requests for nonpublic information and the terms and conditions of any proposals or offer and the status of any actions, including any discussions, taken pursuant to such Alternative Proposal. Hugoton agrees that it shall keep Parent informed, on a current basis, of the status and terms of any such Alternative Proposal and of any discussions or negotiations regarding same.

          (d) Nothing in this Section 5.4 shall permit Hugoton to terminate this Agreement or to change or withdraw its recommendation except as specifically provided in Section 7.1.

     5.5 Hugoton Stockholders Meeting. Hugoton shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on this Agreement and the Merger. The board of directors of Hugoton shall recommend approval of this Agreement and the Merger (unless Hugoton's board of directors determines in good faith based on the advice of Hugoton's financial advisor that Hugoton has received a Superior Proposal from a Person with the financial means or ability to obtain the necessary financing to conclude such transaction, subject, however, to the provisions of Article VII hereof) and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Hugoton. Notwithstanding the above, however, the following shall be conditions to the mailing of the Proxy Statement/Prospectus:

          (a) Hugoton shall have received an opinion (acceptable in form and substance to Hugoton) from Vinson & Elkins, L.L.P. (or such other firm as is acceptable to Hugoton) to the effect that (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, Hugoton and Sub will be a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Hugoton as a result of the Merger, and (iv) no gain or loss, will be recognized by the stockholders of Hugoton to the extent that they receive Parent Common Stock solely in exchange

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

for their Hugoton Common Stock in the Merger, and such opinion shall not have been withdrawn, revoked or modified.

     5.6 Parent Stockholders Meeting. Parent shall take all action necessary in accordance with applicable law and its certificate or articles of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on this Agreement and the Merger. The board of directors of Parent shall recommend approval of this Agreement and the Merger and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Parent. Notwithstanding the above, however, the following shall be conditions to the mailing of the Proxy Statement/Prospectus: Parent shall have received an opinion (acceptable in form and substance to Parent) from Andrews & Kurth L.L.P. (or such other firm as is acceptable to Parent) to the effect that (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent and Sub will be a party to such reorganization within the meaning of
Section 368(b) of the Code, and (iii) no gain or loss will be recognized by Parent or Sub as a result of the Merger.

     5.7  Registration Statement and Proxy Statement/Prospectus

          (a) Parent and Hugoton shall cooperate and promptly prepare (i) a Preliminary Proxy Statement, which shall be initially filed with the SEC requesting confidential treatment and (ii) the Registration Statement, and Parent shall file the Preliminary Proxy Statement and the Registration Statement with the SEC as soon as practicable after the date hereof. Parent shall use its commercially reasonable efforts, and Hugoton shall cooperate with Parent (including furnishing all information concerning Hugoton and the holders of Hugoton Common Stock as may be reasonably requested by Parent), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use its best efforts, and Hugoton shall cooperate with Parent, to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.

          (b) Parent will cause the Registration Statement (including the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

          (c) Hugoton hereby covenants and agrees with Parent that (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information contained in the Registration Statement that was supplied by Hugoton specifically for inclusion therein), and
(ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Hugoton, at the time of the Hugoton Stockholder Meeting, and

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

at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall only apply to any information contained in the Proxy Statement/Prospectus that was supplied by Hugoton specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Hugoton, or with respect to other information supplied by Hugoton specifically for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, Hugoton shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to Hugoton, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, such event shall be so described and such supplement shall be promptly prepared, filed and disseminated.

          (d) Parent hereby covenants and agrees with Hugoton that (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information contained in the Registration Statement that was supplied by Parent specifically for inclusion therein), and
(ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Hugoton, at the time of the Hugoton Stockholder Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall only apply to any information contained in the Proxy Statement/Prospectus that was supplied by Parent specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information supplied by Parent specifically for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, Parent shall promptly notify Hugoton of such occurrence and shall cooperate with Hugoton in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, such event shall be so described and such supplement shall be promptly prepared, filed and disseminated.

          (e) Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto will be filed or disseminated to the stockholders of Hugoton without the approval of both Parent and Hugoton which approval will not be unreasonably withheld. Parent shall advise Hugoton, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any comments or requests for additional information by the SEC with respect to the Registration Statement.

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

     5.8 Stock Exchange Listing. Parent shall use its best efforts to list on the Exchange or such other exchange on which Parent Common Stock is then primarily traded, upon notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

     5.9 Additional Arrangements. Subject to the terms and conditions herein provided, each of Hugoton and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Hugoton and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Hugoton and Parent shall use its reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

     5.10 Agreements of Affiliates; Pooling of Interests. (a) At least 30 days prior to the Effective Time, Hugoton shall cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Hugoton Stockholders Meeting, may be deemed to be "affiliates" of Hugoton as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. Hugoton shall use its best efforts to cause each Person who is identified as an "affiliate" of Hugoton in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Annex C (if such Person has not executed and delivered an agreement substantially to the same effect contemporaneously with the execution of this Agreement). Parent shall be entitled to place legends as specified in such agreements on the Parent Certificates representing any Parent Common Stock to be issued to such Persons in the Merger.

          (b) Each of Parent and Hugoton shall use their respective commercially reasonable efforts to cause the Merger to qualify for "pooling of interests" accounting treatment. Hugoton shall request, and shall use commercially reasonable efforts to obtain, a letter from Ernst & Young LLP, dated the Closing Date, with respect to the eligibility of Hugoton for "pooling of interests" accounting treatment. Parent shall request, and shall use commercially reasonable efforts to obtain, a letter from Coopers & Lybrand, L.L.P., dated the date of Closing, to the effect that the merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement; provided that the delivery of such letters shall not be a condition to the Closing.

          (c) Parent agrees to use its commercially reasonable efforts to publish, or cause to be published, within 75 days after the Closing a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations of Chesapeake and Hugoton.

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

          (d) Provided both parties to this Agreement shall intend for this transaction to qualify as a "pooling of interests", Hugoton will, if necessary, take the following actions prior to the mailing of the Registration Statement to the Stockholders:

              (i) rescind the resolution made in the Hugoton Board of Directors meeting dated June 26, 1997, which automatically vests all options under the Hugoton Stock Option Plans and Agreements at the time of a Corporate Change (as defined therein);

              (ii) rescind the resolution made in the Hugoton Board of Directors meeting dated June 26, 1997, which extends the expiration date of all options under the Hugoton Stock Option Plans and Agreements until December 31, 1997;

              (iii) rescind the resolution made in the Hugoton Board of Directors meeting dated June 26, 1997, that provided that it be mandatory that all optionees under the Hugoton Stock Option Plan and Agreements surrender to Hugoton all outstanding options in exchange for an amount of cash equal to the excess of the Change of Control Value as defined in the Hugoton Stock Option Plans and Agreements over the exercise prices under such options; and

              (iv) rescind the resolution made in the Hugoton Board of Directors meeting dated June 26, 1997, that gave Floyd C. Wilson, Jay W. Decker, W. Mark Womble and David C. Drummond the option of terminating their employment upon a change of control and rescind the provisions of the June 26, 1997 Amendment to Employment Agreement for each of the four employees relating to such option.

       5.11 Public Announcements. Prior to Closing, Hugoton and Parent will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the written approval of the other party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law; and provided further, that either Hugoton or Parent may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases.

       5.12 Notification of Certain Matters. Hugoton shall give prompt notice to Parent of (a) any representation or warranty contained in Article III being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article III to be untrue or inaccurate on the Closing Date, or (c) any failure of Hugoton to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to Hugoton of (x) any representation or warranty contained in Article IV being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article IV to be untrue or inaccurate on the Closing Date,

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

or (z) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

     5.13 Indemnification; Directors' and Officers' Insurance.

          (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and/or officer of Hugoton, determined as of such effective time (the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of Hugoton or any Hugoton Subsidiary prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to such Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys's fees), judgments, fines, losses, claims, damages or liabilities reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after such Effective Time, to the fullest extent that Hugoton would have been permitted under Kansas law, the articles of incorporation or bylaws of Hugoton or written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section upon learning of any such Claim, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such Claim (whether arising before or after the Effective Time), (A) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counselor any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense, the Indemnified Parties may retain counsel reasonably satisfactory to Parent, and Parent shall pay reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm or counsel for all Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (B) the Indemnified Parties will cooperate in the defense of any such matter and (C) Parent shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; and provided, further, however, that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then Parent and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits, with any respect of "fault" otherwise allocable to Hugoton being allocated to Parent.

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          (c) For a period of three (3) years after the Effective Time, Parent and Sub shall maintain Hugoton's existing directors and officers liability insurance or equivalent liability insurance from similarly rated underwriters, which will provide coverage for those persons who are directors and officers of Hugoton as of the Effective Time, so long as the total cost thereof is not in excess of $750,000.

          (d) The obligations of Parent and Sub under this Section are intended to benefit, and be enforceable against Parent and Sub directly by the Indemnified Parties, and shall be binding on all respective successors of Parent and Sub.

     5.14 Employee and Severance Matters.

          (a) Attached as Schedule 5.14(a) of the Hugoton Disclosure Schedule is a current list of Hugoton's (and the Hugoton Companies') employees (the "Hugoton Employees"), a copy of Hugoton's Severance Policy, a Severance Package Table which lists the cost of all severance pay to be paid to Hugoton Employees and a list of Hugoton Employees with written employment agreements ("Contract Employees").

          (b) On or immediately prior to the Effective Date, Hugoton shall pay the severance pay as indicated on the Severance Package Table to the Hugoton Employees.

          (c) Notwithstanding subparagraph (b) above, Hugoton shall not pay such severance pay to (i) any Hugoton Employee who is not a Contract Employee and to whom Parent or Sub offers a substantially comparable job (as determined by Parent in its reasonable discretion) with equal or better base salary at such employee's current location, or (ii) any Contract Employee who chooses not to terminate his employment agreement with Hugoton on the Effective Date.

          (d) With respect to any Hugoton Employee who is not paid severance pay on or immediately prior to the Effective Date, all the terms and provisions of the Severance Policy and the Contract Employees' employment agreements shall continue in full force and effect.

     5.15 Restructuring of Merger. Upon the mutual agreement of Parent and Hugoton, the Merger may be restructured in the form of a reverse subsidiary merger of Sub into Hugoton, with Hugoton being the Surviving Corporation, or as a merger of Hugoton into Parent, with Parent being the Surviving Corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger. Regardless of the form of the Merger, Hugoton, Parent and Sub acknowledge and agree that the effect of the Merger is that Hugoton is being acquired by Parent.

     5.16 Registration Rights Agreement. Concurrently with the Closing, Parent and the Major Hugoton Stockholders will enter into the Registration Rights Agreement.

     5.17 Payment of Expenses.

     (a) Except as set forth in this Section 5.17, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Parent and Hugoton each shall pay one-half of all Expenses (as defined below) relating to printing, filing and mailing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement/Prospectus. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the Merger.

     (b) Parent and Hugoton agree that

         (i) if Hugoton shall terminate this Agreement pursuant to Section 7.1(d)(i); or

         (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(e); or

         (iii) if (A) Hugoton or Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii) due to the failure of Hugoton's stockholders to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, and (B) at the time of such failure to so approve and adopt this Agreement, the Merger and the transactions contemplated hereby, there shall exist an Alternative Proposal with respect to Hugoton and, within seven months of the termination of this Agreement, Hugoton enters into a definitive agreement with any third party with respect to such Alternative Proposal with respect to Hugoton;

then Hugoton shall pay to Parent an amount equal to $8,000,000 (the "Hugoton Termination Fee").

     (c) The Hugoton Termination Fee required to be paid pursuant to Section 5.17(b)(i) shall be paid prior to, and shall be a pre-condition to effectiveness of termination of this Agreement pursuant to Section 7.1(d) and the Hugoton Termination Fee required to be paid pursuant to Section 5.17(b)(iii) shall be paid to Parent on the next Business Day after a definitive agreement is entered into with a third party with respect to an Alternative Proposal with respect to Hugoton. Any payment of a Hugoton Termination Fee otherwise required to be made pursuant to Section 5.17 shall be made not later than two Business Days after termination of this Agreement. All payments under this Section 5.17(b) shall be made by wire transfer of immediately available funds to an account designated by Parent.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been duly and validly approved and adopted by the requisite vote of the stockholders of Hugoton and Parent and Parent's authorized capital stock shall have been increased as contemplated in Section 4.7(a).

          (b) Other Approvals. If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Hugoton, Parent and Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

          (c) Securities Law Matters. The Registration Statement shall have become effective under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.9 and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

     6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and
Sub:

          (a) Representations and Warranties. The representations and warranties of Hugoton set forth in Article III shall be true and correct as of the Closing Date as though made on and as of that time, and Parent shall have received a certificate signed by the chief executive officer of Hugoton to such effect; provided, however, that the condition set forth in this Section 6.2(a) shall be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties to be true and correct (in the aggregate) does not result in a Material Adverse Effect on Hugoton. Notwithstanding the above, if Hugoton and Parent have made a decision that this transaction will not be treated as a "pooling of interests" or the Commission denies pooling of interests treatment for the transaction, the representations set forth in Sections 3.31 and 4.26 shall be waived and not apply.

          (b) Performance of Covenants and Agreements by Hugoton. Hugoton shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by the chief executive officer of Hugoton to such effect.

          (c) Letters from Hugoton Affiliates. Parent shall have received from each Person named in the list referred to in Section 5.10 an executed copy of the agreement described in Section 5.10.

          (d) Tax Opinion. The Tax Opinion described in Section 5.6 shall not have been withdrawn, revoked or modified.

          (e) No Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations or business of any of the Hugoton Companies that would have or would be reasonably likely to have a Material Adverse Effect on Hugoton (other than changes, including changes in commodity prices, generally affecting the oil and gas industry, changes resulting from exploration or development results reported in the ordinary course of business) and changes arising from the announcement of the Merger.

     6.3 Conditions to Obligation of Hugoton. The obligation of Hugoton to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Hugoton:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in Article IV shall be true and correct as of the Closing Date as though made on and as of that time, and Hugoton shall have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect; provided, however, that the condition set forth in this Section 6.3(a) shall be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties to be true and correct (in the aggregate) does not result in a Material Adverse Effect on Parent and/or Sub.

          (b) Performance of Covenants and Agreements by Parent and Sub. Parent and Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Hugoton shall have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect.

          (c) Tax Opinion. The Tax opinion described in Section 5.5(a) shall not have been withdrawn, revoked, or modified.

          (d) Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been authorized for listing on the Exchange or such other exchange on which the Parent Common Stock is traded, subject to official notice of issuance.

          (e) No Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations or business of Parent and its subsidiaries that would have or would be reasonably likely to have a Material Adverse Effect on Parent (other than changes, including changes in commodity prices, generally affecting the oil and gas industry changes resulting from exploration and development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

          (d) Registration Rights Agreement. The Registration Rights Agreement shall have been validly executed by each of the parties thereto.


                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination Rights. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Hugoton and Parent:

          (a) By mutual written consent of Parent and Hugoton;

          (b) By either Hugoton or Parent if (i) the Merger has not been consummated by April 30, 1998 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose breach of any representations or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree); or (iii) this Agreement and the Merger shall not have been approved by (A) the required vote of Hugoton stockholders at the Hugoton Stockholders Meeting or at any adjournment thereof, and (B) the required vote of Parent Stockholders at the Parent Stockholders Meeting or at any adjournment thereof.

          (c) By Parent if (i) there has been a breach of the representations and warranties made by Hugoton in Article III of this Agreement the aggregate of which would have a Material Adverse Effect on Hugoton (provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this clause
(i) unless Parent has given Hugoton at least fifteen (15) days prior written notice of such breach and Hugoton has failed to cure such breach within such 15-day period, and the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by the chief executive officer of Hugoton, would not be satisfied if the Closing were to occur on the day on which Parent gives Hugoton notice of such termination; or (ii) Hugoton has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof;

          (d) By Hugoton if (i) as a result of a Superior Proposal received by Hugoton from a Person other than a party to this Agreement or any of its Affiliates, Hugoton's Board of Directors determines in good faith that their fiduciary obligations under applicable law require that such Superior Proposal be accepted; provided, however, that prior to the effective date of any such termination, Hugoton shall provide Parent with an opportunity (of not less than three (3) full Business Days) to make such adjustments in the terms and conditions of this Agreement or the Merger as would enable Hugoton to proceed with the transactions contemplated hereby; provided, further, that it shall be a condition to the effectiveness of termination by Hugoton pursuant to this
Section 7.1(d)(i) that Hugoton shall have made the payment of the Hugoton Termination Fee to Parent required by Section 5.17(b)(i); or (ii) there has been a breach of the representations and warranties made by Parent in Article IV of this Agreement the aggregate of which would have a Material Adverse Effect on Parent (provided, however, that Hugoton shall not be entitled to terminate this Agreement pursuant to this clause (ii) unless Hugoton has given Parent at least fifteen (15) days prior written notice of such breach (except at Closing, in which case no notice need be given) and Parent has failed to cure such breach within such 15-day period, and the condition described in Section 6.3(a), other than the provision thereof relating to the certificate signed by the chief executive officer of Hugoton, would not be satisfied if the Closing were to occur on the day on which Hugoton gives Parent notice of such termination; or
(iii) Parent has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof; or

          (e) By Parent if the Board of Directors of Hugoton (i) accepts a Superior Proposal in accordance with Section 5.4(b) or (ii) shall have withdrawn or modified in a manner adverse to

Parent its approval or recommendation of this Agreement or the Merger, or, upon request by Parent, shall fail to reaffirm such approval or recommendation.

     7.2 Effect of Termination. If this Agreement is terminated by either Hugoton or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers, or stockholders except pursuant to, the provisions of this Section 7.2 and Sections of 5.7(c), 5.7(d) and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.


                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement, and no agreements or obligations arising under the Confidentiality Agreement, shall survive the consummation of the Merger (except for the agreements contained in Article II, in Sections 5.13, 5.14 and 5.16 and in this Article VIII and the agreements delivered pursuant to Section 5.10).

     8.2 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Hugoton Proposal by the stockholders of Hugoton; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

     8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five
(5) business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

                  (a)      If to Parent or Sub:

                           Chesapeake Energy Corporation
                           6100 North Western Avenue
                           Oklahoma City, Oklahoma 73118
                           Attention: Aubrey K. McClendon
                           Telephone: 405-848-8000
                           Facsimile: 405-848-8588

with a copy (which shall not constitute notice) to:

                           Andrews & Kurth L.L.P.
                           600 Travis, Suite 4200
                           Houston, Texas 77002
                           Attention: G. Michael O'Leary
                           Telephone: 713-220-4360
                           Facsimile: 713-220-4285

                           and a copy to:

                           Self, Giddens & Lees, Inc.
                           2725 Oklahoma Tower
                           210 Park Avenue
                           Oklahoma City, Oklahoma   73102
                           Attention: Shannon Self
                           Telephone: 405-232-3001
                           Facsimile: 405-232-5553

                  (b)      If to Hugoton:

                           Hugoton Energy Corporation
                           301 North Main, Suite 1900
                           Wichita, Kansas 67202
                           Attention: Mr. Floyd C. Wilson
                           Telephone: 316-262-1522
                           Facsimile: 316-269-6870
with a copy (which shall not constitute notice) to:

                           Hinkle, Eberhart & Elkouri, L.L.C.
                           301 North Main, Suite 2000
                           Wichita, Kansas 67202
                           Attention: David S. Elkouri
                           Telephone:  316-267-2000
                           Facsimile:  316-264-1518

with a copy (which shall not constitute notice) to:

                           Vinson & Elkins L.L.P.
                           2300 First City Tower
                           1001 Fannin
                           Houston, Texas 77007
                           Attention:  Robert H. Whilden, Jr., Esq.
                           Telephone:  713-758-2222
                           Facsimile:  713-758-2346

     8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Article II or Section 5.13 or 5.14, is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

     8.7 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Kansas regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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

     8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such party shall not incur any liability or obligation unless such party breached its obligation under Section 5.9 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, the parties hereto hereby agree that each party hereto shall be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.

     8.10 Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly-formed direct or indirect wholly-owned corporate subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11 Waivers. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

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

     8.12 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

     8.13 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until terminated according to its terms, is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

     8.14 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

"Hugoton"                               "Parent"

HUGOTON ENERGY CORPORATION              CHESAPEAKE ENERGY CORPORATION



By:        /s/ Floyd C. Wilson          By:      /s/   Aubrey K. McClendon
     ------------------------------          -------------------------------
      President and Chief Executive          Chairman of the Board and Chief
        Officer                                Executive Officer


                                        "Sub"

                                        CHESAPEAKE ACQUISITION CORP.



                                        By:      /s/ Aubrey K. McClendon
                                             ---------------------------
                                             Chief Executive Officer

                                                                ANNEX A
                                                                TO AGREEMENT AND
                                                                PLAN OF MERGER



                     AGREEMENT AND LIMITED IRREVOCABLE PROXY


          This Agreement and Irrevocable Proxy, dated as of November 12, 1997 (the "Agreement"), is by and between Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), and the party identified as the "Stockholder" on the signature page hereof (the "Stockholder").


                                R E C I T A L S:

          WHEREAS, Chesapeake Acquisition Corp., a wholly owned subsidiary of Chesapeake ("Merger Sub"), and Hugoton Energy Corporation, a Kansas corporation ("Hugoton") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing, among other things, for the merger of Merger Sub with and into Hugoton in accordance with the terms and provisions of, and subject to the conditions set forth in, the Merger Agreement (the "Merger"); and

          WHEREAS, the Stockholder is the owner, beneficially and of record, of the number of shares of Hugoton Common Stock (the "Shares") identified on the signature page of this Agreement; and

          WHEREAS, the Stockholder has agreed to vote the Shares in favor of the Merger Agreement and the consummation of the Merger at the Hugoton Special Meeting;

          NOW, THEREFORE, to induce Chesapeake and Merger Sub to enter into the Merger Agreement and in consideration of the aforesaid and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, including the benefits that the parties hereto expect to derive from the Merger, the receipt and sufficiency of all of which are hereby acknowledged by the parties, the parties hereto agree as follows:

          1. Revocation of Prior Proxies. The Stockholder hereby revokes all previous proxies granted with respect to any of the Shares owned by the Stockholder that would conflict with the terms of the Proxy granted hereby.

          2. Grant of Limited Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints Chesapeake and Aubrey K. McClendon, Chairman of the Board and Chief Executive Officer of Chesapeake, Tom L. Ward, President and Chief Operating Officer of Chesapeake and Marcus C. Rowland, Vice President - Finance and Chief Financial Officer of Chesapeake, in their respective capacities as officers of Chesapeake, and any individual, who shall hereafter succeed to the office of Chairman of the Board and Chief Executive Officer, President or Chief Financial Officer, respectively, of Chesapeake, and each of them individually, as its true and lawful proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to call and attend any and all meetings of Hugoton's stockholders, including the Hugoton Special Meeting, at which the Merger Agreement or the Merger are to be considered and voted upon by Hugoton's stockholders, and any adjournments thereof, to execute any and all written consents of stockholders of Hugoton and to vote all of the Shares and any and all shares of any other class of capital stock of Hugoton presently or at any future time owned beneficially or of record by the Stockholder , including any and all securities having voting rights issued or issuable in respect thereof, which the Stockholder is entitled to vote other than as set forth on Exhibit A hereto (all of the foregoing being collectively referred to as the "Subject Stock"), and to represent and otherwise act as the Stockholder could act, in the same manner and with the same effect as if the Stockholder were personally present, at any such annual, special or other meeting of the stockholders of Hugoton (including the Hugoton Special Meeting), and at any adjournment thereof (a "Meeting"), or pursuant to any written consent in lieu of meeting or otherwise; provided, however, that any such vote or consent in lieu thereof or any other action so taken shall be solely for the purposes of voting in favor of the Merger and the Merger Agreement and any transactions contemplated thereby. Such attorneys and proxies are hereby authorized to vote the Subject Stock in accordance with the terms of the Proxy contemplated hereby.

          3. Vote in Favor of Merger and Merger Agreement. If Chesapeake is unable or declines to exercise the power and authority granted by the Proxy for any reason, the Stockholder covenants and agrees to vote all the Subject Stock in favor of approval of the Merger and the Merger Agreement at any Meeting at which such matters are considered and voted upon and, upon request of Chesapeake, to provide the Stockholder's written consent thereto.

          4. No Action Without Chesapeake's Consent. The Stockholder hereby covenants and agrees that it will not vote or take any action by written consent of stockholders in lieu of meeting on any matter that is subject to the Proxy without Chesapeake's prior written consent.

          5. Negative Covenants of the Stockholder. Except to the extent contemplated herein or in the Merger Agreement, the Stockholder hereby covenants and agrees that the Stockholder will not, and will not agree to, directly or indirectly, (a) sell, transfer, assign, cause to be redeemed or otherwise dispose of any of the Subject Stock or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, assignment, redemption or other disposition of any Subject Stock; or (b) grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Subject Stock pertaining or relating to the Merger Agreement, the Merger or any of the transactions contemplated thereby; or (c) deposit such Subject Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Stock, unless and until, in the case of (a), (b) or (c) above, the Stockholder shall have taken all actions (including, without limitation, the endorsement of a legend on the certificates evidencing such Subject Stock) reasonably necessary to ensure that such Subject Stock shall at all times be subject to all the rights, powers and privileges granted or conferred, and subject to all the restrictions, covenants and limitations imposed, by this Agreement and shall have caused any transferee of any of the Subject Stock to execute and deliver to Chesapeake, an Agreement and Irrevocable Proxy, in substantially the form of this Agreement with respect to the Subject Stock. Nothing contained herein shall be construed in any way as (a) affecting the right of the Stockholder to grant a security interest, by way of pledge, by hypothecation or otherwise, in the Subject Stock in connection with bona fide credit arrangements or as requiring the lender in such bona fide credit arrangement, including any lender involved in the agreements described in Exhibit A, to be bound by the terms of this Agreement, provided that the Stockholder shall promptly notify Chesapeake of any such grant or (b) imposing any liability or obligation upon the Stockholder if any such lender forecloses any such security interest or sells the shares of Subject Stock in respect of which such foreclosure occurs.

          6. Stockholder's Representations and Warranties. The Stockholder represents and warrants to Chesapeake that (a) the Stockholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; or (b) consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law other than filing on Form 13D that may be required under the Securities Exchange Act of 1934, as amended; (c) except to the extent contemplated herein and except as described in the final sentence of this Section 6, the Subject Stock and the certificates representing same are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreement or any other encumbrances whatsoever ("Encumbrances") with respect to the ownership or voting of the Subject Stock or otherwise, other than Encumbrances created by or arising pursuant to this Agreement and other than as set forth on Exhibit A; and there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, the Subject Stock other than this Agreement; (d) except as set forth on Exhibit A, such Subject Stock constitutes all of the securities of Hugoton owned beneficially or of record by the Stockholder on the date hereof; and (e) the Stockholder has the present power and right to vote all of the Subject Stock as contemplated herein. The Stockholder hereby advises Chesapeake that the only agreements or arrangements pursuant to which the Shares are pledged as security are described on Exhibit A, and that no default, event of default, or event of acceleration has occurred under any of such agreements or arrangements.

          7. Certain Defined Terms. Unless otherwise expressly provided herein, all capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement.

          8. Choice of Law. The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to the provisions thereof relating to conflicts of law.

          9. Binding Effect; Assignability. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by Chesapeake, except with the prior written consent of the Stockholder.

          10. Term. This Agreement shall terminate at the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) upon written notice of termination of this Agreement given by Chesapeake to the Stockholder expressly referring to this paragraph.

          11. Irrevocable Proxy Coupled with an Interest. The Stockholder acknowledges that Chesapeake will enter into the Merger Agreement in reliance upon this Agreement, including the Proxy, and that the Proxy is granted in consideration for the execution and delivery of the Merger Agreement by Chesapeake. THE STOCKHOLDER AGREES THAT THE PROXY AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED HEREBY IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER AND, EXCEPT AS PROVIDED IN SECTION 10 ABOVE, SHALL NOT BE TERMINATED BY ANY ACT OF THE STOCKHOLDER BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS.

          12. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will result in irreparable harm to the other and will not be compensable by money damages. The parties therefore agree that this Agreement, including the Proxy, shall be specifically enforceable and that specific enforcement and injunctive relief shall be a remedy properly available to Chesapeake and the Stockholder for any breach of any agreement, covenant or representation of the other hereunder.

          13. Further Assurance. The Stockholder will, upon request, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Chesapeake or its counsel to be necessary or desirable to carry out the provisions hereof.

          14. Severability. If any term, provision, covenant or restriction of this Agreement, or the application thereof to any circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

          15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

          16. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified by like notice): (i) if to Chesapeake, to the address set forth in Section 8.3 of the Merger Agreement; and (ii) if to a Stockholder, to the address set forth on the signature page hereof, or such other address as may be specified in writing by such Stockholder.

          IN WITNESS WHEREOF, Chesapeake and the Stockholder have duly executed this Agreement or caused this Agreement to be duly executed as of the date first set forth above.


                                   STOCKHOLDER

                                   [NAME]



                                   ---------------------------------------------

                                   Shares Owned:

                                   ______ shares of Hugoton Common Stock

                                   Address:

                                   ---------------------------------------------

                                   ---------------------------------------------

                                   ---------------------------------------------


                                   CHESAPEAKE ENERGY CORPORATION



                                   By:
                                       -----------------------------------------
                                       Aubrey K. McClendon
                                       Chairman of the Board and Chief Executive
                                       Officer

                                                                ANNEX B
                                                                TO AGREEMENT AND
                                                                PLAN OF MERGER

                     AGREEMENT AND LIMITED IRREVOCABLE PROXY


          This Agreement and Irrevocable Proxy, dated as of November 12, 1997 (the "Agreement"), is by and between Hugoton Energy Corporation, a Kansas corporation ("Hugoton"), and the party identified as the "Stockholder" on the signature page hereof (the "Stockholder").


                                R E C I T A L S:

          WHEREAS, Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), Chesapeake Acquisition Corp., a wholly owned subsidiary of Chesapeake ("Merger Sub"), and Hugoton propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing, among other things, for the merger of Merger Sub with and into Hugoton in accordance with the terms and provisions of, and subject to the conditions set forth in, the Merger Agreement (the "Merger"); and

          WHEREAS, the Stockholder is the owner, beneficially and of record, of the number of shares of Chesapeake Common Stock (the "Shares") identified on the signature page of this Agreement; and

          WHEREAS, the Stockholder has agreed to vote the Shares in favor of the Merger Agreement and the consummation of the Merger at the Chesapeake Special Meeting;

          NOW, THEREFORE, to induce Hugoton to enter into the Merger Agreement and in consideration of the aforesaid and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, including the benefits that the parties hereto expect to derive from the Merger, the receipt and sufficiency of all of which are hereby acknowledged by the parties, the parties hereto agree as follows:

          1. Revocation of Prior Proxies. The Stockholder hereby revokes all previous proxies granted with respect to any of the Shares owned by the Stockholder that would conflict with the terms of the Proxy granted hereby.

          2. Grant of Limited Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints Hugoton and Floyd C. Wilson, President and Chief Executive Officer and W. Mark Womble, Chief Financial Officer and Vice President in their respective capacities as officers of Hugoton, and any individual, who shall hereafter succeed to the office of President and Chief Executive Officer or Chief Financial Officer and Vice President, respectively, of Hugoton, and each of them individually, as its true and lawful proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to call and attend any and all meetings of Chesapeake's stockholders, including the Chesapeake Special Meeting, at which the Merger Agreement or the Merger are to be considered and voted upon by Chesapeake's stockholders, and any adjournments thereof, to execute any and all written consents of stockholders of Chesapeake and to vote all of the Shares and any and all shares of any other class of capital stock of Chesapeake presently or at any future time owned beneficially or of record by the Stockholder, including any and all securities having voting rights issued or issuable in respect thereof, which the Stockholder is entitled to vote other than as set forth on Exhibit A hereto (all of the foregoing being collectively referred to as the "Subject Stock"), and to represent and otherwise act as the Stockholder could act, in the same manner and with the same effect as if the Stockholder were personally present, at any such annual, special or other meeting of the stockholders of Chesapeake (including the Chesapeake Special Meeting), and at any adjournment thereof (a "Meeting"), or pursuant to any written consent in lieu of meeting or otherwise; provided, however, that any such vote or consent in lieu thereof or any other action so taken shall be solely for the purposes of voting in favor of the Merger and the Merger Agreement and any transactions contemplated thereby. Such attorneys and proxies are hereby authorized to vote the Subject Stock in accordance with the terms of the Proxy contemplated hereby.

          3. Vote in Favor of Merger and Merger Agreement. If Hugoton is unable or declines to exercise the power and authority granted by the Proxy for any reason, the Stockholder covenants and agrees to vote all the Subject Stock in favor of approval of the Merger and the Merger Agreement at any Meeting at which such matters are considered and voted upon and, upon request of Hugoton, to provide the Stockholder's written consent thereto. In addition to the Proxy granted herein, the Stockholder hereby agrees that it will vote the Subject Stock at Chesapeake's 1997 Annual Stockholders' Meeting (scheduled for December 12, 1997) for approval on an amendment to Chesapeake's certificate of incorporation to increase to 250,000,000 the number of shares of authorized Chesapeake Common Stock.

          4. No Action Without Hugoton's Consent. The Stockholder hereby covenants and agrees that it will not vote or take any action by written consent of stockholders in lieu of meeting on any matter that is subject to the Proxy without Hugoton's prior written consent.

          5. Negative Covenants of the Stockholder. Except to the extent contemplated herein or in the Merger Agreement, the Stockholder hereby covenants and agrees that the Stockholder will not, and will not agree to, directly or indirectly, (a) sell, transfer, assign, cause to be redeemed or otherwise dispose of any of the Subject Stock or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, assignment, redemption or other disposition of any Subject Stock; or (b) grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Subject Stock pertaining or relating to the Merger Agreement, the Merger or any of the transactions contemplated thereby; or (c) deposit such Subject Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Stock, unless and until, in the case of (a), (b) or (c) above, the Stockholder shall have taken all actions (including, without limitation, the endorsement of a legend on the certificates evidencing such Subject Stock) reasonably necessary to ensure that such Subject Stock shall at all times be subject to all the rights, powers and privileges granted or conferred, and subject to all the restrictions, covenants and limitations imposed, by this Agreement and shall have caused any transferee of any of the Subject Stock to execute and deliver to Hugoton, an Agreement and Irrevocable Proxy, in substantially the form of this Agreement with respect to the Subject Stock. Nothing contained herein shall be construed in any way as (a) affecting the right of the Stockholder to grant a security interest, by way of pledge, by hypothecation or otherwise, in the Subject Stock in connection with bona fide credit arrangements or as requiring the lender in such bona fide credit arrangement, including any lender involved in the agreements described in Exhibit A, to be bound by the terms of this Agreement, provided that the Stockholder shall promptly notify Hugoton of any such grant or (b) imposing any liability or obligation upon the Stockholder if any such lender forecloses any such security interest or sells the shares of Subject Stock in respect of which such foreclosure occurs.

          6. Stockholder's Representations and Warranties. The Stockholder represents and warrants to Hugoton that (a) the Stockholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; or (b) consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law other than filing on Form 13D that may be required under the Securities Exchange Act of 1934, as amended; (c) except to the extent contemplated herein and except as described in the final sentence of this Section 6, the Subject Stock and the certificates representing same are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreement or any other encumbrances whatsoever ("Encumbrances") with respect to the ownership or voting of the Subject Stock or otherwise, other than Encumbrances created by or arising pursuant to this Agreement and other than as set forth on Exhibit A; and there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, the Subject Stock other than this Agreement; (d) except as set forth on Exhibit A, such Subject Stock constitutes all of the securities of Chesapeake owned beneficially or of record by the Stockholder on the date hereof; and (e) the Stockholder has the present power and right to vote all of the Subject Stock as contemplated herein. The Stockholder hereby advises Chesapeake that the only agreements or arrangements pursuant to which the Shares are pledged as security are described on Exhibit A, and that no default, event of default, or event of acceleration has occurred under any of such agreements or arrangements.

          7. Certain Defined Terms. Unless otherwise expressly provided herein, all capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement.

          8. Choice of Law. The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to the provisions thereof relating to conflicts of law.

          9. Binding Effect; Assignability. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by Hugoton, except with the prior written consent of the Stockholder.

          10. Term. This Agreement shall terminate at the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) upon written notice of termination of this Agreement given by Hugoton to the Stockholder expressly referring to this paragraph.

          11. Irrevocable Proxy Coupled with an Interest. The Stockholder acknowledges that Hugoton will enter into the Merger Agreement in reliance upon this Agreement, including the Proxy, and that the Proxy is granted in consideration for the execution and delivery of the Merger Agreement by Hugoton. THE STOCKHOLDER AGREES THAT THE PROXY AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED HEREBY IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER AND, EXCEPT AS PROVIDED IN SECTION 10 ABOVE, SHALL NOT BE TERMINATED BY ANY ACT OF THE STOCKHOLDER BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS.

          12. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will result in irreparable harm to the other and will not be compensable by money damages. The parties therefore agree that this Agreement, including the Proxy, shall be specifically enforceable and that specific enforcement and injunctive relief shall be a remedy properly available to Hugoton and the Stockholder for any breach of any agreement, covenant or representation of the other hereunder.

          13. Further Assurance. The Stockholder will, upon request, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Hugoton or its counsel to be necessary or desirable to carry out the provisions hereof.

          14. Severability. If any term, provision, covenant or restriction of this Agreement, or the application thereof to any circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

          15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

          16. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified by like notice): (i) if to Hugoton, to the address set forth in Section 8.3 of the Merger Agreement; and (ii) if to a Stockholder, to the address set forth on the signature page hereof, or such other address as may be specified in writing by such Stockholder.

     IN WITNESS WHEREOF, Hugoton and the Stockholder have duly executed this Agreement or caused this Agreement to be duly executed as of the date first set forth above.


                                   STOCKHOLDER

                                   [NAME]


                                   ---------------------------------------------

                                   Shares Owned:

                                   ______ shares of Chesapeake Common Stock

                                   Address:

                                   ---------------------------------------------

                                   ---------------------------------------------

                                   ---------------------------------------------


                                   HUGOTON ENERGY CORPORATION



                                   By:
                                        ----------------------------------------
                                        Name:   Floyd C. Wilson
                                        Title:  Chairman of the Board, President
                                                and Chief Executive Officer

                                                                  ANNEX C TO THE
                                                    AGREEMENT AND PLAN OF MERGER

                          FORM OF AFFILIATE LETTER FOR
                    AFFILIATES OF HUGOTON ENERGY CORPORATION

                                     [DATE]

CHESAPEAKE ENERGY CORPORATION
6100 North Western Avenue
Oklahoma City, OK 73118

Ladies and Gentlemen:

          I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Hugoton Energy Corporation, a Kansas corporation ("Hugoton"), as the term "Affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules And Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of November 12, 1997 (the "Merger Agreement") among Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), Chesapeake Acquisition Corp., a Kansas corporation ("Merger Sub"), and Hugoton, Merger Sub will be merged with and into Hugoton (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

          As a result of the Merger, I may receive shares of common stock, par value $0.01 per share, of Chesapeake ("Chesapeake Common Stock"). I would receive such Chesapeake Common Stock (the "Shares") in exchange for shares (or upon exercise of options for shares) owned by me of common stock, no par value, of Hugoton ("Hugoton Common Stock").

     1. I represent, warrant and covenant to Chesapeake that in the event I receive any Shares as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for Hugoton.

          C. I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of Hugoton, (a) I may be deemed to be an affiliate of Hugoton and (b) distribution by me of the Chesapeake Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Chesapeake Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Chesapeake, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. Except as provided in paragraph C, I understand that Chesapeake is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I understand that there will be placed on the certificates for the Shares issued to me, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN
     ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED          , 1997 BETWEEN THE
     REGISTERED HOLDER HEREOF AND CHESAPEAKE ENERGY CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CHESAPEAKE ENERGY CORPORATION."

          F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Chesapeake reserves the right to put the following legend on the certificates issued to my transferee:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          G. I further represent to and covenant with Chesapeake that from the date that is 30 days prior to the Effective Time (as defined in the Merger Agreement) the undersigned will not sell, transfer or otherwise dispose of shares of Company Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any shares of Chesapeake Common Stock received by the undersigned in the Merger or other shares of Chesapeake Common Stock until after such time as results covering at least 30 days of combined operations of Chesapeake and Hugoton have been published by Chesapeake, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations. Chesapeake shall notify the undersigned of the publication of such results. Notwithstanding the above, if Chesapeake and Hugoton have made a decision that this transaction will not be treated as a "pooling of interests" or the Commission has not approved pooling of interests treatment for the transaction, the provisions of this paragraph G shall not apply.

          H. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Hugoton as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By Chesapeake's acceptance of this letter, Chesapeake hereby agrees with me as follows:

          A. For so long as and to the extent necessary to permit me to sell the Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Chesapeake shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether Chesapeake has complied with such reporting requirements during the 12 months preceding any proposed sale of the Chesapeake Common Stock by me under Rule 145, and ( b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Chesapeake hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

          B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Chesapeake Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Chesapeake Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Chesapeake has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Chesapeake, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                         Very truly yours,


                                         Name:
                                              ----------------------------------


Agreed and accepted this ____ day of
____________, 199_, by

CHESAPEAKE ENERGY CORPORATION


By:
   -------------------------
     Name:
     Title:

                                                                ANNEX D
                                                                TO AGREEMENT AND
                                                                PLAN OF MERGER


                        Registration Rights Agreement
                        as amended by, and included
                        herein as Exhibit A to, Amendment No. 1
                        to Agreement and Plan of Merger

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER


       This Amendment No. 1 to the Agreement and Plan of Merger ("Amendment No. 1") is made and entered this 9th day of February 1998 by and among Chesapeake Energy Corporation, an Oklahoma corporation ("Parent"), Chesapeake Acquisition Corp., a Kansas corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and Hugoton Energy Corporation, a Kansas corporation ("Hugoton").

                                    RECITALS

       WHEREAS, Parent, Sub and Hugoton have previously entered into an Agreement and Plan of Merger dated as of November 12, 1997 (the "Merger Agreement") relating to the merger of Hugoton with and into Sub; and

       WHEREAS, the parties hereto have agreed to alter the structure of the merger to provide for the merger of Sub, as an indirect wholly owned subsidiary of Parent, with and into Hugoton, with Hugoton as the surviving corporation; and

       WHEREAS, Parent and Hugoton have agreed to use the purchase accounting method instead of treating the merger as a "pooling of interests" for accounting purposes; and

       WHEREAS, on October 22, 1997, Parent, Chesapeake Merger Corp., an Oklahoma corporation and an indirect wholly owned subsidiary of Parent ("DLB Merger Sub"), and DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), entered into an Agreement and Plan of Merger dated as of October 22, 1997, providing for the merger (the "DLB Merger") of DLB Merger Sub with and into DLB, as amended on December 22, 1997 to provide for the spin-off of the shares of WRT Energy Corporation owned by DLB immediately prior to the effective time of the DLB Merger, and as further amended on February 9, 1998 to change the consideration to be paid by Parent to DLB to $17.5 million in cash and 5,000,000 shares of Parent common stock in exchange for the oil and gas assets of DLB, but excluding DLB's Barbados properties; and

       WHEREAS, Parent, Sub and Hugoton desire to amend the Merger Agreement as set forth below.

       NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, agree as follows:

              1. The Preamble of the Merger Agreement shall be amended in its entirety to read as follows:

              This Agreement and Plan of Merger (the "Agreement") is made and entered into this 12th day of November, 1997, by and among Chesapeake Energy Corporation, an Oklahoma corporation ("Parent"), Chesapeake Acquisition Corp., a Kansas corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and Hugoton Energy Corporation, a Kansas corporation ("Hugoton").

              2. The first and third Recitals shall be amended in their entirety to read as follows:

              WHEREAS, the board of directors of each of Parent, Sub and Hugoton has determined that it is in the best interest of its respective stockholders for Parent to acquire Hugoton by means of the merger of Sub with and into Hugoton upon the terms and subject to the conditions set forth in this Agreement; and

              WHEREAS, for accounting purposes it is intended that such merger be accounted for as a purchase business combination; and

              3. The eighth Recital shall be deleted in its entirety.

              4. The following definition in Article I shall be amended as follows:

              "DLB Merger Agreement" means the Agreement and Plan of Merger dated as of October 22, 1997, as amended by Amendment No. 1 dated as of December 22, 1997 and Amendment No. 2 dated as of February 9, 1998, by and among Parent, Chesapeake Merger Corp. and DLB Oil & Gas, Inc.

              5. SECTION 2.1 of the Merger Agreement shall be amended in its entirety to read as follows:

              2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into Hugoton in accordance with the provisions of this Agreement and the KCL. Such merger is referred to herein as the "Merger."

              6. SECTION 2.2 of the Merger Agreement shall be amended in its entirety to read as follows:

              2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of Sub shall cease and Hugoton, as the Surviving Corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Kansas. The Merger shall have the effects specified in the KCL.

              7. SECTION 2.4(b)(iii) of the Merger Agreement shall be amended in its entirety to read as follows:

              2.4(b)(iii)   Hugoton Stock Options.  Section 2.4(b)(iii) of the
       Hugoton Disclosure Schedule lists each Hugoton Stock Option Plans and Agreements (collectively, the "Hugoton Plans") and identifies the number of options under each of the Hugoton Plans and the exercise prices thereof. Each Hugoton Plan and all such options which are outstanding immediately prior to the Effective Date (each, a "Hugoton Option" and collectively, the "Hugoton Options"), shall be assumed by Parent at the Effective Time subject to receipt by Parent of the consents required, if any, under the Hugoton Plans, and each such Hugoton Option shall be fully vested and exercisable and shall become an option to purchase a number of shares of Parent Common Stock (a "Substitute Option") equal to the number of shares of Hugoton Common Stock subject to purchase pursuant to such Hugoton Option multiplied by 1.3 (rounded to the nearest whole share). The per share exercise price for each Substitute Option shall be the current exercise price per share of Hugoton Common Stock divided by 1.3 (rounded to the nearest full cent), and each Substitute Option otherwise shall be subject to all of the other terms and conditions of the original Hugoton Option to which it relates. From and after the Effective Time, a Hugoton Option shall represent only the right to purchase, upon exercise, shares of Parent Common Stock. As soon as reasonably practicable after the Effective Time, Parent shall cause to be included under a registration statement on Form S-8 of Parent all shares of Parent Common Stock which are subject to Substitute Options, and shall maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited. The parties hereto acknowledge and agree that as of the Effective Date all outstanding options under the Hugoton Stock Option Plans and Agreements are automatically vested and exercisable. The parties hereto agree and acknowledge that at the Effective Time, the Parent will assume all of Hugoton's rights and responsibilities under that certain Agreement Regarding Options dated November 23, 1993, by and between Hugoton and Floyd C. Wilson and recognize that Floyd C. Wilson has consented to such assumption and to the Merger as it affects the terms and provisions of such Agreement Regarding Options."

              8. Section 2.4(b)(iii) of the Hugoton Disclosure Schedule shall be updated to reflect the amendment to Section 2.4(b)(iii) of the Merger Agreement.

              9. SECTION 3.31 of the Merger Agreement shall be amended in its entirety to read as follows:

              3.31 Purchase Accounting; Tax Treatment. Hugoton intends that the Merger be accounted for under the purchase method of accounting. Neither Hugoton nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization"). For purposes of this paragraph, the only stockholders of Hugoton that shall be considered Hugoton "affiliates" are the Hugoton Specified Stockholders.

              10. SECTION 4.26 of the Merger Agreement shall be amended in its entirety to read as follows:

              4.26 Purchase Accounting; Tax Treatment. Parent and Sub intend that the Merger be accounted for under the purchase method of accounting. Neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a 368 Reorganization.

              11. SECTION 5.1(k) of the Merger Agreement shall be amended in its entirety to read as follows:

              (k) take or cause to be taken any action which would disqualify the Merger as a 368 Reorganization for Tax purposes;

              12. SECTION 5.2(e) of the Merger Agreement shall be amended in its entirety to read as follows:

              (e) take or cause to be taken any action which would disqualify the Merger as a 368 Reorganization for Tax purposes;

              13.           The Section Title and the first sentence of SECTION
5.10 shall be amended in their entirety to read as follows:

              Agreement of Affiliates; Purchase Accounting. Prior to the Hugoton Stockholders Meeting, Hugoton shall cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Hugoton Stockholders Meeting, may be deemed to be "affiliates" of Hugoton as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act.

              14. The text of SECTION 5.10(b) whereby the parties agree to use commercially reasonable efforts to cause the Merger to qualify for "pooling of interests" accounting treatment shall be deleted in its entirety and the following shall be inserted in its place: "[Reserved]."

              15. The text of SECTION 5.10(d) whereby Hugoton agreed to take certain actions to qualify the merger as a "pooling of interests" shall be deleted in its entirety and the following shall be inserted in its place:
"[Reserved]."

              16. The interoffice memo to all Hugoton employees from Floyd C. Wilson dated June 27, 1997 regarding Status Report/Severance Policy shall be attached to Schedule 5.14(a) of the Hugoton Disclosure Schedule.

              17. SECTION 5.14(c) of the Merger Agreement shall be amended in its entirety to read as follows:

              "(c)   Notwithstanding subparagraph (b) above, Hugoton shall not
       pay such severance pay to (i) any Hugoton Employee who is not a Contract Employee and to whom Parent or Sub offers a comparable job with equal or better salary at such employee's current locations."

              18. SECTION 5.5 (a)(ii) shall be deleted in its entirety and shall be amended to read as follows:

              "(ii) each of Parent, Hugoton and Chesapeake Mid-Continent Corp., the parent of Sub and a wholly owned subsidiary of Parent will be a party to such reorganization within the meaning of Section 368 (b) of the Code,"

              19. Subparagraph (ii) of SECTION 5.6 shall be deleted in its entirety and shall be amended in its entirety to read as follows:

              "each of Parent and Chesapeake Mid-Continent Corp. will be a party to such reorganization within the meaning of Section 368(b) of the Code, and"

              20. The last sentence of SECTION 6.2(a) shall be deleted in its entirety.

              21. The text of paragraph G of Annex C to the Agreement and Plan of Merger whereby the Affiliates agree not to sell any shares of Chesapeake Common Stock 30 days prior to the Effective Date until 30 days after combined operations of Chesapeake and Hugoton have been published shall be deleted in its entirety and the following shall be inserted in its place:
"[Reserved]."

              22. The Registration Rights Agreement attached to Merger Agreement as Annex D will be replaced with the Registration Rights Agreement attached hereto as Exhibit "A" which amends the original form to delete all references to pooling of interests.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized representatives as of the day and year first above written.


"Hugoton"                                   "Parent"

HUGOTON ENERGY CORPORATION                  CHESAPEAKE ENERGY CORPORATION



By:                                         By:
   -------------------------------             ---------------------------------
Name:                                       Name:
     -----------------------------               -------------------------------
Title:                                      Title:
      ----------------------------                ------------------------------

                                            "Sub"

                                            CHESAPEAKE ACQUISITION CORP.



                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                                              EXHIBIT "A"
                                                              TO AMENDMENT NO. 1
                                                              TO AGREEMENT AND
                                                              PLAN OF MERGER


                         REGISTRATION RIGHTS AGREEMENT

       This REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT"), dated as of , 1998 (the "Effective Date"), is by and among Chesapeake Energy Corporation, an Oklahoma corporation (the "COMPANY"), and those shareholders of Hugoton Energy Corporation, a Kansas corporation ("HUGOTON") whose signatures appear on the signature pages hereof (the "SHAREHOLDERS").

                                R E C I T A L S:

       WHEREAS, the Company, Chesapeake Acquisition Corp. and Hugoton are parties to that certain Agreement and Plan of Merger, dated November 12, 1997, as amended by Amendment No. 1 dated February 9, 1998 (the "MERGER AGREEMENT");

       WHEREAS, pursuant to the Merger Agreement, the Shareholders (as well as certain other persons) will execute and deliver to the Company an Affiliate Letter substantially in the Form of Annex C to the Merger Agreement pursuant to which they will acknowledge that the shares of Common Stock, par value $0.01 per share, of the Company (the "COMMON STOCK") they receive in the merger (the "MERGER") to be effected pursuant to the Merger Agreement will be subject to certain transfer restrictions; and

       WHEREAS, under the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the General Rules and Regulations promulgated by the Securities and Exchange Commission ("SEC") thereunder, such transfer restrictions will include limitations on the manner in which the Shareholders may sell the shares of Common Stock they receive in connection with the Merger, absent registration under the Securities Act of the sale of such shares of Common Stock or the availability of an exemption from the registration requirements of the Securities Act; and

       WHEREAS, the Company has agreed, on the terms and subject to the conditions set forth herein, to grant the Shareholders certain rights to register their shares of Common Stock for sale under the Securities Act;

                               A G R E E M E N T:


              NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

              1. DEFINITIONS. The following terms, as used herein, have the following meanings (all terms defined herein in the singular to have the correlative meanings when used in the plural and vice versa):

              "COMMERCIALLY REASONABLE EFFORTS" when used with respect to any obligation to be performed or term or provision to be observed hereunder, means such efforts as a prudent Person seeking the benefits of such performance or action would make, use, apply or exercise to preserve, protect or advance its rights or interests, provided, that such efforts do not require such Person to incur a material financial cost or a substantial risk of material liability unless such cost or liability (i) would customarily be incurred in the course of performance or observance of the relevant obligation, term or provision,
(ii) is caused by or results from the wrongful act or negligence of the Person whose performance or observance is required hereunder or (iii) is not excessive or unreasonable in view of the rights or interests to be preserved, protected or advanced. Such efforts may include, without limitation, the expenditure of such funds and retention by such Person of such accountants, attorneys or other experts or advisors as may be necessary or appropriate to effect the relevant action; the undertaking of any special audit or internal investigation that may be necessary or appropriate to effect the relevant action; and the commencement, termination or settlement of any action, suit or proceeding involving such Person to the extent necessary or appropriate to effect the relevant action.

              "CLOSING DATE" has the meaning ascribed to such term in the Merger Agreement.

              "DEMAND REGISTRATION" means any registration of Shares under the Securities Act effected in accordance with Section 2.1.

              "DEMAND REGISTRATION STATEMENT" has the meaning ascribed to such term in Section 2.1(c).

              "EFFECTIVE TIME" has the meaning ascribed to such term in the Merger Agreement.

              "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

              "HOLDERS" means the Shareholders or any permitted assignee or transferee of any Shares.

              "INDEMNIFIED PARTY" has the meaning ascribed to it in Section 2.6(a).

              "LOSS" has the meaning ascribed to it in Section 2.6(a).

              "NOTICE OF DEMAND" means a request by a Shareholder pursuant to
Section 2.1(a) that the Company effect the registration under the Securities Act of all or part of the Shares held by it and at its option, any direct or indirect permitted transferee of Shares and any other Holder that requests to have its securities included in such registration pursuant to Section 2.1(a).
A Notice of Demand shall specify an amount of Shares proposed to be registered, which amount shall not be less than 1,000,000 Shares.

              "PARTICIPATING HOLDERS" means, with respect to any registration of Shares by the Company pursuant to this Agreement, any Shareholders that are entitled to participate in, or seeking to participate in, such registration.

              "PERSON" means a natural person, a corporation, a limited liability company, a partnership, a trust, a joint venture, or any other entity or organization.

              "PIGGYBACK REGISTRATION" means any registration of Shares under the Securities Act effected in accordance with Section 2.2.

              "PIGGYBACK REGISTRATION NOTICE" has the meaning ascribed to it in
Section 2.2(a).

              "REGISTRATION EXPENSES" means all expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, (a) all registration, filing, securities exchange listing and National Association of Securities Dealers fees, (b) all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws of all jurisdictions in which the securities are to be registered and any legal fees and expenses incurred in connection with the blue sky qualifications of the Shares and the determination of their eligibility for investment under the laws of all such jurisdictions, (c) all word processing, duplicating, printing, messenger and delivery expenses, (d) the fees and disbursements of counsel for the Company and of its independent public accountants, including, without limitation, the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, (e) the reasonable fees and disbursements incurred by the Participating Holders (including, without limitation, the reasonable fees and disbursements for one counsel or firm of counsel selected by the Participating Holders), (f) any fees and disbursements of underwriters customarily paid by issuers of securities (excluding underwriting discounts commissions and transfer taxes, if any, relating to the Shares being registered) and (g) fees and expenses of other Persons retained or employed by the Company.
Registration Expenses, to the extent payable by the Company, shall not include underwriting discounts, commissions or transfer taxes payable in respect of the sale of Shares by the Participating Holders.

              "SHARES" means the shares of Common Stock received by each Shareholder pursuant to the Merger Agreement and any shares of Common Stock received in respect thereof pursuant to dividends, distributions or stock splits.

              "SUCCESSOR" means, with respect to any Person, a successor to such Person by merger, consolidation, liquidation or other similar transaction.

              "SUSPENSION NOTICE" has the meaning ascribed to it in Section 2.3(g).

              "SUSPENSION PERIOD" has the meaning ascribed to it in Section 2.3(g).

              2.     REGISTRATION UNDER THE SECURITIES ACT.

              2.1    DEMAND REGISTRATION.

              (a) REGISTRATION ON REQUEST. Upon receipt of a Notice of Demand, the Company shall, subject to the provisions of Section 2.1(b), use Commercially Reasonable Efforts to (i) effect [at the earliest practicable date,] but in no event prior to the Effective Time, the registration under the Securities Act of the Shares that the Company has been so requested to register pursuant to the Notice of Demand and (ii) cause such registration to be declared effective promptly thereafter. The Holders acknowledge that a registration statement to be filed by the Company pursuant to a Notice of Demand may not be filed with the Securities and Exchange Commission ("SEC"), and the Shareholders shall not submit to the Company a Notice of Demand, prior to the Effective Time.

              (b) LIMITATIONS ON DEMAND REGISTRATION. The Company shall not be obligated to take any action to effect any registration pursuant to this
Section 2.1 after the Company has, in accordance with the provisions of Section 2.3(c), effected three (3) registrations of Shares with respect to registrations requested pursuant to Section 2.1.

              (c) COMPANY UNDERTAKING REGARDING DEMAND REGISTRATION. The Company will use its Commercially Reasonable Efforts to promptly prepare and file but in no event prior to the Effective Time with the SEC a registration statement (the "DEMAND REGISTRATION STATEMENT") for the Shares in respect of which a Notice of Demand is given, as provided in this Section 2.1. Such Demand Registration Statement shall relate to the offer and sale of the Shares in respect of which the Notice of Demand is given in accordance with the methods of distribution to be set forth in such registration statement as directed by the Participating Holders. The Company further agrees to use its Commercially Reasonable Efforts to take all steps necessary or appropriate so that such Demand Registration Statement can be declared effective promptly and, subject to the terms of Section 2.3, to keep it continuously effective in order to permit the prospectus forming a part thereof to be used by the Holders until the earlier of (i) 60 days after its effectiveness and (ii) the date that the Holders sell all of the Shares subject to such registration statement, but in no event prior to the expiration of the applicable period referred to in
Section 4(3) of the Securities Act and Rule 174 thereunder (the "SHELF PERIOD"); provided, however, that (x) the Company may (no more than twice during the pendency of such Demand Registration Statement and for a period not to exceed forty-five (45) days on any one occasion suspend use of the Demand Registration Statement at any time if the continued effectiveness thereof would require the Company to disclose a material financing, acquisition or other corporate transaction, which disclosure the Board of Directors of the Company shall have determined in good faith is not in the best interests of the Company and its shareholders.

              (d) NOTICE TO CERTAIN NON-REQUESTING HOLDERS. Upon receipt of any Notice of Demand from any Holder, the Company will give prompt (but in any event within fifteen (15) days after such receipt) notice to all Holders of such Notice of Demand and of such Holders' rights to have Shares included in such registration (subject to priorities in registration rights set forth in this Agreement). Upon the request of any such Holder made within fifteen (15) days after the receipt by such Holder of any such notice given pursuant to this Section 2.1(d) (which request shall specify the Shares intended to be disposed of by such Holder and the intended method or methods of disposition thereof), the Company will (subject to any priorities in registration rights among the various Holders) use Commercially Reasonable Efforts to effect the registration of all Shares which the Company has been so requested to register pursuant to the Notice of Demand.

              (e) PRIORITY IN DEMAND REGISTRATIONS. If (i) a registration pursuant to this Section 2.2 involves an underwritten offering of the securities being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction and (ii) the managing underwriter of such underwritten offering shall inform the Company and the Participating Holders by letter of its belief that the amount of securities requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to the Participating Holders, then the Company will include in such registration such amount of securities which the Company is so advised can be sold in (or during the time of) such offering as follows: first, such Shares requested to be included in such registration by the Participating Holders pro rata on the basis of the amount of such securities so proposed to be sold and so requested to be included by such parties; second, such other securities of the Company; and third such securities of other securities holders of the Company having piggyback registration rights which would permit inclusion in such offering and which are requested to be included in such registration by such other holders pro rata on the basis of the amount of such securities so proposed to be sold and so requested to be included by such holders.

              2.2    PIGGYBACK REGISTRATION.

              (a) RIGHT TO INCLUDE SHARES. If the Company at any time after the Effective Time proposes to register any of its equity securities under the Securities Act (other than by a registration on Form S-4 or Form S-8 or any successor or similar form then in effect and other than pursuant to Section 2.1) on a form and in a manner that would permit registration of the Shares, whether or not for sale for its own account, it will give prompt (but in no event less than fifteen (15) days prior to the proposed date of filing the registration statement relating to such registration) notice to the Holders of the Shares of the Company's intention to do so and of the rights of such Holders under this Section 2.2; provided, however, that no such notice need be given to the Holders, and the Holders shall have no rights under this Section 2.2, if the Holders have therefore disposed of the Shares. Upon the request of any Holders made within fifteen (15) days after such Holder's receipt of any such notice (which request shall specify the Shares intended to be disposed of by the Holders and the intended method or methods of disposition thereof) (the "PIGGYBACK REGISTRATION NOTICE"), the Company will use Commercially Reasonable Efforts to effect the registration under the Securities Act of all Shares which the Company has been so requested to register by the Participating Holders, to the extent required to permit the disposition (in accordance with the intended method or methods thereof as aforesaid) of the Shares so to be registered, provided that if, at any time after giving notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company may, at its election, give notice of such determination to each such Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Shares in connection with such registration (but not from its obligation to pay all Registration Expenses in connection therewith as provided in Section 2.3(b)), and (ii) in the case of a determination to delay registering such other equity securities, shall be permitted to delay registering any Shares for the same period as the delay in registering such other equity securities.

              (b) PRIORITY IN PRIMARY PIGGYBACK REGISTRATIONS. If (i) a registration pursuant to this Section 2.2 involves an underwritten offering of the Shares being registered for sale for the account of the Company to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction and (ii) the managing underwriter of such underwritten offering shall inform the Company and the Participating Holders of its belief that the amount of Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to the Company, then the Company will include in such registration such amount of Shares which the Company is so advised can be sold in (or during the time of) such offering as follows: first, if such registration relates to Shares of the Company in respect of which a person is exercising demand registration rights, all Shares of the Company held by such other Person; second, all Shares proposed by the Company to be sold for its own account; and third, such Shares requested to be included in such registration by the Participating Holders and any other shareholder(s) of the Company then exercising piggyback registration rights pro rata on the basis of the amount of such Shares so proposed to be sold and so requested to be included by such holders.
              2.3    REGISTRATION TERMS AND PROCEDURES.

              (a)    REGISTRATION STATEMENT FORM.  Registrations under Section
2.1 shall be on such appropriate registration forms of the SEC (i) as shall be acceptable to the Company and (ii) as shall permit the disposition of such Shares in accordance with the intended method or methods of disposition. The Company agrees to include in any such registration statement all information that any Participating Holders shall reasonably request (to the extent such information relates to such Participating Holders).

              (b) REGISTRATION EXPENSES. Subject to Section 2.3(e), the Company will pay all Registration Expenses incurred in connection with a registration to be effected (whether or not effected or deemed effected pursuant to subsection (c) below) pursuant to Section 2.1 or 2.2.

              (c) EFFECTIVENESS OF DEMAND REGISTRATION. A registration will not be deemed to have been effected under Section 2.1 unless the registration statement with respect thereto has been declared effective by the SEC and, subject to Section 2.3(f)(vii) hereof, remains effective for the earlier of forty-five (45) days or the distribution of the securities covered by such registration statement; provided, however, that if (i) after such registration statement has been declared effective, the marketing of Shares offered pursuant to such registration statement is materially disrupted or adversely affected as a result of any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court (for reasons other than a misrepresentation or omission by any Shareholder) or (ii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration have not been satisfied (for reasons other than a wrongful or bad faith act, omission or misrepresentation by any Participating Holder) such registration statement will be deemed not to have become effective. If a registration pursuant to Section
2.1 is deemed not to have been effected hereunder, then the Company shall continue to be obligated to effect a registration pursuant to such Section.

              (d) SELECTION OF UNDERWRITER. The offering of Shares pursuant to Section 2.1 shall be in such form (which may include an underwritten offering) as the Participating Holders may elect, and if the Company so elects an offering pursuant to Section 2.2 shall be in the form of an underwritten offering. In connection with an underwritten offering of Shares pursuant to this Agreement, the Company shall have the exclusive right to select one or more nationally recognized firms of investment bankers to act as the book-running managing underwriter or co-managing underwriters in connection with such offering.

              (e) WITHDRAWAL. Any Participating Holder shall be permitted to withdraw all or part of the Shares from such registration at any time prior to the effective date of the registration statement covering such securities; provided that, in the event of a withdrawal from a registration effected pursuant to Section 2.1, such registration shall be deemed to have been effected for purposes of Section 2.3(c), unless such Participating Holder shall have paid or reimbursed the Company for the reasonable out-of-pocket costs and expenses paid by the Company in respect of such registration.

              (f) REGISTRATION PROCEDURES. In connection with the Company's obligations to register Shares pursuant to this Agreement, the Company will use Commercially Reasonable Efforts to effect such registration so as to permit the sale of any Shares included in such registration in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will as expeditiously as possible:

              (i) prepare and (as soon thereafter as practicable) file with the SEC the requisite registration statement containing all information required thereby to effect such registration and thereafter use Commercially Reasonable Efforts to cause such registration statement to become and remain effective in accordance with the terms of this Agreement, provided, that as far in advance as practicable before filing such registration statement or any amendment, supplement or exhibit thereto (but, with respect to the filing of such registration statement, in no event later than three business days prior to such filing), the Company will furnish to the Participating Holders or its counsel copies of reasonably complete drafts of all such documents proposed to be filed (excluding exhibits, which shall be made available upon request by any Participating Holder), and any such Holder shall have the opportunity to object to any information contained therein and the Company will make the corrections reasonably requested by such Holder with respect to information relating to such Holder or the plan of distribution of the Shares prior to filing any such registration statement, amendment, supplement or exhibit;

              (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith (A) as reasonably requested by any Participating Holder to which such registration statement relates (but only to the extent such request relates to information with respect to such Holder) and (B) as may be necessary to keep such registration statement effective for the period referred to in Section 2.1(c) in the case of a Demand Registration Statement or six (6) months in the case of a registration effected pursuant to Section 2.2 (or such shorter period as shall be necessary to complete the distribution of the securities covered thereby, but not before the expiration of the Shelf Period), and comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement during such period in accordance with the intended method or methods of disposition by the seller or sellers thereof set forth in such registration statements;

              (iii) furnish to each Holder covered by, and each underwriter or agent participating in the disposition of securities under, such registration statement such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case excluding all exhibits and documents incorporated by reference, which exhibits and documents shall be furnished to any such Person upon request), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act relating to the Shares, in conformity with the requirements of the Securities Act, and such other documents as such Holder, underwriter or agent may reasonably request to facilitate the disposition of such Shares;

              (iv) use Commercially Reasonable Efforts to register or qualify all Shares and other securities covered by such registration statement under all applicable blue sky and other securities laws, and to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such Holder to consummate the disposition of the securities owned by such Holder, except that the Company shall not for any such purpose be required to
       (a) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any jurisdiction;

              (v) use Commercially Reasonable Efforts to cause all Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities applicable to the Company as may be reasonably necessary to enable the seller or sellers thereof (or underwriter or agent, if any) to consummate the disposition of such Shares in accordance with the plan of distribution set forth in such registration statement;

              (vi) furnish to each Participating Holder a signed counterpart, addressed to such Holder (and underwriter or agent, if any) of:

                     (A) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), and

                     (B) unless otherwise precluded under applicable accounting rules, a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, in each case, reasonably satisfactory in form and substance to such Shareholder (and underwriter or agent and their respective counsel) and covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriter or agent in underwritten public offerings of securities;

              (vii) promptly notify each Holder and any underwriter or agent participating in the disposition of Shares covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event known to the Company as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and promptly prepare and furnish to such Holder (or underwriter or agent, if any) a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

              (viii) otherwise use Commercially Reasonable Efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than fifteen (15) months) after the effective date of the registration statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and furnish to each Holder covered by such registration statement or any participating underwriter or agent at least three (3) business days prior to the filing a copy of any amendment or supplement to such registration statement or prospectus;

              (ix) provide and cause to be maintained a transfer agent and registrar for all Shares covered by such registration statement from and after a date not later than the effective date of such registration statement;

              (x) use Commercially Reasonable Efforts to list, on or prior to the effective date of such registration statement, all Shares covered by such registration statement on any securities exchange on which any of the outstanding shares of Common Stock are then listed for trading;

              (xi) cooperate with each seller of Shares and each underwriter or agent participating in the disposition of such Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers;

              (xii) use Commercially Reasonable Efforts to prevent the issuance by the SEC or any other governmental agency or court of a stop order, injunction or other order suspending the effectiveness of such registration statement and, if such an order is issued, use Commercially Reasonable Efforts to cause such order to be lifted as promptly as practicable;

              (xiii) take such other actions as the Participating Holders shall reasonably request in order to expedite or facilitate the disposition of such Shares;

              (xiv) promptly notify each Participating Holder and the underwriter or agent, if any:

                     (A) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

                     (B) of any written comments from the SEC with respect to any filing referred to in clause (A) and of any written request by the SEC for amendments or supplements to such registration statement or prospectus;

                     (C) of the notification to the Company by the SEC of its initiation of any proceeding with respect to, or of the issuance by the SEC of, any stop order suspending the effectiveness of such registration statement; and

                     (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Shares for sale under the applicable securities or blue sky laws of any jurisdiction;

              (xv) cooperate with each Participating Holder and each underwriter or agent participating in the distribution of such Shares to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends, other than as required by applicable law) representing securities sold under a registration statement hereunder, and enable such securities to be in such denominations and registered in such names as such seller, underwriter or agent may request and keep available and make available to the Company's transfer agent, prior to the effectiveness of such registration statement, an adequate supply of such certificates;

              (xvi) not later than the effective date of such registration statement, provide a CUSIP number for all Shares covered by a registration statement hereunder;

              (xvii) incorporate in the registration statement or any amendment, supplement or post-effective amendment thereto such information as each Participating Holder, the underwriter or agent (if any) or their respective counsel may reasonably request to be included therein with respect to any Shares being sold by such Participating Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and any other terms of the offering of such Shares; and

              (xviii)       during any period when a prospectus is required to
       be delivered under the Securities Act, make periodic filings with the SEC pursuant to and containing the information required by the Exchange Act (whether or not the Company is required to make such filings pursuant to such Act).

              (g) AGREEMENTS OF CERTAIN SHAREHOLDERS. (i) In connection with the registration of any of the Shares, each Participating Holder shall furnish to the Company such information regarding such Participating Holder, the Shares held by such Participating Holder and the intended plan of distribution of such securities as the Company may from time to time reasonably request in writing in connection with such registration.

              (ii) In connection with the registration of any of the Shares, each Participating Holder agrees that upon receipt of any notice (a "SUSPENSION NOTICE") from the Company of the happening of any event of the kind described in clause (vii) of Section 2.3(f), such Participating Holder will forthwith discontinue such Participating Holder's disposition of Shares pursuant to the registration statement relating to such Shares until such Participating Holder's receipt of the copies of the supplemented or amended prospectus contemplated by clause (vii) of Section 2.3(f) (the period from the date on which such Participating Holder receives a suspension Notice to the date on which such Participating Holder receives copies of the supplemented or amended prospectus being herein called the "SUSPENSION PERIOD"). The Company shall take such actions as are necessary to end the Suspension Period as promptly as practicable. In the event the Company shall give any such notice, the periods referred to in Section 2.1(c), Section 2.3(c) and clause (ii) of Section 2.3(f) shall be extended by a number of days equal to the number of days of the Suspension Period.

              2.4 UNDERWRITTEN OFFERINGS. If the Company at any time proposes to register any of its equity securities under the Securities Act as contemplated by Section 2.2 and such securities are to be distributed by or through one or more underwriters, the Company will, if requested by any Participating Holder and subject to Section 2.2(b), arrange for such underwriters to include all of the shares to be offered and sold by the such Participating Holder or Holders among the securities to be distributed by such underwriters. Such Participating Holder shall be a party to the underwriting agreement between the Company and such underwriters, provided that such agreement is reasonablely satisfactory in substance and form to the Company and the Participating Holders.

              2.5 PREPARATION; REASONABLE INVESTIGATION. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the Holders of Shares to be registered under such registration statement, and their respective counsel and accountants reasonable access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders or their counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

              2.6    INDEMNIFICATION.

              (a) INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Participating Holder, its directors, officers, shareholders, employees, investment advisers and agents, either direct or indirect, and each other Person, if any, who controls such Persons within the meaning of the Securities Act (each such Person, an "INDEMNIFIED PARTY"), from and against any losses, claims, damages, liabilities or expenses, joint or several (each a "LOSS" and collectively, "LOSSES"), to which such Indemnified Party may become subject under the Securities Act or otherwise, to the extent that such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any of the Shares were registered under the Securities Act in accordance with this Agreement (including all documents incorporated therein by reference), and preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending against any such Loss, action or proceeding; provided that in any such case the Company shall not be liable to any particular Indemnified Party to the extent that such Loss (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Indemnified Party specifically for inclusion therein; and provided, further, that the Company shall not be liable in any such case to the extent it is finally determined by a court of competent jurisdiction that any such Loss (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made

              (i) in any such preliminary prospectus, if (A) it was the responsibility of such Indemnified Party to provide the Person asserting such Loss with a current copy of the prospectus and such Indemnified Party failed to deliver or cause to be delivered a copy of the prospectus to such Person after the Company had furnished such Indemnified Party with a sufficient number of copies of the same prior to the sale of Shares to the Person asserting such Loss and (B) the prospectus corrected such untrue statement or omission; or

              (ii) in such prospectus, if such untrue statement or omission is corrected in an amendment or supplement to such prospectus and such amendment or supplement has been delivered to the Indemnified Party prior to the sale of Shares to the Person asserting such Loss and the Indemnified Party thereafter fails to deliver the prospectus as so amended or supplemented prior to or concurrently with such sale after the Company had furnished such Indemnified Party (in accordance with the notice provisions contained in Section 8 for Persons who are parties to this Agreement) with a sufficient number of copies of the same for delivery to purchasers of securities.

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such Indemnified Party. The Company shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Shares hereunder, their officers and directors and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to Indemnified Parties.

              (b) INDEMNIFICATION BY THE PARTICIPATING HOLDERS. (i) The Company may require, as a condition to including any Shares in any registration statement filed pursuant to Section 2.1 or 2.2 and as a condition to indemnifying such sellers pursuant to this Section 2.6, that the Company shall have received an undertaking reasonably satisfactory to it from each prospective seller of such Shares to indemnify and hold harmless and reimburse (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.6) the Company, each director, officer, employee and agent of the Company, and each other Person, if any, who controls the Company within the meaning of the Securities Act, from and against any Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act (including all documents incorporated therein by reference), any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission from such registration statement, preliminary prospectus, final prospectus or summary prospectus, or any amendment or supplement thereto required to be stated therein or necessary to make the statements therein not misleading, if (but only if) such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such prospective seller specifically for inclusion therein; provided, however, that such prospective seller shall not be obligated to provide such indemnity to the extent that such Losses result, directly or indirectly, from the failure of the Company to promptly amend or take action to correct or supplement any such registration statement, prospectus, amendment or supplement based on corrected or supplemental information provided in writing by such prospective seller to the Company expressly for such purpose; and provided, further, that the obligation to provide indemnification pursuant to this Section 2.6(b) shall be several, and not joint and several, among such indemnifying parties. Notwithstanding anything in this Section 2.6(b) to the contrary, in no event shall the liability of any prospective seller under such indemnity be greater in amount than the amount of the proceeds received by such seller upon the sale of its Shares in the offering to which the Losses relate. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer, employee, agent or participating or controlling Person and shall survive the transfer of such securities by such prospective seller.

              (c) NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in paragraph (a) or (b) of this Section 2.6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give prompt written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 2.6, except to the extent that the indemnifying party is actually and materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof (such assumption to constitute its acknowledgment of its agreement to indemnify the indemnified party with respect to such matters), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal fees or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided,_however, that if, in such indemnified party's reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, such indemnified party shall be entitled to separate counsel for such claim at the expense of the indemnifying party; and provided, further, that, unless there exists a conflict of interest among indemnified parties, all indemnified parties in respect of such claim shall be entitled to only one counsel or firm of counsel for all such indemnified parties. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect of such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of one additional counsel or firm of counsel for such indemnified parties. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all Losses in respect of such claim or litigation or (ii) would impose injunctive relief on such indemnified party. No indemnifying party shall be subject to any Losses for any settlement made without its consent, which consent shall not be unreasonably withheld.

       (d) OTHER INDEMNIFICATION. The provisions of this Section 2.6 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

       (e)    INDEMNIFICATION PAYMENTS.  The indemnification required by this
Section 2.6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, promptly as and when bills are received or Losses are incurred.

       (f) CONTRIBUTION. If for any reason the foregoing indemnity and reimbursement is unavailable or is insufficient to hold harmless an indemnified party under paragraph (a) or (b) of this Section 2.6, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Loss (or actions or proceedings, whether commenced or threatened, in respect thereof), including, without limitation, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss, action or proceeding, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.6(f) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this
Section 2.6(f) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Shares in the offering to which the Losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

       3. TERM. This Agreement shall be effective on the date hereof and, subject to Section 13 hereof, shall continue in full force and effect until the first anniversary of the Effective Date.

       4. AMENDMENTS AND WAIVERS. This Agreement may be amended, supplemented or modified at any time; provided that the Company has provided its written consent to such amendment, supplement or modification. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same term or condition of this Agreement on any future occasion.

       5. ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

       6. NO THIRD-PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party and their respective Successors and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than (i) any Holder entitled to notice of the registration of securities under this Agreement and
(ii) any Participating Holder entitled to indemnity under Section 2.6.

       7. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

       8. NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only
(i) if delivered personally (ii) by facsimile transmission, (iii) by Federal Express or other nationally recognized courier service or (iv) mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

       If to the Company, to:

       Chesapeake Energy Corporation
       6100 North Western Avenue
       Oklahoma City, OK 73118
       Attention: Aubrey K. McClendon
       Fax No.: (405) 848-8588

       With respect to the Holders, any notice, request or other communication hereunder shall be sent to the addresses and facsimile numbers appearing beneath such Shareholder's signature on the signature page hereof or to the addresses and facsimile numbers provided to the Company and the other parties hereto by notice as herein provided and referencing this Agreement. All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8, be deemed given upon receipt, and (iii) if delivered by courier service or mail in the manner described above to the address as provided in this Section 8, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8). Any Person from time to time may change its address, facsimile number or other information for the purpose of notices to that Person by giving notice in accordance with this Section 8 specifying such change to each of the other parties executing this Agreement.

       9. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective Successors and permitted assigns.

       10. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience of reference only and do not define or limit the provisions hereof or otherwise affect the meaning hereof.

       11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

       12. REGISTRATION RIGHTS TO OTHERS. As of the date hereof, the Company has not granted to any other holder of its securities rights with respect to the registration of securities of the Company under the Securities Act other than (i) its agreement to provide registration rights to Charles E. Davidson in respect of the shares he will receive pursuant to the merger of DLB Oil and Gas, Inc. with a subsidiary of the Company and (ii) its agreement to provide registration rights to AnSon Partners Limited Partnership in respect of the shares it will receive pursuant to the merger of AnSon Partners Limited Partnership with a subsidiary of the Company.

       13.    TERMINATION OF CERTAIN RIGHTS AND OBLIGATIONS. The provisions of
Section 2.6., the rights of any party hereto with respect to the breach of any provision hereof and any obligation accrued as of the date of termination shall survive the termination of this Agreement.

       14. NO INCONSISTENT AGREEMENTS. The Company will not hereafter enter into, modify, amend or waive any agreement with respect to its securities if such agreement, modification or waiver would conflict with the rights granted pursuant to this Agreement to the Shareholders of Shares.

       15. SPECIFIC PERFORMANCE. The parties agree that, to the extent permitted by law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any such party damages would not be an adequate remedy and (ii) each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

       16. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.



                                   CHESAPEAKE ENERGY CORPORATION


                                   By:

                                   ---------------------------------------------
                                   Aubrey K. McClendon
                                   Chairman of the Board and Chief
                                      Executive Officer



                                   SHAREHOLDERS:


                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Address:
                                           -------------------------------------
                                   Fax:

                                   ---------------------------------------------



                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Address:
                                           -------------------------------------
                                   Fax:

                                   ---------------------------------------------


                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Address:
                                           -------------------------------------
                                   Fax:

                                   ---------------------------------------------

                                                                         ANNEX B

                            [PETRIE PARKMAN OPINION]

                                                                         ANNEX B

                              February   , 1998


The Board of Directors
Hugoton Energy Corporation
301 N. Main
Suite 1900
Wichita, Kansas 67202-4820

Members of the Board:

     Chesapeake Energy Corporation, an Oklahoma corporation ("Parent"), Chesapeake Acquisition Corp., a Kansas corporation ("Sub"), and Hugoton Energy Corporation, a Kansas corporation ("Hugoton"), have entered into an agreement and plan of merger, dated as of November 12, 1997, as amended by Amendment No. 1 dated as of February 9, 1998 (the "Merger Agreement"), which provides for, among other things, the merger (the "Merger") of Sub with and into Hugoton, as a result of which Hugoton will become a wholly owned subsidiary of Parent.
Upon consummation of the Merger, each share of common stock, no par value (the "Hugoton Common Stock"), of Hugoton will be converted into the right to receive
1.3 shares of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent.

     You have requested our opinion as to whether the per share consideration to be received by the holders of Hugoton Common Stock in the Merger is fair from a financial point of view to such holders.

       In arriving at our opinion, we have, among other things:

       1. reviewed certain publicly available business and financial information relating to Hugoton and Parent, including (a) the Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1996 and June 30, 1997, respectively, (b) the unaudited financial statements of Hugoton for the fiscal quarters ended June 30, 1996, September 30, 1996, June 30, 1997, and September 30, 1997, (c) the unaudited financial statements of Parent for the fiscal quarters ended September 30, 1996 and September 30, 1997, (d) a draft dated February 5, 1998 of the balance sheet of Hugoton as of November 30, 1997 and the related income statement for the year ended December 31, 1997, which includes a projected income statement for the month of December 1997, prepared by the management of Hugoton and (e) a preliminary draft dated February 6, 1998 of the consolidated balance sheet as of November 30, 1997 of Parent and the related consolidated income statements for the months of October and November 1997 and for the five-month period ended November 30, 1997, prepared by the management of Parent;

2. reviewed certain estimates of Hugoton's reserves, including (a) estimates of proved oil and gas reserves prepared by Ryder Scott Company Petroleum Engineers ("Ryder Scott") as of July 1, 1997, (b) estimates of additional oil and gas reserves prepared by the management and staff of Hugoton as of July 1, 1997, (c) preliminary estimates of proved oil and gas reserves prepared by Ryder Scott as of January 1, 1998 and (d) preliminary estimates of additional oil and gas reserves prepared by the management and staff of Hugoton as of January 1, 1998;

3. reviewed certain estimates of reserves, including (a) estimates of proved oil and gas reserves of Parent prepared by Williamson Petroleum Consultants as of June 30, 1997 and September 30, 1997, (b) estimates of proved oil and gas reserves for the Mid-Continent operations of DLB Oil & Gas, Inc. to be acquired by Parent prepared by Gruy Engineering as of January 1, 1997 and DeGolyer & MacNaughton as of December 31, 1996, (c) estimates of proved oil and gas reserves of AnSon Production Corporation ("AnSon") acquired by Parent prepared by AnSon as of January 1, 1998,
       (d) estimates of certain proved oil and gas reserves of Enervest Management Company ("Enervest") to be acquired by Parent prepared by Enervest as of January 1, 1998 and (e) estimates of certain proved oil and gas reserves of Ranger Oil Co. to be acquired by Parent prepared by Parent as of January 1, 1998;

4. analyzed certain historical and projected financial and operating data and drilling programs of Hugoton and Parent prepared or provided by the management of Hugoton and Parent, respectively;

5. discussed the current and projected operations and prospects of Hugoton and Parent with the management and operating staff of Hugoton and Parent, respectively;

6. reviewed the historical trading history of the Hugoton Common Stock and the Parent Common Stock;

7. compared recent stock market capitalization indicators for Hugoton and Parent with the recent stock market capitalization indicators for certain other publicly traded independent energy companies;

8. compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

9. reviewed the Merger Agreement and the appended form of agreement and limited irrevocable proxy entered into by Parent and certain stockholders of Hugoton; and

       10. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we have deemed necessary or appropriate.

       In preparing our opinion, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of any information supplied or otherwise made available to us by Hugoton and Parent. We have further relied upon the assurances of the management of Hugoton and Parent that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data and drilling programs, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Hugoton and Parent, respectively, relating to the future financial and operational performance of Hugoton and Parent. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of Hugoton and Parent or their respective engineering consultants relating to the oil and gas properties of Hugoton and Parent, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities of Hugoton or Parent nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with such an evaluation or appraisal. Consistent with the Merger Agreement, we have assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

       Our opinion relates solely to the fairness, from a financial point of view, of the per share consideration to be received by the holders of Hugoton Common Stock. This opinion is for the use and benefit of the Board of Directors of Hugoton and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. We have not been asked to consider, and this opinion does not address, the after-tax consequences of the Merger to any particular stockholder of Hugoton or the price at which the Parent Common Stock will actually trade following the announcement or consummation of the Merger. As you are aware, we have acted as financial advisor to Hugoton and we will receive a fee from Hugoton, a substantial portion of which is contingent upon the consummation of the Merger.

       Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Hugoton and Parent as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

       Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the per share consideration to be received by the holders of Hugoton Common Stock in the Merger is fair from a financial point of view to such holders.


                                                         Very truly yours,


                                                         Petrie Parkman & Co.

                                                                         ANNEX C

                             [BEAR STEARNS OPINION]

                                                                         ANNEX C

                           [BEAR STEARNS LETTERHEAD]











November 12, 1997

Board of Directors
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Gentlemen:

We understand that Chesapeake Energy Corporation ("Chesapeake"), Chesapeake Acquisition Corporation, a wholly-owned subsidiary of Chesapeake ("Sub"), and Hugoton Energy Corporation ("Hugoton") have entered into an Agreement and Plan of Merger ("the Merger Agreement") dated November 12, 1997, pursuant to which Hugoton will be merged (the "Merger") with and into Sub, with Sub surviving the merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) of the Merger, each issued and outstanding share of common stock of Hugoton will be converted into the right to receive 1.3 (the "Exchange Ratio") shares of common stock of Chesapeake.

You have asked us to render our opinion as to whether the Exchange Ratio in the Merger is fair, from a financial point of view, to the public shareholders of Chesapeake.

In the course of performing our reviews and analyses for rendering this opinion, we have:

1.   reviewed the Merger Agreement;

2. reviewed Chesapeake's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended June 30, 1997 and its Offering Memorandum dated March 27, 1997 for the issuance of $300 million in Senior Notes;

3. reviewed Hugoton's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 1O-Q for the periods ended March 31, 1997 and June 30, 1997, its Preliminary Prospectus for the Issuance of 4,500,000 Common Shares dated April 3, 1997, and the Offering Memorandum regarding Hugoton dated September 1997 prepared by Petrie Parkman & Co., Hugoton's financial advisor;

4. reviewed certain operating and financial information, including projections, provided to us by the senior managements of Chesapeake and Hugoton relating to Chesapeake's and Hugoton's businesses and future prospects;

5. reviewed the estimates of oil and natural gas reserves of Hugoton as of December 31, 1996 and July 1, 1997, as prepared by Ryder Scott Company, reviewed the estimates of oil and natural gas reserves of Chesapeake as of June 30, 1997, as prepared by Williamson Petroleum Consultants, Inc., reviewed the estimates of oil and natural gas reserves of DLB Oil & Gas, Inc. as of July 1997, as prepared by DeGolyer & McNaughton, and reviewed the estimates of oil and natural gas reserves of AnSon Production Corporation as of December 31, 1997 ("AnSon")prepared by management of AnSon;

6. met with certain members of Chesapeake's and Hugoton's senior managements to discuss each company's operations, historical financial statements and future prospects, including Chesapeake's strategic interest in acquiring longer-lived reserves;

7. reviewed the historical prices, trading volumes and valuation parameters of Chesapeake Common Stock and Hugoton Common Stock;

8. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Chesapeake and Hugoton;

9. reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Chesapeake and Hugoton and the Merger;

10. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other projections provided to us by Chesapeake and Hugoton, including those prepared by Chesapeake with respect to Hugoton. With respect to Chesapeake's and Hugoton's projected financial results that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Chesapeake and Hugoton as to the expected future performance of Chesapeake and Hugoton. With respect to the potential synergies that could be achieved by Chesapeake and Hugoton upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Chesapeake and Hugoton as to the expected future performance of Chesapeake and Hugoton, respectively. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us and we have further relied upon the assurances of the senior managements of Chesapeake and Hugoton that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Chesapeake and Hugoton, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

We do not express any opinion as to the price or range of prices at which shares of common stock of Chesapeake may trade subsequent to the consummation of the Merger.

We have acted as a financial advisor to Chesapeake in connection with the Merger and will receive a fee for such services.

Bear Stearns has been previously engaged by Chesapeake to provide certain investment banking and financial advisory services, including serving as an underwriter with respect to various financings by Chesapeake. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Chesapeake for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

In the ordinary course of business, Bear Stearns may actively trade the equity securities of Hugoton for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Chesapeake and does not constitute a recommendation to the Board of Directors or any holders of Chesapeake Common Stock as to how to vote in connection with the Merger. This opinion does not address Chesapeake's underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Chesapeake Common
Stock in connection with the Merger.

Based on and subject to the foregoing, it is our opinion that the Exchange Ratio in the Merger is fair, from a financial point of view, to the public shareholders of Chesapeake.

Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/ STEPHEN STRATY
   ----------------------------
    Senior Managing Director

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The General Corporation Act of Oklahoma provides for indemnification of each of the Registrant's officers and directors against (a) expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Registrant, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, other than an action by or in the right of the Registrant, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Registrant brought by reason of his being or having been a director, officer, employee or agent of the Registrant, or any other corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudged liable to the Registrant, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of the Registrant's Certificate of Incorporation provides for indemnification of the Registrant's directors and officers. The Oklahoma General Corporation Act also permits the Registrant to purchase and maintain insurance on behalf of the Registrant's directors and officers against any liability arising out of their status as such, whether or not the Registrant would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933 (the "Securities
Act").

          The Registrant has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Registrant will pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount which he is or becomes legally obligated to pay because of (i) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of the Registrant or an affiliate or (ii) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Registrant or an affiliate or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Registrant will be obligated to make hereunder shall include, inter alia, damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. The Registrant also provides liability insurance for each of its directors and executive officers.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit
Number                   Description of Exhibits
-------                  -----------------------
2.1  Agreement and Plan of Merger, dated as of November 12, 1997, among
     Chesapeake Energy Corporation, Chesapeake Acquisition Corp., and Hugoton
     Energy Corporation (incorporated herein by reference to Annex A hereto).

2.2  Amendment No. 1 to the Agreement and Plan of Merger, dated as of February
     9, 1998, among Chesapeake Energy Corporation, Chesapeake Acquisition Corp., and Hugoton Energy Corporation (incorporated herein by reference to Annex A hereto).

3.1 Certificate of Incorporation of Chesapeake (incorporated herein by reference to Exhibit 3.1 to Registrant's quarterly report on Form 10-Q for the quarter ended December 31, 1996).

3.2 Bylaws of Chesapeake (incorporated herein by reference to Exhibit 3.2 to Registrant's registration statement on Form 8-B (No. 001-137260)).

4.1 Indenture dated as of March 15, 1997 among the Registrant, as issuer, Chesapeake Operating, Inc., Chesapeake Gas Development Corporation and
     Chesapeake Exploration Limited Partnership, as Subsidiary Guarantors, and
     United States Trust Company of New York, as Trustee, with respect to 7 7/8%
     Senior Notes due 2004. Incorporated herein by reference to Exhibit No. 4.1 to Registrant's registration statement on Form S-4 (No. 333-24995).

4.2 Indenture dated as of March 15, 1997 among the Registrant, as issuer, Chesapeake Operating, Inc., Chesapeake Gas Development Corporation and
     Chesapeake Exploration Limited Partnership, as Subsidiary Guarantors, and
     United States Trust Company of New York, as Trustee, with respect to 8 1/2%
     Senior Notes due 2012. Incorporated herein by reference to Exhibit No. 4.3 to Registrant's registration statement on Form S-4 (No. 333-24995).

4.3 Indenture dated as of May 15, 1995 among Chesapeake Energy Corporation, its subsidiaries signatory thereto as Subsidiary Guarantors and United
     States Trust Company of New York, as Trustee. Incorporated herein by reference to Exhibit 4.3 to Registrant's registration statement on Form S-4
     (No. 33-93718).

4.4 Indenture dated April 1, 1996 among Chesapeake Energy Corporation, its subsidiaries signatory thereto as Subsidiary Guarantors and United States
     Trust Company of New York, as Trustee. Incorporated herein by reference to
     Exhibit 4.6 to Registrant's registration statement on Form S-3 (No.
     333-1588).

4.5  Stock Registration Agreement dated May 21, 1992 between Chesapeake
     Energy Corporation and various lenders, as amended by First Amendment thereto dated May 26, 1992. Incorporated herein by reference to Exhibits
     10.26.1 and 10.26.2 to Registrant's registration statement on Form S-1 (No.
     33-55600).

4.6  Form of Agreement and Limited Irrevocable Proxy between Chesapeake Energy
     Corporation and certain shareholders of Hugoton Energy Corporation
     (incorporated herein by reference to Annex A to Annex A, the Agreement and Plan of Merger, hereto).

4.7  Form of Agreement and Limited Irrevocable Proxy between Hugoton Energy
     Corporation and certain shareholders of Chesapeake Energy Corporation
     (incorporated herein by reference to Annex B to Annex A, the Agreement and Plan of Merger, hereto).

4.8  Form of Registration Rights Agreement between Chesapeake Energy
     Corporation and certain shareholders of Hugoton Energy Corporation
     (incorporated herein by reference to Exhibit A to Amendment No. 1 to Agreement and Plan of Merger included in Annex A hereto).

5.1 Opinion of Andrews & Kurth L.L.P. regarding the legality of the securities being registered.

8.1  Opinion of Andrews & Kurth L.L.P. regarding tax matters.

8.2  Opinion of Vinson & Elkins L.L.P. regarding tax matters.

23.1 Consent of Andrews & Kurth L.L.P. (included in the opinions filed as
     Exhibits 5.1 and 8.1 to this Registration Statement).

23.2 Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit
     8.2 to this Registration Statement).

23.3 Consent of Coopers & Lybrand L.L.P. (Chesapeake).

23.4 Consent of Price Waterhouse, LLP (Chesapeake).

23.5 Consent of Ernst & Young LLP (Hugoton).

23.6 Consent of Williamson Petroleum Consultants, Inc. (Chesapeake).

23.7 Consent of Ryder Scott Company (Hugoton).

24.1 Powers of Attorney (included in the signature pages of this Registration statement).

99.1 Form of Chesapeake Proxy.

99.2 Form of Hugoton Proxy.

99.3 Consent of Petrie Parkman & Co.

99.4 Consent of Bear, Stearns & Co. Inc. (included in, and incorporated herein by reference to, Annex C to the Joint Proxy Statement/Prospectus).

(b) Financial Statement Schedules:

    None

ITEM 22.          UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

         (3) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

         (4) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

         (6) To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on February 9, 1998.

                                       CHESAPEAKE ENERGY CORPORATION


                                       By:     /s/ Aubrey K. McClendon
                                          ------------------------------------
                                                 Aubrey K. McClendon
                                                Chairman of the Board
                                             and Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Chesapeake Energy Corporation hereby constitutes and appoints Aubrey K. McClendon and Marcus C. Rowland, and each of them, his true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-4 under the Securities Act, including, any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-4 and any registration statement for the same offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto, with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 9, 1998.

                Name                                                  Title
                ----                                                  -----
         /s/ Aubrey K. McClendon                      Chairman of the Board of Directors,
-------------------------------------------           Chief Executive Officer and Director(Principal Executive Officer)
         Aubrey K. McClendon


         /s/ Tom L. Ward                              President, Chief Operating Officer
-------------------------------------------           and Director (Principal Executive Officer)
         Tom L. Ward


         /s/ Marcus C. Rowland                        Senior Vice-President Finance and
-------------------------------------------           Chief Financial Officer (Principal Financial Officer)
         Marcus C. Rowland


         /s/ Ronald A. Lefaive                        Controller (Principal Accounting Officer)
-------------------------------------------
         Ronald A. Lefaive


                                                      Director
-------------------------------------------
         Edgar F. Heizer, Jr.


         /s/ Breene M. Kerr                           Director
-------------------------------------------
         Breene M. Kerr


         /s/ Shannon T. Self                          Director
-------------------------------------------
         Shannon T. Self


         /s/ Frederick B. Whittemore                  Director
-------------------------------------------
         Frederick B. Whittemore


         /s/ Walter C. Wilson                         Director
-------------------------------------------
         Walter C. Wilson

                              INDEX TO EXHIBITS

Exhibit
Number                   Description of Exhibits
-------                  -----------------------
2.1  Agreement and Plan of Merger, dated as of November 12, 1997, among
     Chesapeake Energy Corporation, Chesapeake Acquisition Corp., and Hugoton
     Energy Corporation (incorporated herein by reference to Annex A hereto).

2.2  Amendment No. 1 to the Agreement and Plan of Merger, dated as of February
     9, 1998, among Chesapeake Energy Corporation, Chesapeake Acquisition Corp., and Hugoton Energy Corporation (incorporated herein by reference to Annex A hereto).

3.1 Certificate of Incorporation of Chesapeake (incorporated herein by reference to Exhibit 3.1 to Registrant's quarterly report on Form 10-Q for the quarter ended December 31, 1996).

3.2 Bylaws of Chesapeake (incorporated herein by reference to Exhibit 3.2 to Registrant's registration statement on Form 8-B (No. 001-137260)).

4.1 Indenture dated as of March 15, 1997 among the Registrant, as issuer, Chesapeake Operating, Inc., Chesapeake Gas Development Corporation and
     Chesapeake Exploration Limited Partnership, as Subsidiary Guarantors, and
     United States Trust Company of New York, as Trustee. with respect to 7 7/8%
     Senior Notes due 2004. Incorporated herein by reference to Exhibit No. 4.1 to Registrant's registration statement on Form S-4 (No. 333-24995).

4.2 Indenture dated as of March 15, 1997 among the Registrant, as issuer, Chesapeake Operating, Inc., Chesapeake Gas Development Corporation and
     Chesapeake Exploration Limited Partnership, as Subsidiary Guarantors, and
     United States Trust Company of New York, as Trustee, with respect to 8 1/2%
     Senior Notes due 2012. Incorporated herein by reference to Exhibit No. 4.3 to Registrant's registration statement on Form S-4 (No. 333-24995).

4.3 Indenture dated as of May 15, 1995 among Chesapeake Energy Corporation, its subsidiaries signatory thereto as Subsidiary Guarantors and United
     States Trust Company of New York, as Trustee. Incorporated herein by reference to Exhibit 4.3 to Registrant's registration statement on Form S-4
     (No. 33-93718).

4.4 Indenture dated April 1, 1996 among Chesapeake Energy Corporation, its subsidiaries signatory thereto as Subsidiary Guarantors and United States
     Trust Company of New York, as Trustee. Incorporated herein by reference to
     Exhibit 4.6 to Registrant's registration statement on Form S-3 (No.
     333-1588).

4.5  Stock Registration Agreement dated May 21, 1992 between Chesapeake
     Energy Corporation and various lenders, as amended by First Amendment thereto dated May 26, 1992. Incorporated herein by reference to Exhibits
     10.26.1 and 10.26.2 to Registrant's registration statement on Form S-1 (No.
     33-55600).

4.6  Form of Agreement and Limited Irrevocable Proxy between Chesapeake Energy
     Corporation and certain shareholders of Hugoton Energy Corporation
     (incorporated herein by reference to Annex A to Annex A, the Agreement and Plan of Merger, hereto).

4.7  Form of Agreement and Limited Irrevocable Proxy between Hugoton Energy
     Corporation and certain shareholders of Chesapeake Energy Corporation
     (incorporated herein by reference to Annex B to Annex A, the Agreement and Plan of Merger, hereto).

4.8  Form of Registration Rights Agreement between Chesapeake Energy
     Corporation and certain shareholders of Hugoton Energy Corporation
     (incorporated herein by reference to Exhibit A to Amendment No. 1 to Agreement and Plan of Merger included in Annex A hereto).

5.1 Opinion of Andrews & Kurth L.L.P. regarding the legality of the securities being registered.

8.1  Opinion of Andrews & Kurth L.L.P. regarding tax matters.

8.2  Opinion of Vinson & Elkins L.L.P. regarding tax matters.

23.1 Consent of Andrews & Kurth L.L.P. (included in the opinions filed as
     Exhibits 5.1 and 8.1 to this Registration Statement).

23.2 Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit
     8.2 to this Registration Statement).

23.3 Consent of Coopers & Lybrand L.L.P. (Chesapeake).

23.4 Consent of Price Waterhouse, LLP (Chesapeake).

23.5 Consent of Ernst & Young LLP (Hugoton).

23.6 Consent of Williamson Petroleum Consultants, Inc. (Chesapeake).

23.7 Consent of Ryder Scott Company (Hugoton).

24.1 Powers of Attorney (included in the signature pages of this Registration statement).

99.1 Form of Chesapeake Proxy.

99.2 Form of Hugoton Proxy.

99.3 Consent of Petrie Parkman & Co.

99.4 Consent of Bear, Stearns & Co. Inc. (included in, and incorporated herein by reference to, Annex C to the Joint Proxy Statement/Prospectus)
